UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 240.14a-12

Hytek Microsystems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common Stock, no par value, of Hytek Microsystems, Inc.

2)	Aggregate number of securities to which transaction applies:

3,256,008 shares of Hytek Microsystems Common Stock (representing the number of shares of Hytek Microsystems Common Stock outstanding as of February 14, 2005).

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $807 was calculated pursuant to Exchange Act Rule 0-11 and is equal to $117.70 per million of the aggregate merger consideration of $6,850,000.

4)	Proposed maximum aggregate value of transaction:

$6,850,000

5)	Total fee paid:

$807

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Preliminary Proxy Material March 2, 2005

2005 ANNUAL MEETING OF SHAREHOLDERS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Shareholder of Hytek Microsystems:

Hytek Microsystems, Inc. has entered into a merger agreement with Natel Engineering Company, Inc. pursuant to which Natel has agreed to acquire Hytek for $2.00 per share, payable in cash without interest, for each share of Hytek common stock that you own. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.

At the 2005 annual meeting of shareholders, you will be asked to approve the terms of the merger contained in the merger agreement, among other matters. If our shareholders approve the terms of the merger and the merger is subsequently completed, Hytek will become a wholly owned subsidiary of Natel.

The approval of Hytek’s shareholders holding a majority of the outstanding shares of Hytek common stock as of the close of business on the record date is required under California law for Hytek and Natel to complete the proposed merger. In addition, one of the conditions to closing is that there be no more than 10% of the outstanding shares that are “dissenting shares” under California law. Each of Hytek’s directors, executive officers and a non-executive officer employee who own in the aggregate approximately •% of Hytek’s outstanding shares have agreed to vote in favor of the approval of the merger.

Hytek’s board of directors has unanimously approved the merger agreement and the merger and determined that the merger is in the best interests of the shareholders. The Board unanimously recommends that Hytek’s shareholders vote “FOR” the approval of the merger.

The date, time and place of the annual meeting to consider and vote upon a proposal to approve the merger, among other matters, is as follows:

•	, 2005
•	, local time

Airport Plaza Hotel

1981 Terminal Way,

Reno, Nevada

Tel: (775) 348-6370

The proxy statement attached to this letter provides you with information about the annual meeting of shareholders and the proposed merger. Hytek encourages you to read the entire proxy statement carefully.

Your vote is very important. Whether or not you plan to attend the annual meeting, if you are a holder of Hytek common stock, please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to Hytek or by voting by phone, fax or the Internet, if available.

John F. Cole
Chief Executive Officer and President
Hytek Microsystems, Inc.

The proxy statement is dated •, 2005, and is first being mailed to Hytek’s shareholders on or about •, 2005.

Preliminary Proxy Material March 2, 2005

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON •, 2005

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hytek Microsystems, Inc. (“Hytek”), a California corporation, will be held on •, 2005 at •, local time, at the Airport Plaza Hotel, 1981 Terminal Way, Reno, Nevada (telephone number (775) 348-6370), for the following purposes:

1.	To consider and vote upon a proposal to approve the terms of the merger contained in the Agreement and Plan of Merger dated as of February 11, 2005, among Natel Engineering Company, Inc., a California corporation, Natel Merger Sub, a California corporation and a wholly owned subsidiary of Natel, and Hytek.

2.	To elect seven (7) directors to serve for the ensuing year and until their successors are elected.

3.	To ratify the appointment of Mark Bailey & Company Ltd. as independent auditors of Hytek for the fiscal year ending December 31, 2005.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Hytek’s board of directors has fixed •, 2005 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. Only holders of record of shares of Hytek common stock at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting. At the close of business on the record date, Hytek had outstanding and entitled to vote • shares of common stock. Holders of Hytek common stock are entitled to dissenters’ rights under the California Corporations Code in connection with the merger if they meet certain conditions. See “Dissenters’ Rights” on page •.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Hytek common stock as of the close of business on the record date is required to approve the merger.

Even if you plan to attend the annual meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the annual meeting if you are unable to attend.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval of the merger, in favor of Hytek’s seven nominees for director, in favor of ratification of Mark Bailey & Company Ltd. as independent auditors, and as the proxy holders may determine on any other matters properly brought before the meeting for a vote. If you fail to return your proxy card and do not vote in person at the annual meeting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the annual meeting of shareholders and will effectively be counted as a vote against approval of the merger for purposes of the required approval by the affirmative vote of the holders of a majority of the outstanding shares of Hytek common stock as of the close of business on the record date. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

Philip S. Bushnell
Chief Financial Officer

Carson City, Nevada

•, 2005

-i-

ANNEX A	AGREEMENT AND PLAN OF MERGER
ANNEX B	FORM OF VOTING AGREEMENT
ANNEX C	OPINION OF DOUGLAS, CURTIS & ALLYN LLC
ANNEX D	SECTIONS 1300-1312 OF THE OF THE CALIFORNIA CORPORATIONS CODE—DISSENTERS’ RIGHTS

-ii-

Preliminary Proxy Material

March 2, 2005

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will Hytek’s shareholders receive in the merger?

A:	As a result of the merger, Hytek’s shareholders (other than shareholders who have perfected their dissenters’ rights) are expected to receive $2.00 in cash, without interest, for each share of Hytek common stock they own. For example, if you own 1,000 shares of Hytek common stock, you will receive $2,000.00 in cash in exchange for your Hytek shares.

The per share consideration of $2.00 is based on 3,256,008 shares of Hytek common stock outstanding and a “spread” on outstanding options (assuming a $2.00 per share value) of less than or equal to $337,033.14. The merger agreement provides that the aggregate merger consideration payable to shareholders and optionholders will not exceed $6,850,000, and in the event the number of issued and outstanding shares of common stock and the number of, and exercise price for, issued and outstanding options is different than the number Hytek calculated, prior to payment of the merger consideration, the $2.00 per share price would be lowered to the highest amount that would result in the merger consideration not exceeding $6,850,000.

Q:	What do I need to do now?

A:	Hytek urges you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your Hytek shares can be voted at the 2005 annual meeting of shareholders (the “annual meeting”).

Q:	How do Hytek’s board of directors recommend I vote?

A:	At a meeting held on February 11, 2005, the board of directors unanimously approved the merger agreement and the merger and determined that the merger is in the best interests of the shareholders. The board of directors unanimously recommends that Hytek’s shareholders approve the terms of the merger contained in the merger agreement.

Q:	What happens if I do not return a proxy card?

A:	If you fail to return your proxy card and do not vote in person at the annual meeting (or by Internet or phone as discussed below), the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the annual meeting, and will effectively be counted as a vote against approval of the merger for purposes of the required approval by the affirmative vote of the holders of a majority of the outstanding shares of Hytek common stock as of the close of business on the record date.

Q:	May I vote in person?

A:	Yes. If your Hytek shares are not held through a broker or bank, you may attend the annual meeting and vote your shares in person, rather than signing and returning your proxy card. If your shares are held through a broker or bank in “street name,” you must obtain a proxy from your broker or bank in order to attend and vote in person at the annual meeting.

Q:	May I vote via the Internet or telephone?

A:	Yes. If your shares are held through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank or via the Internet or by telephone through your broker or bank, if such a service is provided by your broker or bank. To vote via the Internet or telephone, you should follow the instructions on the voting form provided by your broker or bank. Votes submitted via the Internet or by telephone must be received by • a.m. (PST) on • , 2005. If your Hytek shares are registered in your name, you may only vote by returning a signed proxy card or voting in person at the annual meeting, and you will not be able to vote via the Internet or telephone.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise voted?

A:	Yes. You may change your vote at any time before your proxy card is voted or your vote via the Internet or telephone is counted at the annual meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of Hytek stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. If you voted via the Internet or telephone, you can submit a revised vote through the Internet or telephone prior to the close of the Internet or telephone voting facility. Third, you can attend the meeting and vote in person. Your attendance at the annual meeting alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Yes, but only if your broker receives instructions from you. Otherwise, your broker will not be able to vote your shares on the proposal to approve the merger; the broker will only be able to vote on the election of directors and the ratification of accountants. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted on the merger, which will have the effect of a vote against the merger.

Q:	Should I send in my Hytek stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging each share of Hytek common stock for the merger consideration of $2.00 in cash, without interest.

Q:	When do you expect the merger to be completed?

A:	Hytek is working toward completing the merger as quickly as possible. In addition to obtaining shareholder approval, Hytek must satisfy all other closing conditions. Hytek expects the closing of the merger to occur promptly after receipt of shareholder approval, except that Natel may defer the closing until the second business day after shareholders can no longer exercise dissenters’ rights, if more than 25% of the outstanding shares of Hytek common stock vote against the merger or do not vote (whether as abstentions, broker non-votes or otherwise).

Q:	Am I entitled to dissenters’ rights?

A:	Yes. You are entitled to dissenters’ rights under the California Corporations Code in connection with the merger if you meet certain conditions.

Q:	Will I be taxed on the merger consideration?

A:	Yes. Shareholders will generally recognize capital gain or capital loss equal to the difference between the cash received pursuant to the merger and their adjusted tax basis in their shares of Hytek common stock.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Hytek Microsystems, Inc.	MacKenzie Partners, Inc.
Attn: Secretary	105 Madism Avenue
400 Hot Springs Road	New York City, NY 10016
Carson City, NV 89706	1-800-322-2885
Telephone: (775) 883-0820
Email: philip.bushnell@hytek.com

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger and related transactions fully and for a more complete description of the legal terms of the merger and related transactions, you should read carefully this entire proxy statement and the documents we refer to herein. See “Where You Can Find More Information.” The merger agreement is attached as Annex A to this proxy statement. Hytek encourages you to read the merger agreement as it is the legal document that governs the merger. Hytek has included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

Forward-Looking Information

This proxy statement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are based on Hytek’s current expectations, assumptions, estimates and projections about Hytek and its industry. The forward-looking statements are subject to various risks and uncertainties. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should,” and similar expressions. Those statements include, among other things, the risk that the merger may not be completed in a timely manner, if at all, risks regarding employee retention and other risks detailed in Hytek’s current filings with the Securities and Exchange Commission (“SEC”), including Hytek’s most recent filing on Form 10-KSB, which discuss these and other important risk factors concerning Hytek’s operations. Hytek cautions you that reliance on any forward-looking statement involves risks and uncertainties, and that although Hytek believes that the assumptions on which its forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that Hytek will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. Hytek does not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

The Companies (Page 17)

Hytek Microsystems, Inc.

400 Hot Springs Road

Carson City, NV 89706

Telephone: (775) 883-0820

Hytek was incorporated under the laws of California on January 4, 1974. Hytek’s expertise lies in advanced micro-electronic packaging. Hytek designs, manufactures, markets and sells custom and standard high reliability micro-electronic circuits (hybrids or microcircuits). In addition to custom micro-electronic circuits, Hytek also manufactures delay lines, thermo-electric cooler controllers and laser diode driver standard products. See “The Companies—Hytek Microsystems, Inc.”

NATEL Engineering Company, Inc.

9340 Owensmouth Avenue

Chatsworth, CA 91311-6915

Telephone: (818) 734-6500

Natel Engineering Co., Inc., founded in 1975, is a privately-held, independent manufacturer of a wide variety of microelectronic products, providing mid-to-high volume production to defense, aerospace, fiber optics/optoelectronics, medical, space, RF microwave and telecommunication industries. Natel holds and maintains industry specific certifications ISO 9001:2000 and MIL-PRF-38534 (DSCC) Class H and K.

Natel Merger Sub, Inc.

9340 Owensmouth Avenue

Chatsworth, CA 91311-6915

Telephone: (818) 734-6500

Natel Merger Sub, Inc. (“merger sub”) is a California corporation and a wholly owned subsidiary of Natel. Merger sub was organized solely for the purpose of entering into the merger agreement with Hytek and completing the merger and has not conducted any business operations. See “The Companies—Natel Merger Sub.”

Merger Consideration (Page 29)

If the merger is completed, each share of Hytek common stock outstanding immediately prior to the merger (other than shares held by shareholders who have perfected their dissenters’ rights) will be converted into the right to receive $2.00 per share in cash, without interest.

The per share consideration of $2.00 is based on 3,256,008 shares of Hytek common stock outstanding and a “spread” on outstanding options (assuming a $2.00 per share value) of less than or equal to $337,033.14. The merger agreement provides that the aggregate merger consideration payable to shareholders and optionholders will not exceed $6,850,000, and in the event the number of issued and outstanding shares of common stock and the number of, and exercise price for, issued and outstanding options is different than the number Hytek calculated, prior to payment of the merger consideration, the $2.00 per share price would be lowered to the highest amount that would result in the merger consideration not exceeding $6,850,000.

After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a Hytek shareholder. Hytek’s shareholders will receive the merger consideration after exchanging their Hytek stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to them shortly after completion of the merger.

See “The Merger—Merger Consideration.”

Treatment of Outstanding Stock Options (Page 30)

Natel will not assume any options to purchase Hytek common stock. Each outstanding option to purchase Hytek common stock held by a person, including our directors, whether or not vested will be cancelled immediately prior to the consummation of the merger and be converted into the right to receive an amount of cash with respect to each share subject thereto equal to the excess, if any, of $2.00 over the per share exercise price of such option less any applicable withholding or other taxes required by applicable law to be withheld (subject to potential adjustment as described above). See “The Merger—Effect on Hytek’s Outstanding Stock Options.”

Market Price and Dividend Data (Page 10)

Hytek common stock is listed on the Over-the-Counter (“OTC”) Bulletin Board under the symbol “HTEK.OB”. On February 11, 2005, the last full trading day prior to the public announcement of the proposed merger, the last sales price of Hytek common stock was $0.86. On •, 2005, the last full trading day prior to the date of this proxy statement, the last sales price of Hytek common stock was $•. See “Market Price and Dividend Data.”

Material United States Federal Income Tax Consequences of the Merger (Page 30)

The exchange of shares of Hytek common stock for the cash merger consideration will be a taxable transaction to Hytek’s shareholders for United States federal income tax purposes. See “The Merger—Material United States Federal Income Tax Consequences of the Merger.”

Because individual circumstances may differ, we urge you to consult your tax advisor with respect to the tax consequences of the merger to you.

Reasons for the Merger (Page 21)

Hytek’s board of directors unanimously approved the merger based on a number of positive factors, including the following:

•	the value of consideration to be received by our shareholders pursuant to the merger agreement, as well as the fact that shareholders will receive the consideration in cash, which provides certainty of value to our shareholders compared to a transaction in which they would receive stock or other non-cash consideration;

•	the fact that the $2.00 per share to be paid as the consideration in the merger represents a premium of approximately 115% over the thirty (30) trading-day trailing average of $0.93 per share and a premium of approximately 133% over the $0.86 closing sale price for Hytek common stock on the OTC Bulletin Board on February 11, 2005, the last trading day prior to the public announcement of the execution of the merger agreement;

•	the business and financial prospects, if Hytek were to remain an independent company in light of a going concern opinion from its independent public auditors and the uncertain current economic and industry environment; and

•	the written opinion of Douglas, Curtis & Allyn LLC (“DCA”) addressed to Hytek’s board of directors, a copy of which is attached to this proxy statement as Annex C, which you should read carefully in its entirety, that as of February 8, 2005, the merger consideration of $2.00 in cash per share to be received by our shareholders pursuant to the merger was fair to our shareholders from a financial point of view, and the financial presentation of DCA (including the assumptions and methodologies underlying the analyses in connection therewith) presented to Hytek’s board of directors in connection with its opinion.

In the course of its deliberations, the board of directors also considered, among other things, the following negative factors:

•	risks and contingencies related to the announcement and pendency of the merger, including the likely impact of the merger on Hytek’s employees, customers and suppliers;

•	the risks and costs to Hytek if the merger does not close, including the effects on sales and stock price, diversion of management and employee attention, employee attrition and the effect on business relationships;

•	the conditions to Natel’s obligation to complete the merger, including dissenters’ rights and certain litigation;

See “The Merger—Reasons for the Merger and Recommendation of the Board of Directors.”

Recommendation to Shareholders (Page 21)

Hytek’s board of directors unanimously:

•	approved and deemed advisable the merger, the merger agreement and the transactions contemplated by the merger agreement;

•	determined the merger, the merger agreement and the transactions contemplated by the merger agreement to be in the best interests of, Hytek’s shareholders on the terms and conditions set forth in the merger agreement; and

•	recommended that Hytek’s shareholders approve the terms of the merger contained in the merger agreement.

See “The Merger—Reasons for the Merger and Recommendation of the Board of Directors.”

Opinion of Douglas, Curtis & Allyn LLC (Page 23)

Douglas, Curtis & Allyn LLC delivered its opinion to the board of directors that, as of February 8, 2005 and based upon and subject to the assumptions made, matters considered and limits on the review undertaken by DCA in connection with the opinion, the merger consideration of $2.00 per share in cash to be received by Hytek’s shareholders was fair, from a financial point of view, to Hytek’s shareholders.

The full text of DCA’s written opinion dated February 8, 2005, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by DCA in connection with the opinion, is attached as Annex C to this proxy statement. You are urged to read the DCA opinion in its entirety. DCA provided its opinion to inform and assist the board in connection with its review of the consideration to be received pursuant to the merger agreement. The DCA opinion is not a recommendation to you as to how you should vote with respect to the merger agreement.

See “The Merger—Opinion of Douglas, Curtis & Allyn LLC.”

The 2005 Annual Meeting of Hytek’s Shareholders (Page 11)

Time, Date and Place. The 2005 annual meeting of Hytek shareholders will be held on •, •, 2005 at •, local time, at the Airport Plaza Hotel, 1981 Terminal Way, Reno, Nevada (telephone number (775) 348-6370), to consider and vote upon proposals to approve the terms of the merger, elect seven (7) directors and ratify the appointment of Mark Bailey & Company Ltd. as Hytek’s independent registered public accounting firm. If the merger is approved, the outcome of the proposals to elect a director and ratify the appointment of Mark Bailey & Company Ltd. will remain effective only until the completion of the merger.

Record Date and Voting Power. You are entitled to vote at the annual meeting if you owned shares of Hytek common stock at the close of business on •, 2005, the record date for the annual meeting. You will have one vote at the annual meeting for each share of Hytek common stock you owned at the close of business on the record date (except as otherwise described below under “The Annual Meeting – Votes Required”). There are • shares of Hytek common stock entitled to be voted at the annual meeting.

Required Vote. Under California law, the approval of the merger requires the affirmative vote of the shareholders holding a majority of the shares of Hytek common stock outstanding as of the close of business on the record date. Each of Hytek’s directors, executive officers and a non-executive officer employee of Hytek who own in the aggregate approximately •% of Hytek’s outstanding shares on the record date have entered into voting agreements with Natel, pursuant to which each of them has agreed to vote their shares in favor of the merger.

The seven (7) director nominees receiving the highest number of votes will be elected to the board of directors. The ratification of the appointment of Mark Bailey & Company Ltd. as Hytek’s independent registered accounting firm requires the affirmative vote of a majority of the votes cast by shares of Hytek common stock at the annual meeting. The outcome of these two proposals will not affect the vote on the proposal to approve the merger.

Share Ownership of Directors and Management. Hytek’s directors and executive officers and their affiliates own approximately •% of the shares entitled to vote at the annual meeting.

See “The Annual Meeting.”

Interests of Hytek’s Directors and Management in the Merger (Page 28)

When considering the recommendation by Hytek’s board of directors, you should be aware that a number of Hytek’s officers and directors have interests in the merger that are different from yours, including, among others:

•	existing indemnification rights and exculpation of liabilities as provided in Hytek’s bylaws and indemnification agreements for Hytek’s directors, officers and certain employees will be continued if the merger is completed;

•	Natel has agreed to maintain directors’ and officers’ liability insurance for persons who are covered by Hytek’s directors’ and officers’ liability insurance as of the date of the merger agreement for six years after the effective time of the merger; and

•	certain members of management have entered into severance agreements with Hytek that give them certain benefits upon termination if the merger is consummated.

Upon consummation of the merger, all employees of Hytek will become employees of Hytek, which will become a wholly owned subsidiary of Natel. In addition, certain of our officers may enter into employment agreements with Natel.

See “The Merger—Interests of Hytek’s Directors and Management in the Merger.”

Conditions to the Completion of the Merger (Page 32)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of various conditions, which include the following:

Natel and Hytek are obligated to effect the merger only if the following conditions are satisfied or waived:

•	the holders of a majority of the outstanding shares of our common stock must have voted in favor of approving the terms of the merger; and

•	no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the merger shall be in effect.

Natel and merger sub will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•

each of the representations and warranties of Hytek shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or material adverse effect) as of the closing, except for such inaccuracies that do not, individually or in the aggregate, constitute a material adverse effect, except that certain representations and warranties relating to organization, standing and corporate power, capital structure, authority, financial statements and accounts receivable shall be accurate in all material respects;

•	Hytek must have performed any covenants or obligations required to be performed by it under the merger agreement at or prior to the closing of the merger in all material respects;

•	Hytek must have obtained and delivered certain consents, approvals, orders, authorizations, registrations, declarations, filings and notices, to be made or obtained by Hytek in connection with the execution and delivery of the merger agreement;

•	Hytek shall have not suffered a material adverse effect that in certain cases is continuing;

•	the aggregate number of dissenting shares, if any, shall be no more than 10% of the total issued and outstanding shares of Hytek’s common stock as of immediately prior to the effective time of the merger; or

•	there must not be pending or threatened certain suits, actions or proceedings by any governmental entity or by any other person,

•	challenging the acquisition by Natel and the merger sub, seeking to restrain or prohibit the consummation of the merger, or seeking to place limitations on the ownership of Hytek common stock (or shares of common stock of the surviving corporation) by Natel or the merger sub, or seeking to obtain from Hytek, Natel or the merger sub any damages that are material in relation to Hytek;

•	seeking to prohibit or materially limit the ownership or operation by Hytek or Natel of any portion of any business or of any assets of Hytek, Natel or any of its affiliates, or to compel Hytek, Natel or any of its affiliates to divest or hold separate any portion of any business or of any assets of Hytek, Natel or any of its affiliates, as a result of the merger; or

•	seeking to prohibit Natel from effectively controlling in any material respect the business or operations of Hytek.

Hytek will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	the representations and warranties of Natel and merger sub contained in the merger agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality) as of the closing of the merger, except for such inaccuracies that do not, individually or in the aggregate, constitute a material adverse effect, except that certain representations and warranties relating to organization, standing and corporate power, authority and approvals shall be accurate in all material respects; or

•	Natel and merger sub shall have performed any covenants or obligations required to be performed by them under this Agreement at or prior to the closing of the merger in all material respects.

See “The Merger Agreement—Conditions to Completion of the Merger.”

Limitation on Considering Other Acquisition Proposals (Page 34)

Hytek has agreed that it will not solicit or encourage the initiation of inquiries regarding any acquisition proposals by third parties, or take other actions with respect to such proposals that are prohibited by the merger agreement. Hytek may respond to unsolicited acquisition proposals under the circumstances set forth in the merger agreement.

See “The Merger Agreement—No Solicitation.”

Termination of the Merger Agreement (Page 36)

Each of Natel and Hytek have certain rights to terminate the merger agreement under the circumstances set forth in the merger agreement, including:

•	by mutual written consent of Natel and Hytek;

•	by either Natel or Hytek if;

•	the merger shall not have been consummated by July 11, 2005; provided that the right to terminate the merger agreement will not be available to a party whose action or failure to act was a principal cause of the merger failing to be completed by July 11, 2005;

•	there shall be any law, rule or regulation that makes consummation of the merger illegal or otherwise prohibited or any ruling, judgment, injunction, order or decree of any governmental entity having competent jurisdiction enjoining Hytek or the merger sub from consummating the merger is entered and the ruling, judgment, injunction, order or decree shall have become final and nonappealable; or

•	at Hytek’s annual meeting or upon any adjournment at which the merger agreement has been voted upon, shareholder approval shall not have been obtained;

•	by Natel, if:

•	a breach or failure to perform any representation, warranty, covenant or agreement on the part of Hytek set forth in the merger agreement shall have occurred that would cause certain Hytek closing conditions relating to representations, warranties, covenants and obligations to not be satisfied, and such condition shall either be incapable of being satisfied by July 11, 2005 or shall not have been cured within fifteen (15) business days after notice from the party wishing to terminate; or

•	Hytek shall materially and willfully breached any of its obligations in connection with the requirement to seek shareholder approval or the non solicitation provisions of the merger agreement;

•	Hytek’s board of directors shall:

•	amend, withdraw, modify, change, condition or qualify Hytek’s recommendation to the shareholders in a manner adverse to Natel or the merger sub;

•	approve or recommend to the shareholders of Hytek an acquisition proposal;

•	approve or recommend that the shareholders of Hytek tender their common stock of Hytek in any tender or exchange offer or Hytek shall not have sent to its shareholders within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that Hytek recommends rejection of such tender or exchange offer;

•	fail to include Hytek’s recommendation to vote in favor of the merger as part of the proxy;

•	within ten (10) business days after the commencement of a tender offer or exchange offer for securities of Hytek, fail to publicly recommend against acceptance of such tender offer or exchange offer;

•	take any positive position with regard to an Acquisition Proposal pursuant to Rules 14d-9 and 14e-2 under the Exchange Act; or

•	approve a resolution or agree to do any of the foregoing;

•	by Natel, in the event Hytek shall have suffered a material adverse effect that:

•	individually or in the aggregate, results in, (1) if the closing of the merger occurs on or before April 30, 2005, a 15% or greater decrease in the net worth/shareholders’ equity of Hytek as measured since January 1, 2005, or (2) if the closing of the merger occurs on or after May 1, 2005, a 20% or greater decrease in the net worth/shareholders’ equity of Hytek as measured since January 1, 2005; or

•	the cancellation of purchase orders having a dollar value, individually or in the aggregate, equal to 10% or more of Hytek’s backlog at the close of business on January 29, 2005;

•	by Hytek, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Natel or the merger sub set forth in the merger agreement shall have occurred, which would cause any of the Natel’s closing conditions relating to representations, warranties or obligations not be satisfied, and such condition shall either be incapable of being satisfied by July 11, 2005 or shall not have been cured within fifteen (15) business days after notice from the party wishing to terminate;

•	by Hytek, if prior to obtaining shareholder approval, Hytek receives a superior proposal and:

•	the superior proposal has been made, has not been withdrawn, continues to be a superior proposal and Hytek has entered into or intends to enter into a definitive agreement for such superior proposal;

•	Hytek has fully complied with non-solicitation provision of the merger agreement in connection with such superior proposal; and

•	Hytek has paid, and Natel has received, the termination fee of $275,000; or

•	by Natel, in the event of material pending or threatened suits, actions or proceedings by any governmental entity or by any other person,

•	challenging the acquisition by Natel and the merger sub, seeking to restrain or prohibit the consummation of the merger, or seeking to place limitations on the ownership of Hytek common stock (or shares of common stock of the surviving corporation) by Natel or the merger sub, or seeking to obtain from Hytek, Natel or the merger sub any damages that are material in relation to Hytek;

•	seeking to prohibit or materially limit the ownership or operation by Hytek or Natel of any portion of any business or of any assets of Hytek, Natel or any of its affiliates, or to compel Hytek, Natel or any of its affiliates to divest or hold separate any portion of any business or of any assets of Hytek, Natel or any of its affiliates, as a result of the merger; or

•	seeking to prohibit Natel from effectively controlling in any material respect the business or operations of Hytek.

See “The Merger Agreement—Termination.”

Expenses and Termination Fees (Page 38)

The merger agreement provides that, regardless of whether the merger is completed, all expenses incurred by the parties will be borne by the party incurring such expenses. Hytek has agreed to pay a termination fee of $275,000 if the merger agreement is terminated under the circumstances set forth in the merger agreement.

See “The Merger Agreement—Expenses” and “The Merger Agreement—Termination Fee.”

Accounting Treatment (Page 29)

The merger will be accounted for as a “purchase transaction” for financial accounting purposes. See “The Merger—Accounting Treatment.”

Regulatory Matters (Page 29)

Hytek does not require any regulatory approvals to complete the merger. See “The Merger—Regulatory Matters.”

Dissenters’ Rights (Page 15)

Hytek shareholders have the right under California law to exercise dissenters’ rights and to receive payment in cash for the fair value of their shares of Hytek common stock determined in accordance with California law. The fair value of shares of Hytek common stock as determined in accordance with California law may be more or less than the merger consideration to be paid to non-dissenting shareholders in the merger. To preserve their rights, shareholders who wish to exercise dissenters’ rights must not vote in favor of the merger and must precisely follow specific procedures, or their dissenters’ rights may be lost. These procedures are described in this proxy statement, and the provisions of California law that grant dissenters’ rights and govern such procedures are attached as Annex D. You are encouraged to read these provisions carefully and in their entirety. See “The Annual Meeting—Dissenters’ Rights.”

MARKET PRICE AND DIVIDEND DATA

Effective as of the opening of business on June 25, 2003, our common stock was de-listed from the Nasdaq SmallCap Market. Our common stock is now quoted on the OTC Bulletin Board under the symbol “HTEK.OB”. Prior to this, our common stock traded on the Nasdaq SmallCap Market under the symbol “HTEK”. The following sets forth the high and low bid prices for each quarter during the last two fiscal years:

	Common Stock
	Low	High

Fiscal Year Ending December 31, 2005:
First Quarter (through March 1, 2005)	$0.75	$1.89

Fiscal Year Ended January 1, 2005:
Fourth Quarter	$0.75	$1.29
Third Quarter	$0.88	$1.30
Second Quarter	$0.90	$1.19
First Quarter	$0.92	$1.25

Fiscal Year Ended January 3, 2004
Fourth Quarter	$0.86	$1.40
Third Quarter	$0.56	$1.25
Second Quarter	$0.61	$1.07
First Quarter	$0.59	$1.04

The following table sets forth the closing per share sales price of Hytek common stock, as reported on the OTC Bulletin Board on February 11, 2005, the last full trading day before the public announcement of the proposed merger, and on •, •, 2005, the last full day of trading prior to the date of this proxy statement:

	Common Stock Closing Price
February 11, 2005		$0.86
__•, •, 2005	$	•

Hytek has never declared or paid cash dividends on its common stock. Hytek’s current policy is to retain earnings for use in Hytek’s business. Following the merger, there will be no further market for Hytek common stock.

THE ANNUAL MEETING

Hytek is furnishing this proxy statement to its shareholders as part of the solicitation of proxies by Hytek’s board of directors for use at the annual meeting.

Date, Time and Place

Hytek will hold its annual meeting on •, •, 2005 at •, local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying notice of annual meeting of shareholders. The annual meeting will be held at the Airport Plaza Hotel, 1981 Terminal Way, Reno, Nevada.

Hytek’s principal executive offices are located at 400 Hot Springs Road, Carson City, Nevada 89706. Hytek’s telephone number at that address is (775) 883-0820.

These proxy solicitation materials and Hytek’s 2004 Annual Report to Shareholders (consisting of a letter from the President and Hytek’s Annual Report on Form 10-KSB for the fiscal year ended January 3, 2004, without exhibits) were mailed on or about •, 2005 to all shareholders entitled to vote at the meeting.

Purpose of Annual Meeting

At the annual meeting, Hytek’s board of directors will be asking you to approve the terms of the merger contained in the merger agreement, elect seven (7) directors and ratify the appointment of Hytek’s independent registered public accounting firm for fiscal 2005. Hytek’s board of directors recommends that you vote “FOR” each of the foregoing proposals. The outcome of the election of directors and ratification of Hytek’s independent registered public accounting firm will remain effective only until the completion of the merger.

Record Date; Outstanding Shares

Shareholders of record at the close of business on •, 2005 (the “Record Date”) are entitled to notice of and to vote at the meeting. At the Record Date, • shares of Hytek’s Common Stock, no par value, were issued and outstanding. The closing price reported by the OTC Bulletin Board Service for the Record Date was $ • per share.

Quorums; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at the annual meeting is a majority of the shares of common stock issued and outstanding on the Record Date. Shares that are voted “For”, “Against” or “Withheld From” a matter are treated as being present at the meeting for the purposes of establishing a quorum and are also treated as shares “represented and voting” at the annual meeting with respect to such matter (the “Votes Cast”).

Hytek believes that abstentions should be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but should not be counted as Votes Cast with respect to a proposal as to which the shareholder has expressly abstained from voting.

Similarly, broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but will not be counted for the purpose of determining the number of Votes Cast with respect to the proposal on which the broker has expressly not voted. Thus, abstentions and broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast (such as ratification of accountants). However, with respect to matters requiring a majority of the outstanding shares, such as approval of the merger, abstentions and broker non-votes will have the same effect as a vote against the merger.

Votes Required

The approval of the merger requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the Record Date. If a shareholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the approval of the merger.

Every shareholder voting in the election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected (7) multiplied by the number of votes to which the shareholder’s shares are entitled, or distribute such shareholder’s votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than the number of directors to be elected. However, no shareholder shall be entitled to cumulate votes for a candidate unless such candidate’s name has been properly placed in nomination prior to the voting and in accordance with the procedures set forth in the bylaws, which are described below. Furthermore, no shareholder shall be entitled to cumulate votes unless the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate the shareholder’s votes.

The ratification of the appointment of Mark Bailey & Company Ltd. as Hytek’s independent registered accounting firm requires the affirmative vote of a majority of the Votes Cast.

Voting by Hytek’s Directors, Executive Officers and Certain Shareholders

At the close of business on the Record Date, Hytek’s directors and executive officers and their affiliates owned and were entitled to vote • shares of Hytek common stock, which represented approximately •% of the shares of Hytek common stock outstanding at the close of business on that date.

Hytek’s officers and directors, in their capacity as shareholders, have agreed, subject to the terms and conditions of a voting agreement with Natel, to vote their shares of Hytek common stock in favor of the merger. As of the Record Date, these shareholders held approximately • shares of Hytek common stock representing approximately •% of the outstanding shares of Hytek common stock as of the Record Date. These voting agreements do not assure that the required vote will be obtained.

Voting of Proxies

All shares represented by properly executed proxies received in time for the annual meeting will be voted at the annual meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval of the merger, “FOR” all of Hytek’s nominees for director and “FOR” ratification of accountants.

Shares of our common stock represented at the annual meeting but not voting, including shares of our common stock for which proxies have been received but with respect to which shareholders have abstained, will be treated as present at the annual meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the approval of the merger, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a holder of our common stock abstains from voting or does not execute a proxy, it will effectively count as a vote against the approval of the merger. Brokers who hold shares of our common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will effectively count as votes against the approval of the merger.

The persons named as proxies by a shareholder may in their discretion propose and vote for one or more adjournments of the annual meeting, including adjournments to permit further solicitations of proxies.

Revocability of Proxies

You may change your vote at any time before your proxy card is voted or your vote via the Internet or telephone is counted at the annual meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of Hytek stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. If you voted via the Internet or telephone, you can submit a revised vote through the Internet or telephone prior to the close of the Internet or telephone voting facility. Third, you can attend the meeting and vote in person. Your attendance at the annual meeting alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Solicitation of Proxies

The cost of soliciting proxies will be borne by Hytek. Hytek has retained the services of MacKenzie Partners, Inc. to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. Hytek estimates that it will pay MacKenzie Partners a fee of $4,500 for its services and will reimburse it for certain out-of-pocket expenses estimated to be approximately $20,000. Hytek will, in accordance with applicable regulations, reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of Hytek’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegram or electronic mail.

Nominations for Directors

Under the bylaws of Hytek, nominations for the election of directors may be made by any shareholder entitled to vote in the election of directors, but only if written notice of such shareholder’s intent to make such nominations has been received by Hytek at its principal executive office not less than twenty (20) days nor more than sixty (60) days prior to the meeting at which directors are to be elected; provided, however, that in the event that less than thirty (30) days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder’s notice shall set forth: (a) with respect to each proposed nominee, the name, age, business and residence address, principal occupation or employment, class and number of shares of stock of Hytek owned and any other information that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A of the Exchange Act; and (b) with respect to the shareholder giving the notice, the name, address and class and number of shares of Hytek that are beneficially owned by such shareholder. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

You may also propose director candidates for consideration by the nominating committee of the board of directors. It is our policy that our nominating committee will consider recommendations for candidates to our board of directors from shareholders holding no less than 1% of the total outstanding shares of our common stock and who have held such common stock continuously for at least 12 months prior to the date of the submission of the recommendation. The nominating committee will consider persons recommended by our shareholders in the same manner as a nominee recommended by other board members or management. See “Election of Directors—Policy for Director Recommendations and Nominations” for additional information.

Deadline for Receipt of Shareholder Proposals for 2006 Annual Meeting

Hytek will hold a 2006 annual meeting of shareholders only if the merger is not completed.

Proposals of shareholders that are intended to be presented at next year’s annual meeting of shareholders of Hytek and that the shareholder desires to have included in Hytek’s proxy materials for that meeting must be received at the principal executive offices of Hytek no later than • (120 calendar days prior to the anniversary of the mailing date of this proxy statement) in order to be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

If a shareholder wishes to present a proposal at Hytek’s annual meeting in the year 2006 and the proposal is not intended to be included in Hytek’s proxy statement relating to that meeting, the shareholder must give advance notice to Hytek prior to the deadline computed in accordance with Hytek’s bylaws (the “Bylaw Deadline”) for such meeting, as described below under “Other Matters”. If a shareholder gives notice of such a proposal after the Bylaw Deadline, the shareholder will not be permitted to present the proposal to the shareholders for a vote at the meeting.

SEC rules also establish a deadline for submission of shareholder proposals that are not intended to be included in Hytek’s proxy statement with respect to discretionary voting of proxies (the “Discretionary Vote Deadline”). The Discretionary Vote Deadline for the year 2006 annual meeting is • (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a shareholder gives notice of such a proposal after the Discretionary Vote Deadline, Hytek’s proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at Hytek’s year 2006 annual meeting. Because the Bylaw Deadline is not capable of being determined until Hytek publicly announces the date for its next annual meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at next year’s annual meeting and Hytek believes that its proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

Hytek has not been notified by any shareholder of his or her intent to present a shareholder proposal from the floor at this year’s Annual Meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting, including any shareholder proposals received between the date of this proxy statement and the Bylaw Deadline for this year’s Annual Meeting, which is • .

Shareholder Communications to Directors

Shareholders may communicate directly with our directors by sending a letter addressed to Board of Directors, c/o Secretary, Hytek Microsystems, Inc., 400 Hot Springs Road, Carson City, NV 89706. Our Secretary will monitor these communications and provide appropriate summaries of all received messages to the board of directors at its regularly scheduled meetings. Where the nature of a communication warrants, our Secretary may decide to obtain the more immediate attention of the appropriate committee of the board of directors or a non-management director, or our management or independent advisors, as our Secretary considers appropriate. After reviewing shareholder messages, our Secretary, or the board at its discretion, will determine whether any response is necessary.

Dissenters’ Rights

Attached as Annex B is a copy of Sections 1300-1312 of the California Corporations Code (“CCC”), which describe how any former Hytek shareholder who does not consent to the merger agreement may exercise dissenters’ rights and require Hytek to purchase their shares for cash at a price equal to their fair market value. Sections 1300-1304 of the CCC set forth the circumstances under which shareholders are entitled to require purchase of their shares and the actions that a shareholder desiring to require such purchase must take.

If the merger is approved by the required vote of Hytek’s shareholders and is not abandoned or terminated, then any shareholder entitled to vote on the merger may, if he or she strictly complies with California law, require Hytek to purchase for cash at their fair market value the shares owned by such shareholder. As required by Section 1301 of the CCC, fair market value is to be determined as of February 11, 2005, which was the day before the first announcement of the terms of the proposed merger, excluding any appreciation or depreciation as a consequence of the proposed merger.

Briefly, you must do the following if you desire to exercise any dissenters’ rights you may have under California law:

1. You may not vote any of your shares entitled to vote on the merger in favor of the merger.

2. You must first make a written demand upon Hytek for the purchase of your shares. Your demand must be received by Hytek within thirty (30) days after the date upon which notice of the approval of the merger by Hytek’s shareholders (described below) is mailed to you.

3. The written demand must state the number of shares you wish Hytek to purchase and what you claim the fair market value of such shares was on February 11, 2005 (that statement will constitute an offer to sell the shares at such price).

4. Submit to Hytek, within the same thirty (30) day period, at its principal executive offices located at 400 Hot Springs Road, Carson City, NV 89706 or to U.S. Stock Transfer Corporation, 1745 Gardena Ave., Glendale, CA 91204, the stock certificates representing the shares you demand to be purchased. Hytek or the transfer agent will then stamp or endorse the share certificates with a statement that the shares are dissenting shares or will exchange them for certificates of appropriate denomination so stamped or endorsed.

5. If you and Hytek agree that such shares are dissenting shares and also agree upon their fair market value, you are entitled to receive the agreed fair market value with interest accrued at the legal rate of interest on judgments from the date of such agreement. Payment shall be made to you within thirty (30) days after the date of such agreement, upon surrender of the certificates for the shares.

6. If Hytek denies that the shares are entitled to be purchased or if you and Hytek fail to agree upon their fair market value, then you must, within six (6) months from the date the notice was mailed, file a complaint in the Superior Court of Santa Clara County of California asking the court to determine whether your shares are dissenting shares or the fair market value of such shares or both, or you will lose your right to require their purchase. In addition, you may intervene in any action pending to determine the status as dissenting shares or the fair market value of any other shares involved in the merger, and any corporation interested in the merger may also bring such an action or file such a complaint. On trial of the action, the court is to determine issues as to the status of shares as dissenting shares and as to their fair market value.

Within ten (10) days after the date of approval of the merger, Hytek will mail to each shareholder who did not vote in favor of the merger a notice of the approval of the merger by Hytek’s shareholders. That notice will be accompanied by a copy of certain sections of the CCC (as required by law), a statement of the price determined by Hytek to represent the fair market value of the dissenting shares and a brief description of the procedure to be followed if the shareholder desires to exercise his or her dissenters’ rights. The statement of price will be an offer by Hytek to purchase at that price any dissenting shares unless those shares lose their status as dissenting shares as provided under California law.

Shareholders should be aware that (1) they cannot withdraw their demand for payment once made unless Hytek consents to that withdrawal and (2) shares may lose their status as dissenting shares (and the shareholders will thus lose their status as dissenting shareholders and their right to require payment for their shares under the dissenters’ rights rules) if: (a) Hytek abandons the merger, or (b) the shares are transferred prior to submission for endorsement as described above, or (c) the shareholder and Hytek do not agree on the status of the shares or the fair market value thereof and neither files a complaint or intervenes in a pending action within the six (6) month period described above, or (d) the shareholder, with the consent of Hytek, withdraws his or her demand for purchase of the shares.

A SHAREHOLDER WHO MAY WISH TO EXERCISE HIS OR HER DISSENTERS’ RIGHTS UNDER CALIFORNIA LAW MUST ADHERE STRICTLY TO THE REQUIREMENTS SET FORTH IN SECTIONS 1300 THROUGH 1312 OF THE CALIFORNIA CORPORATIONS CODE. HYTEK STRONGLY URGES ANY SUCH SHAREHOLDER TO CONSULT WITH HIS OR HER OWN ATTORNEY OR OTHER LEGAL ADVISER TO BE SURE THAT THE SHAREHOLDER COMPLIES WITH THE APPLICABLE LAW AND DOES NOT INADVERTENTLY LOSE HIS OR HER RIGHTS.

Householding Provisions

In an effort to reduce printing costs and postage fees, Hytek has adopted a practice approved by the SEC called “householding.” Under this practice, shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of Hytek’s proxy materials unless one or more of these shareholders notifies Hytek that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another shareholder and received only one set of proxy materials and would like to request a separate copy of these materials and/or future proxy materials, please send your request to: Hytek Microsystems, Inc., 400 Hot Springs Road, Carson City, NV 89706, Attn: Secretary. You may also contact Hytek if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

THE COMPANIES

Hytek

Hytek’s expertise lies in advanced micro-electronic packaging. Hytek designs, manufactures, markets and sells custom and standard high reliability micro-electronic circuits (hybrids or microcircuits). The core micro-electronic circuit technology utilizes thick film and consists of conductive and non-conductive inks that are printed onto a substrate, which is then interconnected with various subminiature electronic components to form a micro-electronic circuit. Hytek also uses other technologies such as Low Temperature Co-fired Ceramic substrates to produce hybrid circuits, as well as FR4 substrate materials in certain applications. In addition to custom micro-electronic circuits, Hytek also manufactures delay lines, thermo-electric cooler controllers and laser diode driver standard products.

Hytek was incorporated under the laws of California on January 4, 1974. Hytek’s principal executive offices are located at 400 Hot Springs Road, Carson City, Nevada 89706. Hytek’s telephone number at that location is (775) 883-0820. Additional information regarding Hytek is contained in its filings with the SEC. Hytek’s filings with the Securities and Exchange Commission are available on Hytek’s website at www.Hytek.com. Information contained on Hytek’s website is not a part of this proxy statement. See also “Where You Can Find More Information” on page 58.

Natel

Natel Engineering Company, Inc., founded in 1975, is a privately held, independent manufacturer of a wide variety of microelectronic products, providing mid-to high-volume production to defense, aerospace, fiber optics/optoelectronics, medical, space, RF microwave and telecommunication industries. Natel’s services include a full range of design and manufacturing capabilities, from LTCC, aluminum nitride and thick film substrate design and manufacture, to circuit and packaging design, module and printed circuit board assembly, test and environmental screening, through system level assembly and test. Natel’s manufacturing expertise includes hybrid circuits, multi-chip modules (MCM), ball grid array (BGA) and flip chip, among others. Natel’s facilities are highly automated, including surface mount, epoxy dispense, pick and place, and automatic wire and ribbon bonding, as well as having a complete range of test, burn-in and environmental screening capabilities. Natel acquired the Power Microelectronics Division from Semtech (1992), Powercube from Unitrode (1994), and Scrantom, Inc. from Solectron (2003). The recent acquisition of Scrantom, located in Costa Mesa, California, expanded Natel’s capability to support low temperature co-fired ceramic (LTCC) requirements. In January 2005, Natel announced the opening of its new 20,000-square-foot state-of-the-art LTCC and AlN (aluminum nitride) high volume automated ceramic substrate operation, located next to its current microelectronic assembly operation in Chatsworth, California. Natel holds and maintains industry specific certifications ISO 9001:2000 and MIL-PRF-38534 (DSCC) Class H and K.

Natel was incorporated in California on January 31, 1975. Its headquarters are located at 9340 Owensmouth Avenue, Chatsworth, CA 91311-6915. Its telephone number at that location is (818) 734-6500.

Natel Merger Sub

Natel Merger Sub is a California corporation and a wholly owned subsidiary of Natel. Natel Merger Sub was organized solely for the purpose of entering into the merger agreement with Hytek and completing the merger and has not conducted any business operations.

THE MERGER

The following discussion summarizes the material terms of the merger. Shareholders should read the merger agreement, which is attached as Annex A to this proxy statement.

Background of the Merger

From time to time, Hytek’s board of directors and management team have reviewed Hytek’s strategic focus in light of conditions in the industry in which Hytek operates and the long-term interests of Hytek and its shareholders. Over the past two years, members of the board of directors and members of Hytek’s senior management team became increasingly concerned about Hytek’s ability to remain a going concern as a public company particularly in light of the of the recurring going concern opinion received from Hytek’s former independent public accountants and current economic and industry conditions. We anticipate receiving a going concern opinion from Mark Bailey & Company Ltd., our current independent public accountants. In addition, over the past two years Hytek has received numerous inquiries regarding business combination transactions with Hytek. However, none of these inquiries reached a stage beyond preliminary discussions.

On March 24, 2003, Prakash Bhartia, Natel’s Executive Vice President, contacted John Cole, Hytek’s Chief Executive Officer to inquire as to whether Hytek would be interested in a strategic transaction involving a possible acquisition of Hytek by Natel.

On April 6, 2003, Mr. Cole visited Natel’s facility in Chatsworth, California to discuss the proposed acquisition. At this meeting, Natel and Hytek executed a mutual confidentiality agreement to permit the parties to furnish to each other and discuss non-public information concerning both Hytek and Natel.

On June 28, 2003, Mr. Cole met with Sudesh Arora, Natel’s Chief Executive Officer, and Mr. Bhartia at the Natel facility. At this meeting, Messrs. Arora, Bhartia and Cole again discussed the proposed acquisition, and specifically discussed the complementary nature of Hytek’s and Natel’s businesses, including the complementary engineering strengths, Hytek’s technological and packaging breadth and its customer base.

On July 9, 2003, Hytek and Natel exchanged certain written non-public confidential information in order to facilitate each other’s due diligence process.

On July 28, 2003, Mr. Arora and James Angeloni visited Hytek’s facility and met with John Cole, Martin Sosa and Scott Martin to conduct a preliminary review of Hytek’s manufacturing and sales operations.

On August 21, 2003, Mr. Cole again met with Messrs. Arora and Angeloni at Natel’s facility to discuss Natel’s continued interest in the proposed transaction. At this meeting, the parties discussed the proposed alternatives of an acquisition of Hytek by Natel or an equity investment in Hytek by Natel. There was no discussion of an acquisition price at this time.

On September 19, 2003, at Hytek’s regularly scheduled board of directors meeting, Mr. Cole summarized his activities and the alternatives under discussion with Natel. Following the meeting, Hytek’s board of directors directed Messrs. Cole and Bushnell to continue discussions regarding an acquisition of Hytek by Natel or an equity investment in Hytek by Natel.

On September 25, 2003, Mr. Cole met again at Natel’s facility with Mr. Arora to continue discussions regarding a proposed transaction. The parties again discussed the complementary nature of Hytek’s and Natel’s businesses, and the proposed price per share to be offered to Hytek’s shareholders.

On October 20, 2003, at Hytek’s regularly scheduled board of directors meeting, Mr. Cole conveyed a proposal by Natel for all of Hytek’s outstanding shares at $1.50 per share. The board of directors directed Mr. Cole to (1) determine whether Natel would consider increasing the per share price and (2) determine, after completion of the Annual Operating Plan, if there was a reasonable probability of achieving a value greater than $1.50 per share on a stand-alone basis.

During the period from September 25, 2003 through December 9, 2003, Hytek provided additional non-public information to Natel to assist Natel in conducting its due diligence activities.

On December 9, 2003, Mr. Cole again met at Natel’s facility with Mr. Arora to continue to explore the two business alternatives being discussed. The parties again discussed the pros and cons of an acquisition of Hytek by Natel or an equity investment in Hytek by Natel.

On December 12, 2003, at Hytek’s regularly scheduled board of directors meeting, Mr. Cole updated the board of directors on Natel’s apparent willingness to loan Hytek approximately $1.0 million. The board of directors instructed Messrs. Cole and Bushnell to develop a term sheet with Natel with the express purpose of securing additional capital for Hytek.

On December 16, 2003, Mr. Arora telephoned Mr. Cole and informed Mr. Cole that Natel had determined to pursue an acquisition of Hytek, rather than an equity investment. Mr. Arora then presented a proposal for an acquisition of Hytek, which included, among other things, a price of $2.00 per share for each issued and outstanding share of Hytek common stock. Mr. Arora noted to Mr. Cole that this proposal also contemplated that Natel would close Hytek’s facility in Carson City, Nevada following the closing of the proposed acquisition.

On December 19, 2003, Mr. Cole sent an email to Hytek’s board of directors to inform the board of directors of Natel’s proposed $2.00 per share transaction price and Natel’s plan to close the facility post-merger.

On January 8, 2004, the board of directors held a special meeting to consider the December 16, 2003 proposal. The board determined not to pursue the proposal at that time. The board of directors concluded that there was a good possibility of Hytek’s successfully executing Hytek’s 2004 Strategic Plan, and in such case, Hytek was likely to be profitable in fiscal 2004. The board of directors believed that if profitable, Hytek’s shares would likely be worth more than $2.00 per share following the end of fiscal 2004. Further, the board of directors believed that closing the facility in Carson City, Nevada was not in the best interests of Hytek, its employees or the community, and the facility was undervalued by Natel. Mr. Cole telephoned Mr. Arora to inform him that Hytek could not continue to pursue a transaction with Natel upon the proposed terms. During this conversation, Mr. Arora expressed Natel’s continued interested in forging a relationship with Hytek.

During the period from February through April 2004, Messrs. Cole and Bushnell continued to discuss with Mr. Arora a possible transaction between Hytek and Natel. The parties specifically discussed a possible $1.5 million debt or equity investment in Hytek by Natel. Preliminary terms of the transaction called for the conversion of the $1.5 million loan into one million shares at a price of $1.25 per share, with a follow-on right to purchase one million shares at a negotiated premium to market not to exceed $1.50 per share. Effectively, this would give control of Hytek to Natel. The board of directors therefore elected not to proceed.

During the period from April 2004 through August 23, 2004, there was very little discussion between the parties.

On June 23, 2004, Messrs. Cole and Bushnell met with representatives of Douglas, Curtis & Allyn LLC (“DCA”) to discuss a possible engagement to assist Hytek as an advisor with respect to financing alternatives. These were exploratory discussions and no engagement letter was executed.

On August 23, 2004, Hytek’s board of directors convened a meeting to discuss Hytek’s strategic alternatives, including a potential private equity financing. During the meeting, Messrs. Cole and Bushnell discussed Hytek’s financial status and the financial projections for the remainder of fiscal 2004. Following discussion by the board of directors, Messrs. Cole and Bushnell were directed to continue exploring the various strategic alternatives available to Hytek, including a possible acquisition of Hytek by Natel.

On September 2, 2004, Mr. Arora telephoned Mr. Cole and indicated that Natel remained interested in acquiring Hytek. Mr. Arora also indicated that Natel was considering the retention of Hytek’s facility in Carson City, Nevada as part of its proposed $2.00 per share acquisition proposal.

On September 27, 2004, Mr. Cole delivered to Mr. Arora a summary of proposed terms for an acquisition of Hytek by Natel. These terms included (1) a minimum per share price of $2.00 per share, (2) Natel’s intent to continue to maintain and operate Hytek’s facility in Carson City, Nevada following the closing of the proposed acquisition, (3) a requirement that any transaction be an all cash transaction and (4) a requirement to provide employee retention agreements for certain key employees.

On October 4, 2004, Mr. Bushnell received an e-mail from a representative of DCA stating that DCA believed, after a limited review of Hytek’s current performance, it was unlikely that DCA itself would be able to raise private equity on terms that would be acceptable to the senior management and board of directors of Hytek; however, DCA did not comment on whether Hytek or a financial advisor would be able to raise such private equity. Given this information, DCA recommended that Hytek’s senior management consider identifying appropriate strategic partners with a view toward a business combination transaction and consider engaging DCA to assist with such transaction.

On November 2, 2004, Natel and Hytek, in contemplation of a transaction, executed a new mutual confidentiality agreement, which updated and superseded the mutual confidentiality agreement entered into on April 6, 2003.

During the period from November 2, 2004 through December 3, 2004, Hytek and Natel, along with Wilson Sonsini Goodrich & Rosati, Professional Corporation and Sheppard, Mullin, Richter & Hampton LLP, the respective legal counsels, began to negotiate the terms and conditions of a non-binding letter of intent for Natel to acquire Hytek.

Also, during November 2004, Mr. Bushnell spoke with a representative of DCA regarding the possible retention of DCA to issue a fairness opinion with respect to the proposed transaction with Natel.

On December 3, 2004, Mr. Arora sent a non-binding letter of intent to Mr. Cole. The non-binding letter of intent provided (1) that a wholly owned subsidiary of Natel would be merged with and into Hytek, and the former shareholders of Hytek would receive $2.00 per share for each share of Hytek common stock they held, (2) that, subject to business conditions, Natel’s present intent was to continue the operation of Hytek’s facility in Carson City, Nevada (however, the merger agreement does not include any commitment of Natel to do so), (3) that the proposed transaction would be subject to customary conditions to closing, (4) the scope of and exceptions to certain limitations on Hytek’s ability to entertain acquisition proposals submitted by third parties and (5) the circumstances under which Hytek would be obligated to pay termination fees.

On December 6, 2004, Hytek held a regularly scheduled board of directors meeting. Representatives of Wilson Sonsini Goodrich & Rosati attended the meeting via telephone. Messrs. Cole and Bushnell summarized for the board of directors the terms of the letter of intent received from Natel. Following discussion, Hytek’s board of directors authorized Messrs. Cole and Bushnell to execute the non-binding letter of intent with Natel and to continue discussions regarding the proposed transaction. Following the meeting of the board of directors, Mr. Cole executed the letter of intent.

On December 15, 2004, Hytek entered into a customary form of engagement letter with DCA, which provided for DCA to render its opinion regarding the fairness of the proposed transaction and for Hytek to pay to DCA a fee of $36,000, plus expenses not to exceed $2,500. The amount was due and payable whether or not the deal was consummated.

On December 16, 2004, in response to Natel’s request, Hytek began to forward to Natel, Sheppard, Mullin, Richter & Hampton and Wilson Sonsini Goodrich & Rosati certain due diligence materials.

During the period from December 20, 2004 through December 23, 2004, Messrs. Arora, Lowrey, Dhingra and Angeloni visited Hytek’s facility in Carson City, Nevada to begin on-site due diligence. During this period the remainder of Hytek’s senior management team were brought into the due diligence process.

During the period from December 15, 2004 through February 11, 2005, Messrs. Cole and Bushnell and representatives of Wilson Sonsini Goodrich & Rosati negotiated with Messrs. Arora and Lowrey and representatives of Sheppard Mullin, Richter & Hampton with respect to the terms and conditions of the definitive agreement for the proposed transaction, including: the scope of representations and warranties to be provided by Hytek and Natel; the scope of and exceptions to certain limitations on Hytek’s ability to entertain acquisition proposals submitted by third parties; the scope of and exceptions to certain obligations of Hytek’s board of directors to recommend that Hytek’s shareholders vote to approve the transaction; the conditions to the obligations of Hytek and Natel to consummate the transaction; and the circumstances under which Hytek would be obligated to pay termination fees. During this period the parties also negotiated the terms and conditions of several ancillary agreements for the proposed transaction, including the form of voting agreement to be executed by and between members Natel and certain shareholders of Hytek, and the form of severance agreement to be executed by and between Hytek and certain of Hytek’s management. Also during this period, Messrs. Cole and Bushnell had periodic conversations with the other members of the board of directors regarding the status of their negotiations with Natel and its advisors regarding the proposed transaction.

On February 11, 2005, the board of directors convened another meeting to consider the proposed transaction. All members of the Hytek board of directors were in attendance in person, except for Allen Gates, who attended by telephone. Representatives of Wilson Sonsini Goodrich & Rosati, DCA and Mark Bailey & Company Ltd. (Hytek’s independent registered public accountants) also attended the meeting. Representatives of Wilson Sonsini Goodrich & Rosati began the meeting by summarizing the fiduciary duties of the board of directors in the context of the proposed transaction. Messrs. Cole and Bushnell then updated the directors regarding the history of all potential transactions, including Natel, and a summary of negotiations with Natel and its advisors. Anne Yonne Walker of Wilson Sonsini Goodrich & Rosati then presented a summary of the proposed terms of the definitive agreement. Representatives of DCA then presented a summary of its financial analysis of the proposed transaction price of $2.00 per share. Following its presentation, DCA delivered its oral opinion to the board of directors, as confirmed in writing, that as of February 8, 2005 and based upon and subject to the factors and assumptions set forth in its written opinion, the merger consideration to be received by the holders of Hytek’s common stock pursuant to the merger agreement was fair from a financial point of view to those holders. See “The Merger—Opinion of Douglas, Curtis & Allyn LLC.” After extensive discussion and deliberation, the board of directors (1) approved the merger, the merger agreement and the transactions contemplated by the merger agreement, (2) declared that it is in the best interests of Hytek’s shareholders that Hytek enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement, (3) resolved to recommend that Hytek’s shareholders approve the merger agreement, the merger and other transactions contemplated by the merger agreement, (4) approved the severance agreements and (5) authorized execution of the merger agreement and the severance agreements.

Shortly following the meeting of the board of directors, the parties executed the merger agreement and issued a press release announcing the transaction.

Reasons for the Merger and Recommendation by the Board of Directors

Reasons for the Merger. In the course of reaching its decision to recommend and approve the merger and the merger agreement, the board of directors consulted senior management and legal counsel, reviewed a significant amount of information, including the written opinion of DCA regarding the consideration to be paid pursuant to the merger agreement, and considered a number of factors, including, among others, the following factors:

•	the business and financial prospects, if Hytek were to remain an independent company with a going concern opinion from its independent public auditors, and the uncertain current economic and industry environment;

•	the value of consideration to be received by Hytek’s shareholders pursuant to the merger agreement, as well as the fact that shareholders will receive the consideration in cash, which provides certainty of value to our shareholders compared to a transaction in which they would receive stock or other non-cash consideration;

•	the possible alternatives to the merger (including the possibility of continuing to operate as an independent entity, and the perceived risks thereof), the fact that potential alternative acquirers had declined to pursue a strategic transaction with Hytek, the range of possible benefits to Hytek’s shareholders of such alternatives (to the extent they were available to Hytek) and the timing and likelihood of accomplishing any of such alternatives, and the board’s assessment that the merger with Natel presented a superior opportunity to such alternatives;

•	the then current financial market conditions, and historical market prices, volatility and trading information with respect to Hytek common stock;

•	our financial condition, historical results of operations and business and strategic objectives, as well as the risks involved in achieving those objectives;

•	the written opinion of DCA addressed to Hytek’s board of directors, a copy of which is attached to this proxy statement as Annex C, and which you should read carefully in its entirety, that as of February 8, 2005, the merger consideration of $2.00 in cash per share to be received by our shareholders pursuant to the merger was fair to our shareholders from a financial point of view, and the financial presentation of DCA (including the assumptions and methodologies underlying the analyses in connection therewith) presented to Hytek’s board of directors in connection with its opinion; and

•	other historical and current information concerning Hytek’s business, prospects, financial performance and condition, operations, technology, management and competitive position.

In the course of its deliberations, the board of directors also considered, among other things, the following positive factors:

•	the fact that the $2.00 per share to be paid as the consideration in the merger represents a premium of approximately 115% over the thirty (30) trading day trailing average of $0.93 per share and a premium of approximately 133% over the $0.86 per share closing sale price for Hytek common stock on the OTC Bulletin Board on February 11, 2005, the last trading day prior to the public announcement of the execution of the merger agreement; and

•	the fact that, pursuant to the merger agreement, Hytek is not prohibited from responding in the manner provided in the merger agreement to unsolicited acquisition proposals (as described below in “The Merger Agreement—No Solicitation”).

In the course of its deliberations, the board of directors also considered, among other things, the following negative factors:

•	risks and contingencies related to the announcement and pendency of the merger, including the likely impact of the merger on Hytek’s employees, customers and suppliers;

•	the risks and costs to Hytek if the merger does not close, including the effect on the sales and stock price, diversion of management and employee attention, employee attrition and the effect on business relationships;

•	the conditions to Natel’s obligation to complete the merger, including dissenters’ rights and litigation;

•	the right of Natel to terminate the merger agreement under certain circumstances; and

•	the interests that Hytek’s directors and executive officers may have with respect to the merger in addition to their interests as shareholders of Hytek generally as described in “The Merger—Interests of Hytek’s Directors and Management in the Merger.”

The preceding discussion of the information and factors considered by the board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, the board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather, it conducted an overall analysis of the factors described above, including discussions with and questioning of Hytek’s senior management and legal advisors and discussions with DCA in connection with the written opinion of DCA regarding the fairness, from a financial point of view, of the cash consideration to be distributed pursuant to the merger agreement.

After its consideration of the preceding factors and deliberations, the board of directors approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement.

Recommendation of Board of Directors. Hytek’s board of directors unanimously:

•	approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement;

•	declared the merger, the merger agreement and the transactions contemplated by the merger agreement to be in the best interests of Hytek’s shareholders on the terms and conditions set forth in the merger agreement; and

•	recommended that Hytek’s shareholders approve the merger.

Opinion of Douglas, Curtis & Allyn LLC

Hytek retained Douglas Curtis & Allyn LLC to render to Hytek’s board of directors its opinion as to the fairness, from a financial point of view, to the holders of Hytek’s outstanding shares of common stock of the $2.00 per share in cash to be received by such holders pursuant to the merger agreement. DCA and its affiliates did not act as a financial advisor to Hytek in connection with, nor did they participate in any of the negotiations leading to, the merger agreement or any of the transactions contemplated by the merger agreement. DCA received customary fees for its opinion, none of which were contingent upon consummation of the merger or upon the conclusion of DCA’s written opinion, and Hytek has agreed to indemnify DCA against certain liabilities arising out of its engagement.

At the February 11, 2005 Hytek board of directors meeting, DCA reviewed the financial aspects of the proposed merger with the board of directors and presented to the board of directors its written opinion, dated February 8, 2005, that as of that date and based on and subject to the assumptions and other matters described in the written opinion, the $2.00 in cash per share of common stock consideration to be received by Hytek’s shareholders was fair from a financial point of view to such shareholders.

The full text of DCA’s written opinion is attached as Annex C to this document and is incorporated herein by reference. The summary of DCA’s written opinion set forth in this document is qualified in its entirety by reference to the written opinion. Hytek shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by DCA.

DCA delivered its opinion to Hytek’s board of directors, and its opinion addresses only the fairness, from a financial point of view, of the cash consideration to be paid to the Hytek shareholders. It does not address any other aspect of the merger or the underlying business decision to proceed with the merger and does not constitute a recommendation to any Hytek shareholder as to how such shareholder should vote at the Hytek special meeting on the merger agreement or any related matter.

In rendering its opinion and performing its related financial analyses, DCA reviewed, among other things:

•	the merger agreement;

•	Hytek’s annual reports on Form 10-KSB;

•	Hytek’s quarterly reports on Form 10-QSB; and

•	certain internal financial analyses and forecasts prepared by Hytek’s management, including certain cost savings and operating synergies projected by Hytek’s management to result from the merger.

DCA also held discussions with members of senior management of Hytek regarding past and current business operations, financial conditions and future prospects and risks of Hytek, and the strategic rationale for, and potential benefits of the merger. In addition, DCA reviewed financial information related to reported price and trading activity for shares of Hytek common stock, a comparison of Hytek financial and stock market information with similar publicly reported financial conditions and results of operations of selected publicly traded companies that DCA deemed to be relevant, and the financial terms of selected recent business combinations in Hytek’s electronics industry specifically and in other industries generally including the market prices and valuation multiples that DCA deemed to be relevant, and performed such other studies and analyses, and considered other factors, that DCA considered appropriate.

In conducting its review and arriving at its opinion, DCA relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to DCA or that was discussed with, or reviewed by or for DCA, or that was publicly available. DCA did not assume any responsibility to verify such information independently. DCA assumed that the financial and operating budgets, forecasts and projections for Hytek provided by Hytek management have been reasonably prepared and reflect the best estimates and judgments of Hytek senior management as to the future financial and operating performance of Hytek available at that time and that such forecasts will be realized in the amounts and time period contemplated thereby. DCA did not make or obtain any evaluations or appraisals of any assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Hytek, and DCA did not examine any of the books and records prepared or maintained by Hytek. DCA was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with Hytek. Except as noted above, Hytek imposed no other instructions or limitations on DCA with respect to the investigations made or the procedures followed by DCA in rendering its opinion.

For purposes of rendering its opinion, DCA assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; and

•	all conditions to the completion of the merger will be satisfied without any waivers.

DCA’s opinion is not an expression of an opinion as to the price(s) at which shares of Hytek’s common stock will trade following the announcement of the merger or that period following such announcement until the merger is completed.

In performing its analyses, DCA made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters as in effect on the date of the opinion, many of which are beyond the control of DCA, Hytek or Natel. DCA did not undertake any obligation, and is not obligated, to update, revise or reaffirm its opinion. Any estimates contained in the analyses performed by DCA are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the DCA opinion was among several factors considered by the Hytek board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of Hytek’s board of directors or management with respect to the fairness of the merger consideration.

Summary of Analyses by DCA

The following is a summary of the material analyses presented by DCA to Hytek’s board of directors on February 11, 2005, in connection with its written opinion dated February 8, 2005. The summary is not a complete description of the analyses underlying the DCA opinion or the presentation made by DCA to Hytek’s board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, DCA did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, DCA believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone are not a complete description of the financial analyses.

Selected Public Companies Analysis

DCA compared Hytek’s financial performance and market performance and the valuation of Hytek implied by the proposed merger to those of a group of 16 companies. The group included:

•	Advanced Power Technology Inc.

•	Aeroflex Inc.

•	Crane Co.

•	CTS Corp.

•	Flextronics International Ltd.

•	HEI Inc.

•	IEC Electronics Corp.

•	Jabil Circuit Inc.

•	Micropac Industries Inc.

•	Plexus Corp.

•	Reptron Electronics Inc.

•	SMTC Corp.

•	Solectron Corp.

•	Teledyne Technologies Inc.

•	White Electronic Designs Corp.

•	Zilog Inc.

To perform this analysis, DCA used financial information for the selected companies as of and including the last twelve months ending with the last fiscal quarter of those companies ending prior to December 31, 2004. DCA reviewed the enterprise value for each of the companies (calculated as equity value plus debt less cash and cash equivalents) as a multiple of last twelve months (referred to as LTM) revenue. Market data information was compiled as of January 20, 2005. The results of DCA’s calculations and the analysis are set forth in the following table:

	Enterprise Value/LTM Revenue
High:	1.5	x

Low:	0.2	x

Mean:	0.7	x

Median:	0.6	x

Natel/Hytek:	0.68	x

The transaction value of 0.68x of LTM revenue represents a 13% premium to the median of 0.6x LTM revenue multiple of the selected public company group.

Selected Merger & Acquisition Transactions Analysis

DCA reviewed certain financial data related to nationwide electronics manufacturing company mergers and acquisitions transactions announced from January 1, 2004 to December 31, 2004 with aggregate transaction values less than $100 million. Those transactions were as follows:

Buyer	Seller
Firan Technology Group	SnS Enterprises
Delphi Medical Systems	Peak Industries
CTS Corporation	SMTEK International
Sagamore Holdings	Nexus CustomElectronics
Logicalis Group	Solution Technology Inc.
International Rectifier Corp	ATMI Epitaxial Services
Cree, Inc.	ATMI Gallium Nitrade
LaBarge, Inc.	Pinnacle Electronics

For purposes of this analysis, DCA reviewed the enterprise value of the seller implied by the transaction as a multiple of the seller’s actual or estimated LTM revenues at the time of announcement of the transaction. The results of DCA’s calculations and the analysis are set forth in the following table:

	Enterprise Value/LTM Revenue
High:	1.08	x

Low:	0.18	x

Median:	0.57	x

Natel/Hytek:	0.68	x

The transaction value of 0.68x of LTM revenue represents a 19% premium to the median of 0.57x LTM revenue multiple of the selected transactions group.

DCA also compared the acquisition premium implied by the proposed merger above the pre-announcement market value of Hytek for the three months ending February 8, 2005, to the average premium for transactions under $25 million in consideration for the period from 1999 to 2003. The average premium for transactions of this size reported during this period was approximately 45.5% and was based on volume and price fluctuations during the period prior to the acquisition announcement. DCA noted that the premium offered for Hytek shares in the proposed merger is approximately 132% of Hytek’s average daily stock price of $0.86 per share for the 3 months ending February 8, 2005.

No company or transaction used as a comparison in the above analyses is identical to Hytek, Natel or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis

DCA estimated the present value of Hytek’s projected cash flows based on a continued independent, non-public company status scenario. For purposes of this analysis, a discount rate was calculated based on a model assessing a risk-free interest rate plus a market-based risk adjustment. DCA relied on budgeted forecast and financial projections provided by Hytek’s management. This analysis implied a range of values from $1.02 to $4.52 per share. The range of values per share was calculated reflecting the assumptions in the discounted cash flow analysis, which included a range of discount rates from 15% to 35% and a range of terminal multiples from 0.0x to 14.5x. The discounted cash flow present value analysis is a widely used valuation methodology and it relies on numerous assumptions, including revenue and expense growth rates, earnings growth rates and discount rates. Based upon this analysis, the present value of discounted cash flows was derived to be approximately $5,193,000. DCA noted that the aggregate value offered in the merger was approximately $6,850,000. This analysis does not purport to be indicative of the actual values or expected values of Hytek common stock.

Pursuant to a letter agreement dated December 15, 2004, Hytek engaged DCA to render an opinion as to the fairness, from a financial point of view, of the cash consideration to be paid to Hytek’s shareholders because DCA is a recognized investment banking firm with substantial experience with similar transactions and is familiar with Hytek and its business. DCA is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and other transactions. Pursuant to the terms of this engagement letter, Hytek has agreed to pay DCA a customary transaction fee and will reimburse DCA for its reasonable out of pocket expenses.

Interests of Hytek’s Directors and Management in the Merger

In considering the recommendation of Hytek’s board of directors in favor of the approval of the merger, you should be aware that members of Hytek’s board of directors and Hytek’s executive officers have interests in the merger that are different from, or in addition to, yours.

All such additional interests are described below, to the extent material, and except as described below, such persons have, to Hytek’s knowledge, no material interest in the merger apart from those of shareholders generally.

Indemnification and Insurance

The merger agreement provides that all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the effective time of the merger agreement and rights to advancements of expenses relating thereto now existing in favor of the current or former directors, officers, employees and agents of Hytek as provided in articles of incorporation and bylaws of Hytek or any indemnification agreement in effect as of the date of the merger agreement shall survive the merger and shall not, for a period of six years after the effective time of the merger, be amended, repealed or otherwise modified in any manner that would adversely affect such rights, unless an alteration or modification of such documents is required by applicable legal requirements or the indemnitee affected otherwise consents in writing thereto.

The merger agreement further provides that for six years after the effective time of the merger, Natel will maintain or cause the surviving corporation in the merger to provide and maintain directors’ and officers’ liability insurance covering such persons on terms (as to coverage and amount) no less advantageous in the aggregate to such persons than under such current directors’ and officers’ liability insurance. Natel’s and the surviving corporation’s requirement to pay an annual premium for any directors’ and officers’ liability insurance obtained is subject to a cap of 200% of the current annual premium being paid on February 11, 2005.

In addition, if the provision and maintenance of directors’ and officers’ liability insurance exceeds 200% of the current annual premium, Natel and the surviving corporation shall provide the greatest amount of substantially equivalent directors’ and officers’ liability insurance obtainable for 200% of the current annual premium.

Severance Agreements

In connection with the execution of the merger agreement, John F. Cole, the Chief Executive Officer, Philip S. Bushnell, the Chief Financial Officer, and certain employees of Hytek entered into individual agreements with Hytek, whereby Hytek granted each such employee the right to receive certain benefits upon termination of the employee’s employment with Hytek within a certain period of time following the consummation of the merger. See “Other Agreements-Severance Agreements.”

Option Acceleration

All outstanding options, including those held by executive officers and directors of Hytek, will be accelerated and become exercisable in full prior to consummation of the proposed merger. See “The Merger-Effect on Hytek’s Outstanding Stock Options,” “Other Proposals-Election of Directors-Director Option Plan” and “Other Proposals-Election of Directors-Aggregate Option Exercises and Fiscal Year-End Option Values.”

Dissenters’ Rights

Shareholders have the right under California law to exercise dissenters’ rights and to receive payment in cash for the fair value of their shares of Hytek common stock determined in accordance with California law. The fair value of shares of Hytek common stock as determined in accordance with California law may be more or less than the $2.00 per share in cash to be paid to non-dissenting shareholders in the merger. To preserve their rights, shareholders who wish to exercise dissenters’ rights must vote against the approval of the merger or abstain with respect to the approval of the merger, and must follow additional specific procedures. These procedures are described in this proxy statement, and the provisions of California law that grant dissenters’ rights and govern such procedures are attached as Annex D. You are encouraged to read these provisions carefully and in their entirety. See “The Annual Meeting-Dissenters’ Rights.”

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Merger Consideration

At the effective time of the merger, each outstanding share of Hytek common stock, other than those shares held by shareholders who perfect their dissenters’ rights, will be converted into the right to receive $2.00 in cash, without interest, subject to potential adjustment as described below.

The per share consideration of $2.00 is based on 3,256,008 shares of Hytek common stock outstanding and a “spread” on outstanding options (assuming a $2.00 per share value) of less than or equal to $337,033.14. The merger agreement provides that the aggregate merger consideration payable to shareholders and optionholders will not exceed $6,850,000, and in the event the number of issued and outstanding shares of common stock and the number of, and exercise price for, issued and outstanding options is different than the number Hytek calculated, prior to payment of the merger consideration, the $2.00 per share price would be lowered to the highest amount that would result in the merger consideration not exceeding $6,850,000.

As of the effective time of the merger, all shares of Hytek common stock will no longer be outstanding and will automatically be cancelled and will cease to exist and each holder of a certificate representing any shares of Hytek common stock will cease to have any rights as a shareholder, except the right to receive $2.00 per share in cash (other than shareholders who have perfected their dissenters’ rights). The price of $2.00 per share was determined through arm’s-length negotiations between Natel and Hytek.

Conversion of Shares; Procedures for Exchange of Certificates

The conversion of Hytek common stock into the right to receive $2.00 per share in cash, without interest (subject to dissenters’ rights), will occur automatically at the effective time of the merger. The merger agreement provides that within five (5) business days after the effective time of the merger, the exchange agent selected by Natel will send a letter of transmittal to each of Hytek’s former shareholders. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of Hytek’s common stock. Shareholders should not return stock certificates with the enclosed proxy card.

Upon surrender of a stock certificate representing shares of Hytek common stock, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by the exchange agent or Natel, the holder of that stock certificate will be entitled to receive $2.00 in cash for each share represented by the stock certificate and the stock certificate will be cancelled.

No interest will be paid or accrue on any cash payable upon the surrender of stock certificates representing shares of Hytek common stock. The cash paid upon conversion of shares of Hytek common stock will be issued in full satisfaction of all rights relating to the shares of Hytek common stock.

Effect on Hytek’s Outstanding Stock Options

Under the merger agreement, prior to the effective time, the board of directors of Hytek shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the effective time, each unexpired and unexercised option under any of Hytek’s option plans, whether or not then exercisable or vested, shall be cancelled and, in exchange, each former holder of any such cancelled option shall be entitled to receive, in consideration of the cancellation of such option, a payment in cash (subject to any applicable withholding or other taxes required by applicable law to be withheld) of an amount equal to the total number of shares of Hytek’s common stock previously subject to such option multiplied by the excess, if any, of $2.00 over the exercise price per share of Hytek common stock previously subject to those options. After the effective time, all cancelled options shall no longer be exercisable by the former holder, but shall only entitle such holder to the payment of the option payment, and Hytek agrees to obtain all necessary consents to ensure that former holders of options will have no rights other than the right to receive the amount described above.

As of the effective time, all Hytek option plans shall be terminated and Hytek will have no further right to grant options under the Hytek option plans. No less than thirty (30) days prior to the effective time, Hytek will provide all holders of options, whether vested or unvested, with a written notice of the potential merger, in a manner reasonably satisfactory to Natel and counsel for Natel. For a period of thirty (30) days beginning on the date that holders of options are provided notice, any options not exercised before the end of the thirty (30) day period will terminate.

The following executive officers and directors, have outstanding options with exercise prices below $2.00 per share:

Name	Number of Shares Subject to Outstanding Options with Exercise Price less than $2.00
Robert J Boshert	25,000

Philip S. Bushnell	41,471

Raymond J. Case	15,000

John F. Cole	104,412

Edward Y. Tang	25,000

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the California Secretary of State or at such later time as is agreed prior to the closing by Natel and Hytek and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the satisfaction or waiver of all conditions to the merger.

Deregistration of Hytek Common Stock

If the merger is completed, Hytek common stock will no longer be traded on the OTC Bulletin Board and will be deregistered under the Exchange Act.

Material United States Federal Income Tax Consequences of the Merger

This section discusses the material United States federal income tax consequences of the merger to Hytek’s shareholders who receive cash consideration of $2.00 per share in the merger, or who receive cash in respect of dissenting shares of Hytek common stock by validly exercising dissenters’ rights under California law. The discussion below applies only to Hytek’s shareholders that hold Hytek common stock as capital assets at the time of the completion of the merger and does not address the tax consequences of transactions occurring prior to, at, or after the completion of the merger. In addition, this discussion may not apply to shareholders that are subject to special tax rules, including:

•	financial institutions, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold common stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction);

•	persons with a “functional currency” other than the U.S. dollar;

•	investors in pass-through entities;

•	retirement plans and tax-exempt organizations;

•	holders of options or warrants to purchase common stock;

•	shareholders who acquired Hytek common stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation; or

•	shareholders that are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates.

The discussion below is based upon United States federal income tax laws as in effect as of the date of this proxy statement and does not take into account possible changes in these tax laws or in the legislative, judicial or administrative interpretation of these tax laws, any of which may be applied retroactively. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to Hytek’s shareholders.

For United States federal income tax purposes, a shareholder generally will recognize capital gain or capital loss equal to the difference between the cash received by the shareholder pursuant to the merger or in respect of a dissenting share, as the case may be, and the shareholder’s adjusted tax basis in the shares of Hytek common stock surrendered in the merger. Gain or loss will be calculated separately for each block of shares held by the shareholder (i.e., shares acquired at the same cost in a single transaction). If, at the time of the completion of the merger, a non-corporate shareholder’s holding period for the shares of Hytek common stock is more than one year, any gain recognized generally will be long-term capital gain, currently taxed at a maximum rate of 15%. If the non-corporate shareholder’s holding period for the shares of Hytek common stock is one year or less at the time of the merger, any gain will be subject to United States federal income tax at the same rate as ordinary income. There are limits on the deductibility of capital losses.

For corporations, capital gain is currently taxed at the same rate as ordinary income, and capital loss in excess of capital gain is not deductible. Corporations, however, generally may carry back capital losses up to three taxable years and carry forward capital losses up to five taxable years.

Cash received by Hytek’s non-corporate shareholders in the merger or in respect of a dissenting share of Hytek common stock, as the case may be, may be subject to backup withholding at a 28% rate. Backup withholding generally will apply only if the shareholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each non-corporate shareholder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent. Persons not eligible to complete a Form W-9 (i.e. foreign shareholders) should supply the paying agent with the appropriate completed and executed Form W-8.

Any amounts withheld under the backup withholding rules will be allowed as a credit against the shareholder’s United States federal income tax liability and may entitle the shareholder to a refund, provided the shareholder timely furnishes the required information to the Internal Revenue Service.

The United States federal income tax consequences set forth above are for general informational purposes only and are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, shareholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of United States federal, state, local and foreign tax laws.

Regulatory Matters

Hytek does not require any regulatory approvals to complete the merger.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement. You should read carefully the merger agreement, which is attached as Annex A to this proxy statement.

The Merger Agreement

Closing. Upon the terms and subject to the conditions set forth in the merger agreement, including the satisfaction or waiver of the conditions described below, the closing of the merger shall take place on a date to be specified by the parties, which shall be no later than two (2) business days after satisfaction or waiver of the conditions set forth in the merger agreement or such other date and time or location as mutually agreed to by the parties; provided, however, that if more than 25% of the outstanding shares of Hytek’s common stock vote against the merger or do not vote (whether as abstentions, broker non-votes or otherwise), Natel shall have the right to defer the date of the closing until the second (2nd) business day after shareholders can no longer exercise dissenters’ rights.

Conditions to the Completion of the Merger. Each party’s obligation to complete the merger is subject to the satisfaction or waiver of various conditions, which include the following:

Natel and Hytek are obligated to effect the merger only if the following conditions are satisfied or waived:

•	the holders of a majority of the outstanding shares of Hytek’s common stock must have voted in favor of approving the terms of the merger; and

•	no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the merger shall be in effect.

Natel and the merger sub will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	each of the representations and warranties of Hytek shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or material adverse effect) as of the closing, except for such inaccuracies that do not, individually or in the aggregate, constitute a material adverse effect, except that certain representations and warranties relating to organization, standing and corporate power, capital structure, authority, financial statements and accounts receivable shall be accurate in all material respects;

•	Hytek must have performed any covenants or obligations required to be performed by it under the merger agreement at or prior to the closing of the merger in all material respects;

•	Hytek must have obtained and delivered certain consents, approvals, orders, authorizations, registrations, declarations, filings and notices, to be made or obtained by Hytek in connection with the execution and delivery of the merger agreement;

•	Hytek shall have not suffered a material adverse effect that in certain cases is continuing;

•	the aggregate number of dissenting shares, if any, shall be no more than 10% of the total issued and outstanding shares of Hytek’s common stock as of immediately prior to the effective time of the merger; and

•	there must not be pending or threatened certain suits, actions or proceedings by any governmental entity or by any other person,

•	challenging the acquisition by Natel and the merger sub, seeking to restrain or prohibit the consummation of the merger, or seeking to place limitations on the ownership of Hytek common stock (or shares of common stock of the surviving corporation) by Natel or the merger sub, or seeking to obtain from Hytek, Natel or the merger sub any damages that are material in relation to Hytek;

•	seeking to prohibit or materially limit the ownership or operation by Hytek or Natel of any portion of any business or of any assets of Hytek, Natel or any of its affiliates, or to compel Hytek, Natel or any of its affiliates to divest or hold separate any portion of any business or of any assets of Hytek, Natel or any of its affiliates, as a result of the merger; or

•	seeking to prohibit Natel from effectively controlling in any material respect the business or operations of Hytek.

Hytek will not be obligated to effect the merger unless following conditions are satisfied or waived:

•	the representations and warranties of Natel and merger sub contained in the merger agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality) as of the closing of the merger, except for such inaccuracies that do not, individually or in the aggregate, constitute a material adverse effect, except that certain representations and warranties relating to organization, standing and corporate power, authority and approvals shall be accurate in all material respects; or

•	Natel and merger sub shall have performed any covenants or obligations required to be performed by them under this Agreement at or prior to the closing of the merger in all material respects.

Material Adverse Effect. Several of Hytek’s representations and warranties and conditions to Natel’s obligation to close contained in the merger agreement are qualified by reference to whether the item in question is reasonably likely to have a “material adverse effect” on Hytek. The merger agreement provides that a material adverse effect means, when used in connection with Hytek:

•	any change, development, event, violation, inaccuracy, circumstance or effect that, individually or in the aggregate:

•	is, or would reasonably be expected to be, materially adverse to the financial condition, net assets, business or results of operations of Hytek;

•	is, or would reasonably be expected to be, materially adverse to Hytek’s ability to consummate the merger and the other transactions contemplated by the merger agreement; or

•	results in, if the closing occurs on or before April 30, 2005, a 15% or greater decrease in the net worth/shareholders’ equity of Hytek as measured since January 1, 2005, or if the closing occurs on or after May 1, 2005, a 20% or greater decrease in the net worth/shareholders’ equity of Hytek as measured since January 1, 2005; or

•	the cancellation of purchase orders having a dollar value, individually or in the aggregate, equal to 10% or more of Hytek’s backlog at the close of business on January 29, 2005.

However, in certain cases above, none of the following shall be deemed to constitute, nor shall any of the following be taken into account, whether alone or in combination, in determining whether there has been or would reasonably be expected to be a material adverse effect on Hytek:

•	changes in the trading volume or trading prices of Hytek’s capital stock; provided that such exclusion shall not apply to any underlying effect that may have caused such change in trading prices or volumes;

•	effects generally attributable to the industries in which Hytek or its customers participate, but only to the extent that the effects do not materially disproportionately affect Hytek;

•	economic or financial market conditions affecting the United States or global markets generally, but only to the extent that the effects do not materially disproportionately affect Hytek; and

•	changes in applicable law or in U.S. generally accepted accounting principles.

No Solicitation. Hytek has agreed until the effective time of the merger, Hytek shall not, and shall cause its Representatives to not, directly or indirectly:

•	solicit, initiate or encourage any offer, inquiries or proposals or engage in any agreement, discussion or negotiation other than with Natel with respect to, or that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

•	engage in negotiations or discussions concerning any acquisition proposal;

•	provide any non-public information to any person relating to any acquisition proposal; or

•	except in limited circumstances, agree to, approve or recommend any acquisition proposal.

The merger agreement provides that the term “acquisition proposal” means any oral or written offer, inquiry or proposal (other than an offer or proposal by or on behalf of Natel or its affiliates) for, or any indication of interest in:

•	a transaction or series of transactions pursuant to which any person or group of persons acquires or would acquire beneficial ownership of more than 10% of the outstanding shares of Hytek Common Stock, whether from Hytek or pursuant to a tender offer, exchange offer or otherwise;

•	a merger, consolidation, business combination, reorganization, share exchange, recapitalization, liquidation, dissolution or similar transaction involving Hytek; or

•	any transaction or series of transactions that would result in any person (or group of Persons) other than Natel, merger sub or any of their affiliates acquiring more than 10% of the assets (on a net book value basis) of Hytek immediately prior to such transaction.

The merger agreement does provide that prior to obtaining the shareholder approval with respect to the merger, Hytek may engage in negotiations or discussions concerning an acquisition proposal or provide non-public information relating to an acquisition proposal, but only if Hytek:

•	receives a written acquisition proposal;

•	has not violated its obligations under the non-solicitation provisions and is proceeding in good faith with respect to its obligations to seek shareholder approval of the merger;

•	has entered into a confidentiality agreement on terms that are no less favorable to Hytek than the terms of the confidentiality agreement executed by Natel; and

•	promptly communicates to Natel (1) the fact that Hytek has provided non-public information to another party in connection with an unsolicited acquisition proposal and (2) the identity of the party making such acquisition proposal.

Hytek shall promptly (and in any event, within 24 hours) notify Natel in writing of Hytek’s obtaining knowledge of receipt of any acquisition proposal or any proposal, inquiry or request that could reasonably be expected to lead to an acquisition proposal. Hytek shall promptly (and in any event, within 24 hours) provide Natel written notice of the terms and conditions of any such acquisition proposal, inquiry or request and the identity of the person making the same, and copies of any written materials received from the person, describing such terms and conditions. Hytek shall update Natel in respect of material changes in the status or content of any discussions or negotiations regarding any acquisition proposal, and shall promptly (and in any event, within 24 hours) inform Natel in writing of any change in any of the price, form of consideration or other meaningful terms of any acquisition proposal.

Promptly (and in any event, within 24 hours) upon determination by Hytek’s board of directors that an acquisition proposal constitutes a superior proposal, Hytek shall deliver to Natel a written notice advising it that Hytek’s board of directors has so determined, specifying in reasonable detail the terms and conditions of such superior proposal and the identity of the person making such superior proposal.

The merger agreement provides that the term “superior proposal” means any written acquisition proposal (with all of the percentages included in the definition of acquisition proposal increased to 50% for purposes of this definition and provided that no acquisition proposal shall constitute a superior proposal if immediately following the consummation of such acquisition proposal, shareholders of Hytek would own a majority of the voting power of the survivor or acquiring entity) that a majority of the members of Hytek’s board of directors determines in good faith after consultation with its outside financial advisor:

•	that such acquisition proposal constitutes, or could reasonably be expected to result in, an acquisition proposal that would, if consummated, result in a transaction that is more favorable to Hytek’s shareholders from a financial point of view than the Merger; and

•	that failure to consider such acquisition proposal could reasonably be expected to constitute a failure to comply with its fiduciary duties to Hytek’s shareholders under California law.

Subject to any termination right described in “Termination” below, Hytek’s board of directors shall be permitted to withdraw or modify in a manner adverse to Natel and merger sub Hytek’s recommendation to approve the merger or cause Hytek to enter into an agreement relating to a superior proposal if, but only if:

•	a majority of Hytek’s board of directors has determined in good faith, after consulting with Hytek’s outside counsel, that the failure to take such action could reasonably be expected to result in a failure of Hytek’s board of directors to comply with its fiduciary duties imposed by California law;

•	Hytek has given Natel and merger sub three (3) business days’ prior written notice of its intention to withdraw or modify such recommendation or enter into such agreement, and specifying the reasons, including the terms and conditions of any superior proposal that is the basis of the proposed action by Hytek’s board of directors; and

•	Natel does not, prior to the expiration of such three (3) business day period, make a proposal to adjust the terms and conditions of the merger agreement that Hytek’s board of directors determines in good faith (after consultation with its financial advisors) is at least as favorable as any such superior proposal.

Termination. Natel and Hytek can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent of Natel and Hytek;

•	by either Natel or Hytek if:

•	the merger shall not have been consummated by July 11, 2005; provided, that the right to terminate the merger agreement will not be available to a party whose action or failure to act was a principal cause of the merger failing to be completed by July 11, 2005;

•	there shall be any law, rule or regulation that makes consummation of the merger illegal or otherwise prohibited or any ruling, judgment, injunction, order or decree of any governmental entity having competent jurisdiction enjoining Hytek or the merger sub from consummating the merger is entered and the ruling, judgment, injunction, order or decree shall have become final and nonappealable; or

•	at Hytek’s annual meeting or upon any adjournment at which the merger agreement has been voted upon, shareholder approval shall not have been obtained;

•	by Hytek, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Natel or the merger sub set forth in the merger agreement shall have occurred, which would cause any of Natel’s closing conditions relating to representations, warranties or obligations not be satisfied, and such condition shall either be incapable of being satisfied by July 11, 2005 or is not cured within fifteen (15) business days after notice from the party wishing to terminate;

•	by Natel, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Hytek set forth in the merger agreement shall have occurred, which would cause certain of Hytek’s closing conditions relating to representations, warranties or obligations not be satisfied, and such condition shall either be incapable of being satisfied by July 11, 2005 or is not cured within fifteen (15) business days after notice from the party wishing to terminate;

•	by Natel, if:

•	Hytek shall have materially and willfully breached any of its obligations in connection with the requirement to seek shareholder approval or the non-solicitation provisions of the merger agreement; or

•	Hytek’s board of directors shall:

•	amend, withdraw, modify, change, condition or qualify Hytek’s recommendation to the shareholders in a manner adverse to Natel or the merger sub;

•	approve or recommend to the shareholders of Hytek an acquisition proposal;

•	approve or recommend that the shareholders of Hytek tender their common stock of Hytek in any tender or exchange offer or Hytek shall not have sent to its shareholders within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that Hytek recommends rejection of such tender or exchange offer;

•	fail to include Hytek’s recommendation to vote in favor of the merger as part of the proxy;

•	within ten (10) business days after the commencement of a tender offer or exchange offer for securities of Hytek, fail to publicly recommend against acceptance of such tender offer or exchange offer;

•	take any positive position with regard to an acquisition proposal pursuant to Rules 14d-9 and 14e-2 under the Exchange Act; or

•	approve a resolution or agree to do any of the foregoing;

•	by Hytek, if prior to obtaining shareholder approval, Hytek receives a superior proposal and:

•	the superior proposal has been made, has not been withdrawn, continues to be a superior proposal and Hytek has entered into or intends to enter into a definitive agreement for such superior proposal;

•	Hytek has fully complied with non-solicitation provision of the merger agreement in connection with such superior proposal; and

•	Hytek has paid, and Natel has received, the termination fee of $275,000; or

•	by Natel, in the event of material pending or threatened suits, actions or proceedings by any governmental entity or by any other person,

•	challenging the acquisition by Natel and the merger sub, seeking to restrain or prohibit the consummation of the merger, or seeking to place limitations on the ownership of Hytek common stock (or shares of common stock of the surviving corporation) by Natel or the merger sub, or seeking to obtain from Hytek, Natel or the merger sub any damages that are material in relation to Hytek;

•	seeking to prohibit or materially limit the ownership or operation by Hytek or Natel of any portion of any business or of any assets of Hytek, Natel or any of its affiliates, or to compel Hytek, Natel or any of its affiliates to divest or hold separate any portion of any business or of any assets of Hytek, Natel or any of its affiliates, as a result of the merger; or

•	seeking to prohibit Natel from effectively controlling in any material respect the business or operations of Hytek; or

•	by Natel, in the event Hytek shall have suffered a material adverse effect that:

•	individually or in the aggregate, results in, (1) if the closing of the merger occurs on or before April 30, 2005, a 15% or greater decrease in the net worth/shareholders’ equity of Hytek as measured since January 1, 2005, or (2) if the closing of the merger occurs on or after May 1, 2005, a 20% or greater decrease in the net worth/shareholders’ equity of Hytek as measured since January 1, 2005; or

•	the cancellation of purchase orders having a dollar value, individually or in the aggregate, equal to 10% or more of Hytek’s backlog at the close of business on January 29, 2005.

Termination Fee. The merger agreement requires that Hytek pay Natel a termination fee of $275,000 in the certain circumstances. Natel shall receive a termination fee from Hytek, if Natel terminates the merger agreement because:

•	Hytek shall have materially and willfully breached any of its obligations in connection with the requirement to seek shareholder approval or the non-solicitation provisions of the merger agreement; or

•	Hytek’s board of directors shall:

•	amend, withdraw, modify, change, condition or qualify Hytek’s recommendation to the shareholders in a manner adverse to Natel or the merger sub;

•	approve or recommend to the shareholders of Hytek an acquisition proposal;

•	approve or recommend that the shareholders of Hytek tender their common stock of Hytek in any tender or exchange offer or Hytek shall not have sent to its shareholders within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that Hytek recommends rejection of such tender or exchange offer;

•	within ten (10) business days after the commencement of a tender offer or exchange offer for securities of Hytek, fail to publicly recommend against acceptance of such tender offer or exchange offer;

•	take any positive position with regard to an acquisition proposal pursuant to Rules 14d-9 and 14e-2 under the Exchange Act; or

•	approve a resolution or agree to do any of the foregoing.

Natel shall also receive the termination fee, if Hytek terminates the merger agreement because:

•	if prior to obtaining the shareholder approval, Hytek receives a superior proposal and:

•	the superior proposal has been made, has not been withdrawn, continues to be a superior proposal and Hytek has entered into or intends to enter into a definitive agreement for such superior proposal; and

•	Hytek has fully complied with the non-solicitation provision of the merger agreement in connection with such superior proposal.

Shareholders’ Meeting. Pursuant to the merger agreement, Hytek has agreed to take all necessary action under applicable laws to call, give notice of, solicit proxies and hold a shareholders’ meeting to vote on the approval of the merger. Hytek is obligated to take such actions regardless of the commencement, disclosure, announcement or submission of any superior offer or proposal, or any withdrawal or modification of the recommendation of Hytek’s board of directors in connection with the merger.

Conduct of Business Pending the Merger. Under the merger agreement, Hytek has agreed that prior to the effective time of the merger, subject to certain exceptions, unless Hytek obtains Natel’s written consent (which consent shall not be unreasonably withheld or delayed), Hytek shall:

•	conduct its business only in the ordinary course of business and consistent with past practice;

•	maintain its books and records in accordance with past practices;

•	maintain all of its assets in customary repair, order and condition;

•	use commercially reasonable efforts to preserve its present business organization, retain the services of its present employees and preserve its present relationships with its customers and suppliers;

•	not alter its capital structure or issue or grant shares (other than pursuant to the exercise of options), options or other securities (or rights to acquire securities) or make any distributions to its shareholders;

•	not purchase, redeem or otherwise acquire any shares of capital stock or any other securities of Hytek or any options, warrants, calls or rights to acquire any such shares or other securities, except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service, or take any action to accelerate any vesting provisions of any such shares or securities;

•	not increase the level of compensation to any officer, director or employee or enter into any new employment or bonus agreement with any such officer, director or employee, unless (1) pursuant to existing agreements or written plans or, (2) solely with respect to any non-officer employee whose annual compensation as of the date of the merger agreement does not exceed $40,000, in the ordinary course of business and consistent with past practice;

•	not amend its articles of incorporation or bylaws or other governance documents;

•	not effect any merger, consolidation or business combination or acquire a substantial equity interest in any business, corporation, partnership or other person;

•	not adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of Hytek or otherwise permit the corporate existence of Hytek to be suspended, lapsed or revoked;

•	not, directly or indirectly, sell, lease, sell and leaseback, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets or any interest therein, other than (1) in the ordinary course of business, (2) any liens for taxes not yet due and payable or being contested in good faith and (3) such mechanics’ and similar liens, if any, as do not materially detract from the value of any such properties or assets;

•	not repurchase, prepay or incur any indebtedness or assume, guarantee or endorse any indebtedness of another person, or make any loans, advances or capital contributions to, or investments in, any other person;

•	not make any capital expenditures in excess of $2,500 individually and $20,000 in the aggregate;

•	not accelerate receivables or delay payables, except in the ordinary course of business;

•	not enter into, modify, amend or terminate

•	any material contract that if so entered into, modified, amended or terminated would (1) have a material adverse effect, (2) impair in any material respect the ability of Hytek to perform its obligations under the merger agreement or (3) prevent or materially delay the consummation of the transactions contemplated by the merger agreement; or

•	except in the ordinary course of business, any material contract;

•	not, except as required by GAAP, revalue any of its material assets or make any changes in accounting methods, principles or practices;

•	not (1) settle, pay or discharge, or admit liability or consent to non-monetary relief in respect of, any litigation, investigation, arbitration, proceeding or other claim, liability or obligation arising in the ordinary course of business or otherwise for an amount in excess of $2,500 individually and $20,000 in the aggregate unless compelled by final, nonappealable court order or other binding order of a governmental entity; or (2) settle, pay or discharge any claim against Hytek with respect to or arising out of the transactions contemplated by merger agreement;

•	not make any payments to, or otherwise engage in any transaction with, an affiliate of Hytek (other than payments of compensation to directors and officers in the ordinary course of business);

•	not make or rescind any material election relating to taxes or settle or compromise any material tax liability or enter into any closing or other agreement with any tax authority with respect to any material tax liability, or file or cause to be filed any material amended tax return, file or cause to be filed any claim for material refund of taxes previously paid, or agree to an extension of a statute of limitations with respect to the assessment or determination of taxes;

•	not fail to file any material tax returns when due, fail to cause such tax returns when filed to be materially true, correct and complete, prepare or fail to file any tax return in a manner inconsistent with past practices in preparing or filing similar tax returns in prior periods or, on any such tax return of Hytek, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods, in each case, except to the extent required by applicable legal requirements, or fail to pay any material taxes when due; or

•	not propose or authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Amendment. The merger agreement may be amended by the parties at any time before or after shareholder approval has been obtained and whether before or after adoption of the merger agreement by the shareholder of merger sub. However, if the merger agreement is to be amended after shareholder approval has been obtained, no amendment will be allowed that by law, rule or regulation requires further approval by the shareholders of Hytek without the further approval of those shareholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Extension and Waiver. At any time prior to the effective time of the merger, the parties may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	subject to the amendment of the merger agreement, waive compliance by the other party with any of the agreements or conditions set forth in the merger agreement.

Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of that party. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement, provision, term or condition of the merger agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply. The failure or delay of any party to assert any of its rights under the merger agreement or otherwise shall not constitute a waiver of such rights.

Expenses. All fees, costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Representations and Warranties of Hytek. The merger agreement contains customary representations and warranties of Hytek relating to, among other things:

•	corporate organization, standing and corporate power;

•	subsidiaries;

•	capital structure;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities and third parties relating to, the merger agreement and related matters with respect to each of Natel and Hytek;

•	documents Hytek has filed with the SEC, the accuracy of the financial statements and other information contained in such documents and the absence of undisclosed liabilities by Hytek;

•	absence of certain changes or events to Hytek and its business;

•	absence of litigation;

•	compliance with applicable legal requirements;

•	certain of Hytek’s contracts and no conflicts between the merger agreement and certain Hytek contracts;

•	absence of changes in benefit plans and certain employment matters;

•	labor matters;

•	employee benefit matters;

•	taxes;

•	properties;

•	intellectual property;

•	matters with respect to the sale of products and the performance of services;

•	environmental matters;

•	accounts receivable;

•	inventories;

•	insurance;

•	lack of restrictions pertaining to Hytek’s business;

•	absence of certain business practices;

•	matters relating to suppliers and customers;

•	government contracts;

•	receipt of fairness opinion from Douglas, Curtis & Allyn LLC;

•	absence of indemnifiable claims; and

•	broker fees.

Representations and Warranties of Natel and Merger Sub. The merger agreement contains customary representations and warranties of Natel relating to, among other things:

•	organization, standing and corporate power;

•	corporate authority and binding nature of agreements;

•	matters relating to potential breaches of agreements of Natel as a result of the merger;

•	activities of merger sub;

•	broker fees;

•	litigation;

•	lack of shares owned by Natel of Hytek; and

•	sufficiency of capital resources to pay the merger consideration.

Hytek Articles of Incorporation. As of the effective time of the merger, the articles of incorporation of Hytek immediately prior to the effective time of the merger will be the articles of incorporation of the surviving corporation following the merger until changed or amended.

Hytek Bylaws. As of the effective time of the merger, the bylaws of Hytek immediately prior to the effective time of the merger will be the bylaws of the surviving corporation following the merger until changed or amended.

OTHER AGREEMENTS

The following descriptions summarize the material provisions of related agreements entered into in connection with the merger agreement. You should read carefully the full text of each of the agreements, which are attached as annexes to this proxy statement.

Voting Agreement

In connection with the execution of the merger agreement, each of Hytek’s directors, executive officers and a non-executive officer employee entered into voting agreements pursuant to which each of them agreed to:

•	appear at the annual meeting, or otherwise cause their shares, to be counted for purposes of establishing a quorum;

•	vote their shares in favor of the adoption of the merger agreement and approval of the merger;

•	vote against any:

•	acquisition proposal;

•	amendment to Hytek’s articles of incorporation or bylaws or other proposal, action or transaction involving Hytek or its shareholders, which amendment or proposal, action or transaction would preclude fulfillment of a closing condition under the merger agreement to Hytek’s or Natel’s obligation to consummate the merger; and

•	dissolution, liquidation or winding up of Hytek; and

•	waive their dissenters’ rights relating to the merger that they may have had with respect to any shares of Hytek common stock owned by them.

A form of the voting agreement is attached as Annex B to this proxy statement.

Severance Agreements

In connection with the execution of the merger agreement, John F. Cole, the Chief Executive Officer, Philip S. Bushnell, the Chief Financial Officer, and five other non-executive officer employees of Hytek entered into individual agreements with Hytek, whereby Hytek granted each such employee the right to receive certain benefits upon termination of the employee’s employment with Hytek within a certain period of time following the consummation of the merger. For information regarding the terms of these agreements, see “Other Proposals – Election of Directors – Severance Agreements.”

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information relating to the beneficial ownership of Hytek common stock as of February 15, 2005 by:

•	each shareholder known by Hytek to own beneficially more than 5% of Hytek’s common stock;

•	each of Hytek’s executive officers;

•	each of Hytek’s directors; and

•	all of Hytek’s directors and executive officers as a group.

Beneficial ownership is determined based on the rules of the SEC. The column captioned “Number of Shares Beneficially Owned” includes the number of shares of Hytek common stock subject to options that are currently exercisable or will become exercisable on or before April 16, 2005, sixty (60) days from February 15, 2005. Percentage of beneficial ownership is based upon 3,256,008 shares of Hytek common stock outstanding as of February 15, 2005. The address for those individuals for which an address is not otherwise provided is c/o Hytek Microsystems, Inc., 400 Hot Springs Road, Carson City, Nevada 89706. Unless otherwise indicated, we believe the shareholders listed have sole voting and investment power with respect to all shares, subject to applicable community property laws.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Principal Shareholders
Shou-Chen Yih 930 Cumberland Court Foster City, CA 94404	205,700	6.3%
Executive Officers and Directors
John F. Cole (1)	30,833	*
Theodore E. Batchman (2)	15,000	*
Robert J. Boschert (3)	44,250	1.3%
Philip S. Bushnell (4)	26,875	*
Raymond Case (5)	5,000	*
Allen B. Gates (6)	10,000	*
Edward Y. Tang (7)	51,250	1.6%
All current executive officers and directors as a group (7 persons) (8)	183,208	5.4%

*	Less than 1%

(1)	Includes options to purchase 20,833 shares held by Mr. Cole, which options are exercisable within sixty (60) days of February 15, 2005.

(2)	Includes options to purchase 15,000 shares held by Dr. Batchman, which options are exercisable within sixty (60) days of February 15, 2005.

(3)	Includes options to purchase 31,250 shares held by Mr. Boschert, which options are exercisable within sixty (60) days of February 15, 2005.

(4)	Includes options to purchase 9,375 shares held by Mr. Bushnell, which options are exercisable within sixty (60) days of February 15, 2005.

(5)	Includes options to purchase 5,000 shares held by Mr. Case, which options are exercisable within sixty (60) days of February 15, 2005.

(6)	Includes options to purchase 10,000 shares held by Dr. Gates, which options are exercisable within sixty (60) days of February 15, 2005.

(7)	Includes options to purchase 36,250 shares held by Mr. Tang, which options are exercisable within sixty (60) days of February 15, 2005.

(8)	See footnotes (1) through (7) inclusive.

44

OTHER PROPOSALS

PROPOSAL TWO

Election of Directors

Nominees for Director

If the merger is approved, the outcome of the proposal to elect directors will remain effective only until the completion of the merger.

A board of seven directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Hytek’s seven nominees named below, all of whom, are currently directors of Hytek. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who shall be designated by the current board of directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner, in accordance with cumulative voting, as will ensure the election of as many of the nominees listed below as possible. In such event, the specific nominees for whom such votes will be cumulated will be determined by the proxy holders. It is not expected that any nominee will be unable or will decline to serve as a director.

The following table sets forth certain information as of February 15, 2005 with respect to each nominee for director:

Name	Age	Position(s) with Hytek	Director Since
Dr. Theodore E. Batchman	64	Director	2001
Robert J. Boschert	68	Director	1990
Philip S. Bushnell	53	Chief Financial Officer and Director	2004
Raymond J. Case	64	Director	2003
John F. Cole	66	President, Chief Executive Officer and Director	2003
Dr. Allen B. Gates	65	Director	2002
Edward Y. Tang	65	Director	1990

Dr. Batchman joined the Board of directors in February 2001. Dr. Batchman has been the Dean of the College of Engineering at the University of Nevada, Reno for over eight years. Dr. Batchman has a broad background in optical communication and signal processing devices and fiber optic sensors and devices.

Mr. Boschert, who was the founder of Boschert, Inc., a developer and manufacturer of low-cost volume usage switch mode power supplies, retired from the board of directors of that company in 1984 and has traveled extensively since then. From June 1986 until June 1988, Mr. Boschert served as an independent consultant to Unison Technology, a manufacturer of uninterrupted power supplies. Mr. Boschert served as acting president of Hytek from December 2002 to March 2003 and was appointed chairman of the board in March 2003.

Mr. Bushnell joined Hytek in September 2003 as chief financial officer. Mr. Bushnell has over 20 years experience in accounting and finance in various manufacturing operations. From 1998 until 2003, Mr. Bushnell was retired. From 1987 until his company was sold to Tyco International Ltd. in 1998, Mr. Bushnell was employed by Sigma Circuits, Inc., an electronic interconnect manufacturer in Santa Clara, California, where he served as senior vice president, finance and administration, as well as a director of Sigma Circuits.

Mr. Case joined the board of directors in November 2003. Mr. Case has over 38 years of accounting, finance and management experience, all with manufacturing companies. In September 2003, he retired as the treasurer of GE Bently, a manufacturer of proximity-measuring controls equipment for the petro-chemical and power generation industries. The years 1974 through 2001 he served as the chief financial officer of Bently

45

Nevada Corporation, a machine monitoring and protection systems company. In his executive capacity at Bently Nevada, Mr. Case also served several terms as a Board member.

Mr. Cole joined the board of directors in February 2003 and was appointed acting president and chief executive officer in March 2003 under a consulting agreement. In December 2003, Mr. Cole accepted the position of full-time president and chief executive officer. From 1998 to 2002, Mr. Cole served as a consultant for a number of private and public high technology companies, including CAP Wireless, Gigatronics, Inc., Meganet Corporation, Spectrian Corporation and Cirqun Corporation. From April 2001 to August 2001, Mr. Cole also served as a consultant and acting president of Metalast Inc., a metal coating company. Mr. Cole has also served as a member of the board of directors of Integra Technologies Inc. since December 2002. From 1996 to 1998, Mr. Cole served as president of Polyphaser Corporation. Mr. Cole is a senior executive with over 35 years experience in general management, marketing and business development with businesses serving the communications, defense and aerospace markets. Mr. Cole held senior management positions serving as president and group division manager with Emerson Electric Co., M-A/COM Corporation and Dynatech Corporation.

Dr. Gates joined the board of directors in June 2002. Dr. Gates has served on the faculty of the University of Nevada, Reno, College of Engineering as an adjunct faculty member since September 2002 and as Professor and Interim Chair, Mechanical Engineering since July 2003. Dr. Gates holds BSME and MSME degrees from the University of Nevada, Reno, M. S. in Management from MIT, Cambridge, MA (Sloan Fellow) and a Ph.D in Systems Engineering from Case-Western Reserve University. Prior to joining the University of Nevada, Dr. Gates served as president of Gradient Technology, a chemical solutions provider, from 2000 to September 2002, and as a partner in Dannemiller Tyson Associates, an organizational consulting firm, from 1995 to 2000. His background includes senior management and vice president positions with Ford Aerospace, Computing Devices International and General Dynamics Information Systems. He served as president of Kaiser Electronics from 1992 to 1995.

Mr. Tang is a founder of Answer Software Company, a developer of database products and applications for computers that was founded in 1982, and has served as its president and chief executive officer and as a director since its formation.

All directors who are elected will hold office until the next Annual Meeting of Shareholders of Hytek (or until the effectiveness of their resignation or removal from the board of directors) and until their successors have been elected and qualified. If the proposed merger is consummated, they will resign from their positions effective as of the closing of the merger. There are no family relationships among the directors and officers of Hytek. Hytek encourages each board member to attend the Annual Meeting of Shareholders. In order to facilitate attendance, Hytek schedules a board of directors meeting immediately following the Annual Meeting of Shareholders each year. The following directors attended the Annual Meeting of Shareholders last year: Messrs. Batchman, Boschert, Bushnell, Case, Cole and Tang.

Vote Required

The seven nominees receiving the highest number of affirmative votes of the shares entitled to vote for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under California law.

Recommendation

The board of directors recommends that shareholders vote “FOR” each of the proposed nominees for director.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 (a) of the Exchange Act requires Hytek’s officers and directors, and persons who own more than 10% of Hytek’s common stock, to file initial reports of ownership of Hytek’s securities on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% shareholders are also required by SEC rules to furnish Hytek with copies of all Section 16 (a) forms that they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, Hytek believes that, during the last fiscal year, all Section 16(a) filing requirements applicable to its officers, directors and 10% shareholders were met.

Board Meetings and Committees

The board of directors of Hytek held a total of six meetings during the fiscal year ended January 1, 2005 (the “Last Fiscal Year”). The board of directors has an audit committee, a compensation committee and nominating committee.

The audit committee has the sole responsibility to engage Hytek’s independent auditors and determine their compensation. The audit committee also reviews the scope of the audit, considers comments made by the independent auditors with respect to accounting procedures and internal controls and the consideration given thereto by Hytek, reviews internal accounting procedures and controls with Hytek’s financial and accounting staff and reviews non-audit services provided by Hytek’s independent auditors. The audit committee, currently consisting of Dr. Batchman, Mr. Case and Mr. Tang, held six meetings during the Last Fiscal Year to review year-end and quarterly results with Hytek’s independent auditors and to review the engagement of Hytek’s independent auditors for fiscal year 2004. All members of the audit committee are “independent” under the Nasdaq rules. Mr. Case is the audit committee financial expert, as that term is defined in the rules of the SEC. A copy of the audit committee charter is posted on Hytek’s website at www.hytek.com.

The compensation committee reviews and approves Hytek’s executive compensation and administers Hytek’s stock option plans with respect to Hytek’s officers and directors. The Compensation Committee currently consists of Mr. Boschert and Dr. Gates, each of whom is a non-management member of our board of directors. During the Last Fiscal Year, the compensation committee held two meetings.

The board of directors formed a nominating committee and adopted its written charter in March 2004. A copy of the nominating committee charter is posted on our website at www.hytek.com. The nominating committee is expected to identify and recommend nominees to the board of directors. The nominating committee currently consists of Dr. Batchman and Dr. Gates. Both members of the nominating committee are “independent” under the Nasdaq rules. During the Last Fiscal Year, the nominating committee held one meeting.

During the Last Fiscal Year, each director attended at least 75% of the aggregate of all meetings of the board of directors and the committees, if any, upon which such director served.

Policy for Director Recommendations and Nominations

The process for shareholders to nominate directors is discussed above in the section entitled “The Annual Meeting—Nominations for Director.”

Where the Nominating Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the board or management. Although the Nominating Committee has not established any specific minimum qualifications for director nominees, in its evaluation of director candidates, including the members of the board of directors eligible for re-election, the nominating committee considers a number of factors, including the following:

•	the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board; and

•	such factors as judgment, independence, character and integrity, age, area of expertise, diversity of experience, length of service and potential conflicts of interest.

After completing the evaluation and review, the nominating committee recommends the nominees for election to the board of directors.

Code of Ethics

Hytek’s board of directors adopted a code of ethics for our chief executive officer, chief financial officer and controller during fiscal 2004. A copy of Hytek’s code of ethics is posted on our website at www.hytek.com. Additionally, our code of ethics will also be available in print to any person, without charge, who so requests by contacting our chief financial officer.

Director Compensation

Each non-employee director receives a fee of $1,000 for each in person board meeting attended and $500 per meeting attended by phone. The board of directors will meet at least every other month, and will meet more frequently if deemed necessary. The board of directors met a total of six times during fiscal 2004 (four times in person and two times via conference call). In addition to director’s fees, the non-employee directors receive grants of options under the director stock option plan described below. Each member of the audit committee receives a retainer of $2,000 and each member of all other committees will receive a retainer of $1,000 for each year of service, which is payable on the anniversary of their committee appointments.

Director Option Plan

Hytek’s 2001 Director Stock Option Plan (the “Director Plan”) was adopted by the board of directors in February 2001 and approved by the shareholders in May 2001. A total of 30,000 shares of common stock was initially reserved for issuance thereunder. In May 2002, the shareholders approved the reservation of an additional 100,000 shares for this plan, bringing the authorized total shares to 130,000.

All options granted under the Director Plan have an exercise price equal to the fair market value on the date of grant. The Director Plan provides for the automatic grant of an option to purchase 15,000 shares upon an outside director’s initial appointment or election to the board of directors. This 15,000-share option has a term of 10 years and becomes exercisable as to 5,000 shares on each of the first three anniversaries of the date of grant. The plan also provides that each non-employee director of Hytek who, on the last business day of each fiscal year, has been in continuous service as a director of Hytek for a period of five years or more automatically shall be granted an option to purchase 5,000 shares on such date of each fiscal year. This 5,000-share option has a term of 10 years and becomes exercisable with respect to approximately 1/12 of the shares each month following the date of grant.

On December 30, 2004, an option to purchase 5,000 shares at an exercise price of $0.88 per share was automatically granted under the Director Plan to each of Messrs. Boschert and Tang.

As of the Record Date, the following non-employee directors hold the following number of shares subject to options, the exercisability of which will be accelerated in full prior ro consummation of the proposed merger: Dr. Batchman, •; Mr. Boschert, •; Mr. Case, •; Dr. Gates, •; and Mr. Tang, •.

Executive Officers of Hytek

The current executive officers of Hytek are as follows:

Name	Position

John F. Cole	President and Chief Executive Officer

Philip S. Bushnell	Chief Financial Officer and Secretary

Summary Compensation Table

The following summary compensation table sets forth certain information regarding the compensation of Hytek’s chief executive officer and Hytek’s only other executive officer (who earned at least $100,000 in annual salary and bonus) for fiscal 2004, for services rendered in all capacities for the years indicated. In the Last Fiscal Year, only the chief financial officer and chief executive officer earned more than $100,000 in annual salary and bonus.

Name and Principal Position	Fiscal Year	Annual Compensation				Long-Term Compensation Awards	All Other Compensation ($)
		Salary ($)		Bonus ($)		Securities Underlying Options(#)
John F. Cole (1) President and Chief Executive Officer	2004 2003	$126,422 95,736	(3)	$20,000 0	(2)	89,412 15,000	$0 0
Philip S. Bushnell (4) Chief Financial Officer and Secretary	2004 2003	$92,505 30,135		$15,000 0	(5)	16,471 25,000	$0 0

(1)	Mr. Cole became president and chief executive officer in March 2003 under a consulting agreement. He was made full-time president and chief executive officer on December 12, 2003.

(2)	A bonus of $20,000 was earned in fiscal 2004, of which $10,000 was paid in December 2004 and $10,000 was paid in January 2005. (3) Includes $30,000 earned in 2003, but paid in 2004.

(4)	Mr. Bushnell was hired September 4, 2003.

(5)	A bonus of $15,000 was earned in fiscal 2004, of which $7,500 was paid in December 2004 and $7,500 was paid in January 2005.

Option Grants in Fiscal 2004

The following table provides information relating to stock options awarded to the executive officers identified in the summary compensation table during fiscal 2004. All such options were awarded under Hytek’s 2001 Stock Plan and 2004 Nonstatutory Stock Plan.

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year (%)		Exercise Price ($/Sh)(1)(2)	Expiration Date
John F. Cole	40,000 49,412	(3) (4)	23.5 29.0	% %	$1.02 0.81	3/12/09 12/17/14
Philip S. Bushnell	16,471	(4)	9.7%		0.81	12/17/14

(1)	Options were granted at an exercise price equal to the fair market value of Hytek common stock on the date of grant.

(2)	Full payment may consist of any consideration and method of payment authorized by the administrator and permitted by the plan and the stock option agreement under the plan.

(3)	Options granted pursuant to the 2001 Stock Plan. 25% of the shares vest one year after the vesting commencement date and 1/48 of the shares vest monthly thereafter, so long as Mr. Cole shall remain employed by Hytek. In the event of certain mergers, sales of assets or changes in control (including the proposed acquisition by Natel), all options fully vest prior to the transaction.

(4)	Options granted pursuant to the 2004 Nonstatutory Stock Plan. 25% of the shares vest one year after the vesting commencement date and 1/48 of the shares vest monthly thereafter, so long as Mr. Cole and Mr. Bushnell shall remain employed by Hytek. In the event of certain mergers, sales of assets or changes in control (including the proposed acquisition by Natel), all options fully vest prior to the transaction.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information relating to option exercises by the executive officers identified in the summary compensation table during fiscal 2004. In addition, it indicates the number and value of vested and unvested options held by these executive officers as of January 1, 2005.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at January 1, 2005		Value of Unexercised In-the-Money Options at January 1, 2005(1)
Name			Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)
John F. Cole	—	—	5,000	99,412	$50	$3,559
Philip S. Bushnell	—	—	7,813	33,658	234	1,669

(1)	Based on the average of the bid and asked prices for Hytek common stock on December 31, 2004.

Severance Arrangements

In connection with the execution of the merger agreement, John F. Cole and Philip S. Bushnell entered into severance agreements with Hytek, whereby each was granted the right to receive certain benefits upon termination of the employee’s employment with Hytek within a certain period of time following the consummation of the merger.

The severance agreement for Mr. Cole provides that if his employment is terminated without “Cause” (as defined in the severance agreement) or if he resigns after a “Salary Reduction” (as defined in the severance agreement), he will be entitled to receive:

•	during the first year following the consummation of the merger, a payment equal to 52 weeks of base wages and continued health benefits for a period of 52 weeks; or

•	during the second year following the consummation of the merger, a payment equal to 26 weeks of base wages and continued health benefits for a period of 26 weeks.

The severance agreement for Mr. Bushnell provides that if his employment is terminated without “Cause” or if he resigns after a “Salary Reduction”, he will be entitled to receive:

•	during the first year following the consummation of the merger, a payment equal to 39 weeks of base wages and continued health benefits for a period of 39 weeks; or

•	during the second year following the consummation of the merger, a payment equal to 19.5 weeks of base wages and continued health benefits for a period of 19.5 weeks.

The severance agreements also provide that if Mr. Cole or Mr. Bushnell terminates his employment for “Good Reason” (as defined in the severance agreement), each will be entitled to receive:

•	during the first year following the consummation of the Merger, a payment equal to one-half of his base wages he is entitled to receive if terminated without “Cause” in the first year; or

•	during the second year following the consummation of the Merger, a payment equal to one-half of his base wages he is entitled to receive if terminated without “Cause” in the second year.

The severance payments and continued benefits will be subject to each employee entering into (and not subsequently revoking) a general release of claims, which includes a non-disparagement provision.

The severance agreements provide that the term “Cause” means any of the following: (1) a commission of an act of fraud against Hytek or any of its business relations; (2) a conviction of a felony; (3) a material act of dishonesty towards Hytek or any of its business relations; (4) a material failure to perform duties to Hytek; (5) a material breach of any of Hytek’s material employment policies; or (6) an inability due to a physical or mental impairment to substantially perform material duties for a period of no less than 90 days, in the aggregate, in any twelve (12) month period, notwithstanding all reasonable accommodation required by law.

The severance agreements provide that the term “Good Reason” means a material reduction following the merger of any duties or responsibilities to Hytek relative to the duties or responsibilities as in effect prior to such reduction or series of reductions if more than one has occurred (but not including a “Salary Reduction”), unless such duties or responsibilities are restored in all material respects within thirty (30) days after the chief financial officer of Hytek has received a written notice identifying in reasonable detail the reduction or series of reductions to such duties or responsibilities and requesting that the duties or responsibilities be restored; provided that a reduction or series of reductions flowing from the fact that Hytek is no longer a reporting company under the Exchange Act, or that certain of Hytek’s operations are conducted by its corporate parent (or an affiliate thereof) on Hytek’s behalf or have otherwise been discontinued shall not constitute “Good Reason”.

The severance agreements provide that the term “Salary Reduction” means a reduction following the merger of base salary relative to such base salary as in effect immediately prior to the completion of the merger (regardless of whether there has been any reduction of the employee’s duties or responsibilities to Hytek).

Equity Compensation Plan Information

The following table provides information as of January 1, 2005 about Hytek’s common stock that may be issued upon the exercise of options granted to employees, consultants or members of our board of directors under all existing equity compensation plans including the 1991 Stock Option Plan and 1991 Director Stock Option Plan (each of which was terminated as to new grants in 2001), the 2001 Stock Plan, the 2001 Director Stock Option Plan and the 2004 Nonstatutory Stock Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	321,333	(2)	$1.86	(2)	30,917	(3)
Equity compensation plans not approved by security holders (4)	120,247	(4)	$0.81	(4)	129,753

Total	441,580				160,669

(1)	This row includes 187,250 shares subject to options outstanding or reserved for issuance under the 1991 and 2001 Stock Option Plans, and 165,000 shares subject to options outstanding or reserved for issuance under the 1991 and 2001 Director Option Plans.

(2)	Represents 184,250 shares subject to options granted to employees at an exercise price of $1.83 per share and 137,083 shares subject to options granted to directors at an exercise price of $1.90 per share.

(3)	Represents 3,000 shares available for grant under the 2001 Stock Option Plan and 27,916 shares available for grant under the 2001 Director Option Plan.

(4)	On August 23, 2004, the board of directors of Hytek adopted the 2004 Nonstatutory Stock Plan, pursuant to which 250,000 shares were reserved for issuance.

2004 Nonstatutory Stock Plan

On August 23, 2004, the board of directors of Hytek adopted the 2004 Nonstatutory Stock Plan (the “NSO Plan”). The purposes of the NSO Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants, and to promote the success of Hytek’s business. Options granted under the NSO Plan are to be nonstatutory stock options. Stock purchase rights may also be granted under the NSO Plan.

The NSO Plan is administered by Hytek’s board of directors or a committee appointed by Hytek’s board of directors. To the extent desirable to qualify transactions under the NSO Plan as exempt under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, the transactions shall be structured to satisfy the requirements for exemption under Rule 16b-3. The administrator of the NSO Plan has final authority to interpret any provision of the NSO Plan or any grant made under the NSO Plan.

The maximum aggregate number of shares that may be sold under the NSO Plan is 250,000 shares of Hytek’s common stock. Nonstatutory stock options and stock purchase rights may be granted to employees and consultants. The NSO Plan shall continue in effect for a term of ten (10) years unless terminated earlier in accordance with the terms of the NSO Plan. The exercise price of nonstatutory options under the NSO Plan may not be less than 85% of the fair market value of a share of common stock on the date of grant.

Unless determined otherwise by the NSO Plan administrator, an option or stock purchase right may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution, and only the optionee may exercise options and stock purchase rights during his or her lifetime. If the administrator makes an award transferable, the award will contain additional terms and conditions the administrator deems appropriate.

In the event of a merger of Hytek with or into another corporation, or the sale of substantially all of the assets of Hytek, each outstanding option and stock purchase right shall be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option or stock purchase right, the optionee shall fully vest in and have the right to exercise the option or stock purchase right as to all of the optioned stock, including shares as to which it would not otherwise be vested or exercisable. In the event of a change in control of Hytek, unless otherwise determined by the administrator prior to the occurrence of such change in control, any options outstanding on the date such change in control is determined to have occurred that are not yet exercisable and vested on such date shall become fully exercisable and vested.

The board of directors may at any time amend, alter, suspend or terminate the NSO Plan.

PROPOSAL THREE

Ratification of Appointment of Independent Registered Public Accounting Firm

The audit committee of the board of directors has selected Mark Bailey & Company Ltd., independent registered public accounting firm, to audit Hytek’s financial statements for the fiscal year ending December 31, 2005. The shareholders are being requested to ratify the appointment of Mark Bailey & Company Ltd. Hytek expects that a representative of Mark Bailey & Company Ltd. will be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to answer any appropriate questions.

On November 4, 2004, the audit committee of the board of directors of Hytek dismissed Ernst & Young LLP, the independent registered public accounting firm previously engaged to audit Hytek’s financial statements.

The reports of Ernst & Young LLP on Hytek’s financial statements for the years ended December 28, 2002 and January 3, 2004 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles; however, the reports contained an explanatory paragraph indicating that there is substantial doubt about Hytek’s ability to continue as a going concern.

During the fiscal years ended December 28, 2002 and January 3, 2004 and through November 4, 2004, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statements disclosure or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference thereto in their reports on the financial statements for such years.

Hytek provided Ernst & Young LLP with a copy of the disclosures regarding their dismissal prior to any filing with the SEC and requested Ernst & Young to furnish a letter addressed to the SEC stating whether it agreed with the statements made above. A copy of the Ernst & Young LLP letter to the SEC was attached as an exhibit filed with the SEC with Hytek’s current report on Form 8-K on November 10, 2004.

On November 4, 2004, the audit committee of the board of directors of Hytek engaged Mark Bailey & Company Ltd. as Hytek’s registered independent public accounting firm.

Audit Fees

Fees for audit services performed by Ernst & Young LLP totaled approximately $80,000 and $120,000 for the fiscal years ended January 1, 2005 and January 3, 2004, respectively, including fees associated with the annual audits, reviews of our quarterly reports on Form 10-QSB, assistance with the review of documents filed with the SEC and accounting consultations.

Audit fees billed to Hytek by Mark Bailey & Company Ltd. totaled $65,000 for the audit of Hytek’s consolidated annual financial statements for fiscal year 2004 included in Hytek’s Annual Report on Form 10-KSB. Additionally, Mark Bailey & Company Ltd. re-audited Hytek’s consolidated annual financial statements for fiscal 2003 for a fee of $50,000.

Aggregate fees billed for audit services for the fiscal years ended 2004 and 2003 totaled approximately $195,000 and $120,000, respectively.

Audit-Related Fees

Fees for audit-related services performed by Ernst & Young LLP totaled approximately $8,000 and $2,000 for the fiscal years ended January 1, 2005 and January 3, 2004, respectively. Audit-related services principally included internal control reviews.

There were no audit-related services performed by Mark Bailey & Company Ltd. for the fiscal year ended January 1, 2005.

Aggregate fees billed for audit-related services for the fiscal years ended 2004 and 2003 totaled approximately $8,000 and $2,000, respectively.

Tax Fees

Fees for tax services performed by Ernst & Young LLP, including tax compliance and consultation, totaled approximately $11,000 and $17,000 for the fiscal years ended January 1, 2005 and January 3, 2004, respectively.

There were no tax services performed by Mark Bailey & Company Ltd. for the fiscal year ended January 1, 2005.

Aggregate fees billed for tax services for the fiscal years ended 2004 and 2003 totaled approximately $11,000 and $17,000, respectively.

All Other Fees

Ernst & Young LLP did not bill us for any other services for the fiscal years ended January 1, 2005 and January 3, 2004.

Mark Bailey & Company Ltd. did not bill Hytek for any other services for the fiscal year ended January 1, 2005

Audit Committee Pre-Approval Policies

The duties and responsibilities of our audit committee include the pre-approval of all audit, audit-related, tax and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the audit committee. Unless otherwise specified by the audit committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The audit committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

To the extent deemed appropriate, the audit committee may delegate pre-approval authority to the chairman of the audit committee of the board of directors or any one or more other members of the audit committee provided that any member of the audit committee who has exercised any such delegation must report any such pre-approval decision to the audit committee at its next scheduled meeting. The audit committee will not delegate the pre-approval of services to be performed by the independent auditor to management.

Our audit committee requires that our independent auditor, in conjunction with our chief financial officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the audit committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by Ernst & Young LLP and Mark Bailey & Company Ltd. described above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were pre-approved by our Audit Committee.

Recommendation

The Board of Directors recommends that the shareholders vote “FOR” the ratification of Mark Bailey & Company Ltd.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee of Hytek board of directors (the “Committee”) is composed of three independent directors. The Committee operates under a written charter adopted by the board of directors in May 2000 and revised April 2004. The members of the Committee are Dr. Ted E. Batchman, Mr. Edward Y. Tang and Mr. Raymond J. Case, who was appointed to the audit committee as the audit committee financial expert upon his election to the board of directors in October 2003. All current members are “independent” within the meaning of the Nasdaq market rules. The Committee selects and dismisses Hytek’s independent accountants.

On November 4, 2004, the audit committee of the board of directors of Hytek dismissed Ernst & Young LLP, the independent registered public accounting firm previously engaged to audit Hytek’s financial statements, and engaged Mark Bailey & Company Ltd. to audit Hytek’s financial statements for fiscal 2004.

Management is responsible for Hytek’s internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of Hytek’s financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those audited financial statements to accounting principles generally accepted in the United States. The Committee’s responsibility is to monitor and oversee these processes.

Review with Management

The Committee has met and had discussions with management regarding the audited financial statements. Management has represented to the Committee that Hytek’s financial statements were prepared in accordance with accounting principles generally accepted in the United States.

Review and Discussion with Independent Auditors

The Committee has discussed with Mark Bailey & Company Ltd., Hytek’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees). These discussions have included a review of both the quality and acceptability of Hytek’s accounting principles and policies.

Hytek’s independent auditors have provided the Committee with the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Committee discussed with the independent auditors the auditors’ independence from management and Hytek. The Committee has also considered the compatibility of non-audit services with the auditors’ independence.

Conclusion

Based on the Committee’s discussions with management and the independent auditors, the Committee’s review of the representations of management and the report of the independent auditors to the Committee, the Committee recommended that the board of directors include the audited financial statements in Hytek’s Annual Report on Form 10-KSB for the year ended January 1, 2005 filed with the Securities and Exchange Commission.

Respectfully submitted,

Dr. Ted E. Batchman

Raymond J. Case

Edward Y. Tang

OTHER MATTERS

Hytek knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

Under Hytek’s bylaws, in order for a matter to be deemed properly presented at a shareholder meeting, notice must be delivered to, or mailed and received by, Hytek not less than sixty (60) days nor more than ninety (90) days prior to the annual meeting. If, however, less than fifty (50) days notice or prior public disclosure of the date of the annual meeting has been given, notice by the shareholder must be received by Hytek not later than the close of business on the tenth day following the date on which notice of the Annual Meeting was mailed or publicly disclosed. The shareholder’s notice must set forth, as to each proposed matter, a brief description of the matter and reason for conducting such business at the meeting, the name and address of such shareholder proposing such business as they appear on Hytek’s books, the number of shares beneficially owned by the shareholder, any material interest of the shareholder in such proposal, and any other information that would have been required pursuant to Regulation 14A promulgated under the Exchange Act if such shareholder had requested inclusion of such proposal in Hytek’s proxy materials.

WHERE YOU CAN FIND MORE INFORMATION

Hytek is a “small business issuer” within the meaning of Item 10 (a) (1) of Regulation S-B. Accordingly, Hytek is complying with the executive compensation disclosure requirements applicable to small business issuers in this year’s proxy statement.

A copy of Hytek’s Annual Report on Form 10-KSB for the fiscal year ended January 1, 2005 (the “2004 Form 10-KSB”) and the President’s Letter to the Shareholders dated • , 2005, which together comprise Hytek’s 2004 Annual Report to Shareholders, is being delivered herewith. Copies of the 2004 Form 10-KSB (without exhibits) filed with the SEC may be obtained at no charge upon request to: Philip S. Bushnell, Secretary, Hytek Microsystems, Inc., 400 Hot Springs Road, Carson City, Nevada 89706.

Hytek files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Hytek files with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

450 Fifth Street, N.W., Room 1024

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NATEL ENGINEERING COMPANY, INC.,

NATEL MERGER SUB

AND

HYTEK MICROSYSTEMS, INC.

February 11, 2005

-i-

-ii-

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of February 11, 2005, by and among NATEL Engineering Company, Inc., a California corporation (“Parent”), Natel Merger Sub, a California corporation (“Merger Sub”), and Hytek Microsystems, Inc., a California corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the California General Corporation Law (the “CGCL”), Parent, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”); and

WHEREAS, the Board of Directors of Parent (i) has determined that the Merger is fair to, and in the best interest of, Parent and its shareholders and (ii) has approved this Agreement and the Merger; and

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is fair to, and in the best interest of, the Company and its shareholders, (ii) has approved this Agreement and the Merger, and (iii) has resolved to recommend that the Company’s shareholders approve this Agreement and the Merger; and

WHEREAS, the executive officers and directors of the Company are concurrently herewith entering into a voting agreement in connection with the Merger in the form attached hereto as Exhibit A (the “Voting Agreement”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, Section 9.3 of this Agreement contains certain definitions, and Section 9.4 of this Agreement contains an index of defined terms in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the CGCL.

1.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, including the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304 at 10:00 a.m., Pacific time, on a date to be specified by the Parties, which shall be no later than two (2) Business Days after satisfaction or waiver of the conditions set forth in Article VII or such other date and time or location as mutually agreed to by the Parties (the “Closing Date”); provided, however, that if more than 25% of the outstanding shares of Company Common Stock vote against the Merger or do not vote (whether as abstentions, broker non-votes or otherwise), Parent shall have the right to defer the Closing Date until the second (2nd) Business Day after the conclusion of the statutory notification period described in Section 1301 of the CGCL so as to determine whether the condition described in Section 7.2(f) has been satisfied.

1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the Closing and on the Closing Date, the Parties shall cause the Merger to be consummated by duly filing a properly executed Agreement of Merger in the form attached hereto as Exhibit B (the “Agreement of Merger”), with the Secretary of State of the State of California (the “California Secretary of State”), in accordance with the relevant provisions of the CGCL (the time of such filing with the California Secretary of State being the “Effective Time”).

1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 1107 of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5 Articles of Incorporation and Bylaws.

(a) As of the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the CGCL and such Articles of Incorporation.

(b) As of the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the CGCL and such Bylaws.

1.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

1.7 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

COMPANY AND MERGER SUB; OPTIONS

2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each issued and outstanding share of common stock of Merger Sub shall be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.

(b) Each issued and outstanding share of common stock of the Company (“Company Common Stock”) (other than Dissenting Shares and Potential Dissenting Shares) shall be converted, as of the Effective Time, into the right to receive the Per Share Price (as defined below), without interest (the aggregate amount payable, the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall automatically be cancelled and no longer deemed outstanding, and the holders thereof shall not have any rights with respect thereto, except to the ratable portion of the Merger Consideration to which such holder is entitled, without interest, upon surrender of Certificates (as defined in Section 2.2(b)).

The Per Share Price shall be $2.00 or such lesser amount as is prescribed by the last sentence of this paragraph. It is acknowledged that the $2.00 per share amount was determined by Parent on the assumptions that (a) the representations and warranties of the Company as to the number of issued and outstanding shares of Company Common Stock and as to the number of, and exercise price for, the issued and outstanding Options are true and correct in all respects, (b) the Company will comply with the covenants contained in Section 5.1(e) in all respects, and (c) accordingly in no event will the Merger Consideration exceed $6,850,000 less the amounts payable pursuant to Section 2.4 (the “Cap”). If it is discovered prior to the payment of any Merger Consideration that any such assumption is not correct and as a consequence the $2.00 per share amount would result in the Merger Consideration exceeding the Cap, the Per Share Price shall be reduced by the lowest number that would result in the Merger Consideration not exceeding the Cap.

2.2 Payment of Consideration.

(a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company (the “Exchange Agent”) for payment of the Merger Consideration. Promptly after the Effective Time, Parent shall deposit the Merger Consideration with the Exchange Agent for the benefit of the holders of Company Common Stock. Any Merger Consideration deposited with the Exchange Agent that has not been distributed pursuant to Section 2.2(b) on or prior to the date that is one year after the Effective Time shall be turned over to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and provided, further, that any and all interest earned at any time on the cash deposited with the Exchange Agent shall inure to the benefit of, and belong to, Parent.

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time and in any event within five (5) Business Days following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock, whose shares were converted into the right to receive such holder’s ratable portion of the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon the proper delivery of the Certificates and shall be in a form and have such other provisions as Parent may reasonably specify) and instructions as specified by Parent for use in effecting the exchange of the Certificates for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and executed, and all other documents required by the instructions thereto, the holder of such shares of Company Common Stock shall be entitled to receive in exchange therefor, and the Exchange Agent shall promptly distribute to such holder, the ratable portion of the Merger Consideration to which such holder is entitled pursuant to Section 2.1, and such shares of Company Common Stock so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1.

(c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), the Merger Consideration shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay to the holder of such lost, stolen or destroyed Certificate, such holder’s ratable portion of the Merger Consideration.

(f) Withholding Rights. Parent shall deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder (the “Code”)), and the rules and regulations promulgated thereunder, or any provisions of any other applicable Legal Requirements, including without limitation, state, local and foreign Tax law. To the extent that amounts are so deducted and withheld by Parent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect to which such deduction and withholding were made by Parent.

2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock (“Dissenting Shares”) issued and outstanding immediately prior to the Effective Time and held by a holder (a “Dissenting Shareholder”) who has not voted in favor of the Merger or consented thereto in writing and who has dissented in accordance with Chapter 13 of the CGCL as well as any shares of Company Common Stock (“Potential Dissenting Shares”) held by a holder (a “Potential Dissenting Shareholder”) that are not voted in favor of the Merger but that have not dissented in accordance with Chapter 13 of the CGCL, shall not be converted into a right to receive the Merger Consideration in accordance with Section 2.1, but shall represent and become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder or Potential Dissenting Shareholder pursuant to the laws of the State of California, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to dissent under Chapter 13 of the CGCL. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder’s right to dissent, such former Dissenting Shares or Potential Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Time into a right to receive, upon surrender as provided above, such holder’s ratable portion of the Merger Consideration, without any interest or dividends thereon, in accordance with Section 2.1. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the CGCL and received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) make any payment with respect to, or settle or offer to settle, any such demands.

2.4 Stock Options. Prior to the Effective Time, the Board of Directors of the Company (the “Company Board”) (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised Option under any Company Stock Option Plan, whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Option shall be entitled to receive, in consideration of the cancellation of such Option and in settlement therefor, a payment in cash (subject to any applicable withholding or other taxes required by applicable Legal Requirements to be withheld) of an amount equal to the product of (A) the total number of shares of Company Common Stock previously subject to such Option and (B) the excess, if any, of the Per Share Price over the exercise price per share of Company Common Stock previously subject to such Option (such amounts payable hereunder being referred to as the “Option Payment”). From and after the Effective Time, any such cancelled Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment, and the Company shall obtain all necessary consents to ensure that former holders of Options will have no rights other than the right to receive the Option Payment. As of the Effective Time, all Company Stock Option Plans shall be terminated and no further Options shall be granted thereunder. No less than thirty (30) days prior to the Effective Time, the Company shall provide each holder of an unexpired and unexercised Option under any Company Stock Option Plan with written notice of the potential merger contemplated by this Agreement, in a manner reasonably satisfactory to Parent and Parent’s counsel. Such written notice will notify the holder of an unexpired and unexercised Option of the right to exercise such Option within thirty (30) days from the date of the notice, and that such Option will terminate upon the expiration of the 30-day period. As an alternative to the foregoing, prior to the Effective Time, the Company may adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, prior to the Effective Time, each unexpired and unexercised Option under any Company Stock Option Plan, whether or not then exercisable or vested, shall be exercisable prior to the Effective Time and, if not so exercised, shall be terminated.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule prepared by the Company that is dated as of the date of this Agreement and arranged in Sections corresponding to the numbered and lettered Sections contained in this Article III and is being concurrently delivered to Parent in connection herewith (the “Company Disclosure Schedule”) (for the avoidance of doubt, an exception or disclosure made in the Company Disclosure Schedule with regard to a representation or warranty of the Company shall be deemed made with respect to any other representation or warranty by the Company to which such exception or disclosure is reasonably apparent), the following statements are true and correct as of the date of this Agreement, except where another date is specified:

3.1 Organization, Standing and Corporate Power. The Company is a corporation validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or operations makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or to be in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of (i) its Articles of Incorporation and Bylaws, in each case as amended through the date hereof, (ii) its committee charters, codes of conduct or other comparable governing documents, in each case as amended through the date hereof, (iii) all the existing written consents and minutes of the meetings of the Company Board and each committee thereof held since December 30, 2001 and (iv) all the existing written consents and minutes of the meetings of its shareholders held since December 30, 2001.

3.2 Subsidiaries. The Company has no Subsidiaries.

3.3 Capital Structure.

(a) The authorized capital stock of the Company consists of 7,500,000 shares of Company Common Stock, of which 3,256,008 are issued and outstanding on the date hereof, and 250,000 shares of preferred stock, of which no shares are issued and outstanding on the date hereof.

(b) All outstanding shares of the Company Common Stock were duly authorized, validly issued, and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the CGCL, the Company’s Articles of Incorporation, Bylaws or any Company Contract. None of the outstanding shares of the Company Common Stock has been offered or issued in violation of any federal or state securities laws, including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”) or applicable “blue sky” laws, except for violations for which the statute of limitations has run or which, in the aggregate, are not material. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock.

(c) The Company Common Stock constitutes the only class of securities of the Company registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d) The Company is not a party to or bound by any agreement with respect to the voting (including voting trusts or proxies), registration under the Securities Act, or sale or transfer (including agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. To the Knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company.

(e) Section 3.3(e) of the Company Disclosure Schedule sets forth a true and complete list of all outstanding Options, the number of shares of Company Common Stock subject thereto, the grant dates and exercise prices thereof and the names of the holders thereof and no other options, warrants, or securities convertible or exchangeable or exercisable for capital stock of the Company are issued and outstanding on the date hereof. The Company has made available to Parent true and complete copies of the forms of all option agreements with respect to the Options. All such Options were issued pursuant to the Company Stock Option Plans.

(f) Except as described in this Section 3.3 and as set forth in the Option Plans, no capital stock of the Company or any security convertible or exchangeable into or exercisable for such capital stock, is reserved for issuance as of the date of this Agreement. Except as described in this Section 3.3, there are no options, preemptive rights, warrants, calls, rights, commitments or agreements of any kind to which the Company is a party, or by which the Company is bound, obligating the Company now or in the future to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend or accelerate the vesting of or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no agreements or understandings to which the Company is a party or by which it is bound with respect to any capital stock of the Company.

(g) To the Knowledge of the Company, except as disclosed in the Company SEC Documents, no person is the beneficial owner of five percent (5%) or more of the Company Common Stock. For purposes of the preceding sentence only, the term “person” shall mean a “person” as defined in Section 3(a)(9) of the Exchange Act, as such term is modified in Sections 13(d) and 14(d) of the Exchange Act.

3.4 Authority; Noncontravention.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of approving this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, to obtaining the Company Shareholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate authorizations or approvals on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement, subject, in the case of approving this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, to obtaining the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

(b) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock as of the record date established for the Company Shareholders’ Meeting, voting as a single class at the Company Shareholders’ Meeting in favor of adopting this Agreement (the “Company Shareholder Approval”), is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement or the Merger.

(c) The Company Board, at a meeting duly called and held at which all directors of the Company were present (in person or by telephone), duly adopted resolutions (the “Company Board Approval”) (i) approving and declaring advisable this Agreement and the Merger, (ii) declaring that it is advisable and in the best interests of the Company and its shareholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) declaring that this Agreement is fair to the Company and its shareholders, (iv) directing that this Agreement be submitted to a vote for adoption at a meeting of the Company’s shareholders to be held as promptly as practicable as set forth in Section 6.2 and (v) recommending that the Company’s shareholders adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way except as permitted by Section 6.5.

(d) The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby and compliance by the Company with the provisions hereof, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, or result in the creation of any Lien in or upon any of the properties or assets of the Company under, any provision of (i) the Articles of Incorporation or Bylaws of the Company, (ii) any Company Contract, or (iii) subject to the governmental filings and other matters referred to in the following paragraph, any statute, law, ordinance, rule, regulation, judgment, order or decree, in each case, applicable to the Company or its properties or assets; other than, in the case of clauses (ii) and (iii), any such conflicts, terminations, cancellations, violations, breaches, defaults, rights, results, losses, Liens or entitlements that would not reasonably be expected to have a Material Adverse Effect.

(e) No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (each, a “Governmental Entity”), is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except (i) for the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement and such other filings, notices or reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, and (ii) for the filing of the Agreement of Merger with the California Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

3.5 Company SEC Documents; Financial Statements.

(a) The Company has filed with the SEC on a timely basis all reports, schedules, forms, statements and other documents required to be filed by it since December 30, 2001, including all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the “Certifications”), as such documents since the time of filing may have been amended or supplemented with the SEC (the “Company SEC Documents”). Since December 30, 2001, there have been no comment letters received by the Company from the Staff of the SEC or responses to such comment letters by or on behalf of the Company, that have not been provided to Parent. As of their respective dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. The Company SEC Documents (i) were and, in the case of Company SEC Documents filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Documents or necessary in order to make the statements in such Company SEC Documents, in light of the circumstances under which they were and will be made, not misleading; provided, however, that all of the Company’s Certifications are each true and correct based upon the knowledge of the officer(s) making such Certifications, as made. As used in this Section 3.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available in writing to the SEC.

(b) The financial statements of the Company for the fiscal year ended January 3, 2004 filed with the SEC (the “Company Financial Statements”) and all other financial statements of the Company included in the Company SEC Documents, including in each case the notes thereto (collectively with the Company Financial Statements, the “Company SEC Financial Statements”) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and other adjustments described therein). The Company Financial Statements were subject to a “going concern” qualification and were prepared based on the assumption that the Company would continue as a going concern. All non-audit services performed by the Company’s auditors for the Company since the beginning of the immediately preceding fiscal year of the Company were approved as required by Section 202 of the Sarbanes Oxley Act. In the reasonable opinion of the Company’s audit committee, the fees paid to and the services performed by the Company’s auditors relating to such non-audit services do not impair such auditor’s independence. The Company has no off-balance sheet arrangements.

(c) Except as set forth in the Company SEC Financial Statements and except as arising hereunder, the Company has no material liabilities or obligations of any nature (whether absolute, accrued, asserted or unasserted, contingent or otherwise), except for such liabilities and obligations that have been incurred since October 2, 2004 in the Ordinary Course of Business. Since December 30, 2001, there have been no material changes in the Company’s accounting methods, principles or practices that would be required to be disclosed in the Company SEC Financial Statements that have not been so disclosed.

(d) The Company is not a party to, nor does it have any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company in the Company Financial Statements.

(e) Since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(f) At the time the Proxy Statement is filed with the SEC, at any time it is amended or supplemented and at the time it is first mailed to shareholders of the Company, the Proxy Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company in this Section 3.5(f) with respect to statements (or omissions) made (or left out) or incorporated by reference therein about Parent, or based on information supplied by Parent (or failed to be supplied) for inclusion or incorporation by reference in such documents.

(g) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company’s shareholders in connection with the Merger and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

3.6 Absence of Certain Changes or Events. Except as contemplated by this Agreement, between January 4, 2004 and the date hereof, (a) the Company has conducted its business in all material respects in the Ordinary Course of Business, (b) the Company has not has taken any action which, if taken after the date hereof, would constitute a breach of any provision of Section 5.1, and (c) there has not occurred or come into existence any change, event, occurrence, state of facts or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.7 Absence of Litigation; Investigations. There are no claims, actions, suits, subpoenas or proceedings or, to the Knowledge of the Company, governmental investigations or inquiries (i) pending against the Company, or any properties or assets of the Company, or (ii) to the Knowledge of the Company, threatened against the Company, or any properties or assets of the Company. The Company is not subject to any outstanding order, judgment, writ, injunction or decree. There has not been since December 30, 2001 nor are there currently any internal investigations or inquiries being conducted by the Company or the Company Board or any third party or Governmental Entity or at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.8 Compliance with Applicable Legal Requirements.

(a) The Company has been and continues to be in material compliance with all applicable Legal Requirements.

(b) The Company and each of its officers and directors are in compliance with, and have complied, in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Exchange Act. Since July 30, 2002, the Company has not, directly or indirectly, made or arranged for any extension or maintaining of credit, or renewal of an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company in contravention of Section 402 of the Sarbanes-Oxley Act. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-l5(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that all material information relating to the Company is made known on a timely basis to the Company’s principal executive officer and its principal financial officer by others within the Company; and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. For purposes of this paragraph, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(c) The Company holds all material permits, licenses, variances, exemptions, certificates, authorizations, orders and approvals of all Governmental Entities that are necessary to the lawful operation of the respective business of the Company (the “Company Permits”). All such Company Permits are in full force and effect and the Company is in material compliance with the terms of the Company Permits. Since December 30, 2001, the Company has not received any written notice to the effect that the Company is not in compliance with the terms of the Company Permits or any Legal Requirements.

3.9 Contracts.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a list of all open purchase orders with customers of the Company and all agreements between the Company and sales representatives.

(b) Section 3.9(b) of the Company Disclosure Schedule sets forth a list of the following Company Contracts (the “Company Listed Contracts”):

(i) all open purchase orders with any customer of the Company who has annual sales of $500,000 or more;

(ii) all Contracts with any customer of the Company who has annual sales of $500,000 or more that contain a covenant restricting the ability of the Company to compete with respect to the development, manufacturing, marketing or distribution of the Company’s current products or services, including Contracts with “most favored customer” pricing provisions;

(iii) all Government Contracts directly between the Company and a Government Entity and all Government Bids directly made by the Company to a Government Entity;

(iv) (A) all Contracts (other than standard form purchase orders) granting any right to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute a Company Product, (B) any license of Intellectual Property to or from the Company, on (1) an exclusive basis or (2) a non-exclusive basis (other than end user license agreements entered into for Shrinkwrap Software (other than a Company Product)), (C) all joint development agreements entered into by the Company, (D) any Contract by which the Company grants any ownership right to any Company-owned Intellectual Property, (E) any Contract under which the Company grants an option relating to acquiring ownership of any Company-owned Intellectual Property, (F) any Contract under which the Company has a stated obligation to make fixed payments of minimum royalties, license fees or service fees, (G) any Contract of the Company that grants a customer a refund right (other than as a remedy for a breach of warranty) on the installation of a Company Product, and that refund period with respect to any such installation has not passed, lapsed, expired or terminated and (H) any Contract that obligates the Company to provide any consulting services or maintenance and support services at no cost to any customer;

(v) all material joint venture, partnership or other similar Contracts resulting in the formation of a separate legal entity to which the Company is a party;

(vi) all Contracts pursuant to which payments of any amount of cash or other consideration (or acceleration of benefits or vesting of Options or Share Right Awards) may be required upon, or may become payable directly or indirectly as a result of, the transactions contemplated by this Agreement or any other change of control of the Company;

(vii) all confidentiality or secrecy agreements signed by the Company in favor of any Person the breach of which would result in the Company being required to pay a material amount of damages;

(viii) all Contracts relating to the borrowing of money or extension of credit (other than standard invoice terms for payments of invoices in connection with sales of the Company’s products or services) (collectively, “Debt Obligations”) pursuant to which any material indebtedness of the Company is outstanding or may be incurred and all guarantees of or by the Company of any Debt Obligations of any other Person (other than standard form invoices related to accounts payable of the Company);

(ix) any Contract containing any support or maintenance obligation on the part of the Company outside of the Ordinary Course of Business;

(x) each Contract with any present director or executive officer of the Company or any shareholder who owns or controls ten percent (10%) or more of the shares of Company Common Stock;

(xi) all powers of attorney given by the Company and Contracts and arrangements pursuant to which the Company has any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, or otherwise in respect of any obligation of any Person, or any capital maintenance or similar agreements or arrangements;

(xii) all Contracts for the Leased Premises and for material personal property; and

(xiii) all purchase commitments of the Company (other than commitments to purchase inventory) requiring a commitment of $20,000 or more.

Other than the Listed Contracts, there are no other Contracts material to the Company.

(c) The Company has delivered or made available to Parent true and complete copies (and any and all binding amendments, modifications and supplements thereto) of the Company Listed Contracts. Each Company Listed Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms (subject to (A) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (B) principles of equity

(regardless of whether considered and applied in a proceeding in equity or at law)), of the Company, and the Company has performed all its material obligations (except those that have not yet become due) under, and is not in material violation or breach of or default under, any such Company Listed Contract. To the Knowledge of the Company, the other parties to any Company Listed Contract have performed all of their obligations (except those that have not yet become due) under, and are not in violation or breach of or default under, any such Company Listed Contract. No other party to any such Company Listed Contract has alleged that the Company is in violation or breach of or in default under any such Company Listed Contract or has notified the Company of an intention to modify any material terms of or not to renew any such Company Listed Contract.

(d) The execution of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or cause a breach of any Company Listed Contract and no approval or consent of any other party to any Company Listed Contracts is required in order for such Company Listed Contract to continue in effect after the consummation of the Merger.

(e) There is no Company Listed Contract or other arrangement required to be disclosed in a Form 10-K, Form 10-Q or Form 8-K under the Exchange Act that is not filed as an exhibit to one or more of the Company SEC Documents filed and made publicly available prior to the date of this Agreement.

(f) Immediately after the Closing, except as may otherwise be contemplated by this Agreement, the Company will not be bound by the terms of any stock option agreement, registration rights agreement, stockholders agreement, management agreement, consulting agreement or any other agreement relating to the equity or management of the Company.

3.10 Absence of Changes in Benefit Plans; Employment Matters.

(a) Since January 4, 2002, there has not been any adoption or amendment in any material respect by the Company of:

(i) any stock ownership, stock purchase, stock appreciation, stock option or phantom stock benefit plan, program or arrangement (whether oral or written) not governed by ERISA and pertaining to the Company Common Stock (together, “Equity Benefit Plans”);

(ii) any pension, profit sharing and 401(k) retirement savings, cafeteria, severance, disability, death, medical, welfare or other benefit plan, program or arrangement (whether oral or written), that is an “employee benefit plan,” as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (collectively, the “ERISA Benefit Plans”), which the Company or any entity, trade or business that is, together with the Company, required to be treated as a single employer pursuant to Section 414 of the Code or Section 4001 of ERISA (a “Controlled Group Member”) sponsors or maintains or to which the Company or such entity, trade or business is required to contribute; or

(iii) any deferred compensation, cash bonus, stock bonus, performance or other incentive compensation, severance, vacation, paid time off or paid sick time benefit plan, program or arrangement (whether oral or written), that is not governed by ERISA (collectively, the “Non-ERISA Benefit Plans”), providing any such benefits to any current or former employee, officer or director of the Company or any Controlled Group Member other than, in the case of former employees, officers or directors, such benefits for which the Company or any Controlled Group Member has no current liability or obligation.

(b) (i) Each of the employees of the Company is employed at will, and (ii) there exist no employment (except employment at will), consulting, deferred compensation, post-termination payment or severance, change-in-control, termination or indemnification agreements or arrangements (whether oral or written) between the Company, on the one hand, and any current or former director, officer, employee or consultant of the Company, on the other hand.

(c) Section 3.10(c) of the Company Disclosure Schedule sets forth a list of all Company Listed Contracts pursuant to which payments (or acceleration of benefits or vesting of Options or Share Right Awards) may be required upon, or may become payable directly or indirectly as a result of, the transactions contemplated by this Agreement or any other change of control of the Company. Complete and accurate copies of the Contracts and arrangements listed in Section 3.10(c) of the Company Disclosure Schedule have been delivered or made available to Parent.

3.11 Labor Matters.

(a) The Company is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, including works councils, and, to the Knowledge of the Company, there are no attempts to organize any of the Company’s employees by any person, unit or group seeking to act as their bargaining agent. From December 30, 2001 to the present the Company has complied with all applicable Legal Requirements relating to the employment of labor, including, but not limited to, all applicable state, federal and local laws relating to wages, hours, overtime, equal employment opportunity, collective bargaining, non-discrimination, non-harassment, and the withholding and payment of social security and all other applicable Taxes except for such failures to comply that would not reasonably be expected to have a Material Adverse Effect. By way of example, the Company has complied with all applicable labor and employment laws, including, but not limited to, the National Labor Relations Act, Title VII of the Civil Rights Act, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act, and all applicable state and local laws regulating any aspect of labor and employment. There are no pending or, to the Knowledge of the Company, threatened charges of unfair labor practices or any charges, claims, complaints (internal or external), lawsuits, or state or federal government audits or investigations regarding alleged employment discrimination, harassment, wage and hour violations, breach of any implied or express contracts, or any other wrongful action with respect to any aspect of employment or potential employment by any of the Company’s current employees, former employees, employment applicants, or independent contractors or consultants who have performed work for the Company. To the Knowledge of the Company, no union representation elections relating to the Company’s employees have been scheduled by any Governmental Entity and no investigation of the employment policies or practices of the Company by any Governmental Entity is pending or threatened.

(b) Section 3.11(b) of the Company Disclosure Schedule contains a true and complete list of each of the Company’s written personnel policies or rules applicable to employees of the Company as of the date hereof, true, correct and complete copies of which have heretofore been made available to Parent.

(c) To the Knowledge of the Company, no officer or employee of, or consultant to, the Company is, or is expected to be, in violation of any term of any employment contract, consulting agreement, patent disclosure agreement, proprietary information agreement, noncompetition agreement, nonsolicitation agreement or any other Contract, including, without limitation, those matters relating to (i) the relationship of any such officer, employee or consultant with the Company or to any other Person or (ii) unfair competition, trade secrets or proprietary information, and to the Knowledge of the Company, the continued employment or engagement of the Company’s officers, employees and consultants does not subject the Company to any liability with respect to any of the foregoing matters.

(d) Within the five (5)-year period immediately prior to the date of this Agreement, the Company has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”)) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or (ii) a “mass layoff” (as defined in the WARN Act) at any single site of employment or one or more facilities or operating units within any single site of employment of the Company. Since December 30, 2001, the Company has not otherwise terminated or laid off employees in such numbers as to give rise to liability under any applicable Legal Requirements respecting the payment of severance pay, separation pay, termination pay, pay in lieu of notice of termination, redundancy pay, or the payment of any other compensation, premium or penalty upon termination of employment, reduction of hours or temporary or permanent layoffs.

3.12 Employee Benefit Matters.

(a) Set forth in Section 3.12(a) of the Company Disclosure Schedule is a list of (i) each currently outstanding loan to any employee, officer or director of the Company, as well as (ii) each ERISA Benefit Plan, (iii) each Equity Benefit Plan, and (iv) each Non-ERISA Benefit Plan (such plans, agreements, arrangements described in clauses (ii) through (iii) and related trusts and related agreements and arrangements being hereinafter referred to as the “Benefit Plans”). The Company has delivered or made available to Parent true and complete copies of all Benefit Plans, summary plan descriptions, IRS determination letters, agreements representing awards granted thereunder, and all financial statements, actuarial reports and annual reports and returns filed with the Internal Revenue Service or Department of Labor with respect to the three (3) most recent filings made for such Benefit Plans prior to the date hereof.

(b) Except as would not reasonably be expected to have a Material Adverse Effect:

(i) each Benefit Plan has been operated and administered in compliance with its terms;

(ii) each Benefit Plan complies, as applicable, with requirements of ERISA and the Code, and all other applicable Legal Requirements;

(iii) no “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any ERISA Benefit Plan;

(iv) each Benefit Plan can be amended, discontinued or terminated at any time (including after the Effective Time) in accordance with its terms, without liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event, or (B) liabilities for which sufficient assets are set aside in a trust or insurance contract to satisfy such liabilities or which are accrued on the Company Financial Statements);

(v) all contributions required to be made in connection with any Benefit Plan through the date hereof have been timely made or, if not yet due, have been accrued on the Company Financial Statements;

(vi) other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no actions, suits or claims pending with respect to any Benefit Plan;

(vii) all reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Entity have been timely filed; and

(viii) neither the Company, nor any Controlled Group Member has any obligation to provide health or other welfare benefits coverage to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, and the Company and the Controlled Group Members have complied in all respects with the notice and continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(c) Neither the Company nor any Controlled Group Member maintains, sponsors, contributes to, or has an obligation to contribute to, or has maintained, sponsored, contributed to, or had an obligation to contribute to, any “defined benefit plan” (within the meaning of Section 3(35) of ERISA), any ERISA Benefit Plan subject to the minimum funding standards of Section 412 of the Code, any multiemployer plan (within the meaning of Section 3(37) of ERISA), or any multiple employer plan (within the meaning of Section 413 of the Code).

(d) There are no agreements, plans, arrangements or other contracts covering current or former employees, consultants, directors or other service providers of the Company or any Controlled Group Member which provide for any payment or benefit that would, when considered individually or in the aggregate, constitute a parachute payment under Section 280G of the Code with respect to the transactions contemplated by this Agreement.

3.13 Taxes.

(a) The Company has timely filed (taking into account all permissible extensions) all material Tax returns and reports required to be filed by it, the due date for which (including any extensions with respect thereto) occurred prior to the date of this Agreement, and has paid all Taxes as shown to be owed on such returns and reports. All such Tax returns were complete and accurate in all material respects. No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending. No Tax return is currently the subject of audit and the Company has not been notified in writing that any taxing authority intends to audit a Tax return of the Company for any other period. As used in this Agreement, “Tax” and “Taxes” shall mean all federal, state, local and foreign income, employment, property, sales, excise, transfer, registration, value-added, goods and services, franchise and other taxes, tariffs or governmental charges of any nature whatsoever.

(b) The Company has timely withheld and paid all material Taxes that were required to have been withheld or have become due or payable, respectively, and all material Taxes of the Company accrued following the end of the most recent period covered by the Company SEC Documents have been incurred in the Ordinary Course of Business and have been paid when due in the Ordinary Course of Business consistent with past practices.

(c) The Company is not a party to or bound by any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

(d) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution intended or purported to be governed by Section 355 of the Code.

(e) The Company (nor any predecessor thereof) is not a party to a plan or agreement that would reasonably be expected to give rise to remuneration the deduction for which could be disallowed under Section 162(m) of the Code.

(f) The Company has not been an “S” corporation within the five-year period preceding the Closing Date.

(g) There are no Liens for Taxes on the assets and properties of the Company, other than Liens for Taxes that are not yet due and payable.

(h) None of the assets or properties of the Company is property that (i) is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code, (ii) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code or (iii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(i) The Company is not subject to any private letter ruling by the IRS or comparable rulings of any other taxing authority.

(j) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or before the Closing Date; (ii) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or before the Closing Date; (iii) installment sale or open transaction disposition made on or before the Closing Date; or (iv) prepaid amount received on or before the Closing Date.

(k) Section 3.13(k) of the Company Disclosure Schedule sets forth the following information with respect to the Company as of the most recent practicable date: (i) the amount of any net operating losses, unused investment or other credits, or unused foreign Tax credits, for federal income and alternative minimum Tax and state income Tax purposes (including dates of expiration of such items), and (ii) each state, county, local municipal, domestic or foreign jurisdiction in which the Company (A) files, or is or has been required to file, a Tax return relating to state or local Taxes of any kind, (B) is required to register for Tax purposes, (C) is qualified to do business, (D) owns or regularly uses property, or (E) has any employee or in which any employee of the Company is regularly present. The Company has not been advised of any reason why the net operating losses, unused investment or other credits or unused foreign Tax credits identified on Section 3.13(k) of the Company Disclosure Schedule could not be used in their entirety as of the date hereof.

(l) To the Knowledge of the Company, there has not been an ownership change of the Company (as such term is defined under Section 382 of the Code) for any taxable period commencing on or after January 1, 1998.

3.14 Properties.

(a) The Company does not own any real estate or have the option to acquire any real estate. The Company does not lease any real estate other than the premises identified in Section 3.14(a) of the Company Disclosure Schedule as being so leased (the “Leased Premises”). The Company enjoys peaceful and undisturbed possession of each of the Leased Premises. None of the improvements comprising the Leased Premises, or the businesses conducted by the Company thereon, are, to the Knowledge of the Company, in material violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building Legal Requirement, public utility or other easements or other applicable Legal Requirement. As of the date hereof, no material expenditures are required to be made by the Company for the repair or maintenance of any improvements on the Leased Premises other than routine repairs and maintenance in the Ordinary Course of Business. The Company has valid leasehold interests in the Leased Premises, which leasehold interests are free and clear of all Liens, other than Liens for Taxes, assessments and other governmental charges that are not yet due and payable and Liens which do not interfere with the Company’s ability to operate its business as currently conducted.

(b) As of the date hereof, there are no condemnation, eminent domain or similar proceedings pending against the Company or, to the Knowledge of the Company, threatened with respect to any portion of the Leased Premises.

(c) As of the date hereof, to the Knowledge of the Company, the buildings and other facilities located on the Leased Premises appear to be in reasonable condition and are suitable to the Company’s uses thereof.

(d) The Company has marketable and legal title to all properties it purports to own, and has valid leasehold interests in all properties it purports to lease, in each case except for defects in title, easements, restrictive covenants and similar Liens and encumbrances that do not interfere with the Company’s ability to operate its business as currently conducted.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Schedule lists all registered Copyrights, Trademarks and Patents owned by the Company (the “Company Registered Intellectual Property”). All Company Registered Intellectual Property used or currently proposed to be used in the business of the Company as conducted prior to or on the Closing Date is valid and subsisting. The Company has good and valid title to all of the Company-owned Intellectual Property, free and clear of any Liens. The Company has a valid license or other right to use all Intellectual Property not owned by the Company (the “Licensed Intellectual Property”) of sufficient scope of use necessary to conduct the business of the Company as conducted prior to or on the Closing Date, and as currently proposed to be conducted by the Company. The Company-owned Intellectual Property and the Licensed Intellectual Property (collectively, the “Company Intellectual Property”), constitutes all Intellectual Property used or currently proposed to be used in the business of the Company as conducted prior to or on the Closing Date, and as proposed to be conducted by the Company.

(b) The Company has neither received any notice that it has, nor to the Knowledge of the Company has it, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property of any other Person The Company has not received any charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict. The Company is not party to or the subject of any pending or, to the Knowledge of the Company, threatened, suit, claim, action, investigation or proceeding with respect to any such infringement, misappropriation or conflict, that has not been settled or otherwise fully resolved. The Company is not subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Company-owned Intellectual Property by the Company, the use, transfer or licensing of any Company Product by the Company, or that may affect the validity, use or enforceability of any Company-owned Intellectual Property, and, with respect to Licensed Intellectual Property, the Company has not received notice of any such restriction. To the Knowledge of the Company, no other Person has infringed upon, misappropriated or otherwise come into conflict with any material Company Intellectual Property. The Company has not brought any action, suit or proceeding for infringement of any Company Intellectual Property, or for breach of any license or agreement involving any of such Company Intellectual Property, against any party.

(c) No royalties or other continuing payment obligations are past due in respect of any Intellectual Property of a third party which is incorporated in any product licensed or distributed by the Company.

(d) The Company has taken reasonable steps (based on standard industry practices) to protect its Intellectual Property and rights thereunder and, to the Knowledge of the Company, no such rights to Intellectual Property have been lost as a result of any act or omission by the Company. The Software owned by the Company, was (i) developed by employees of the Company within the scope of their employment, (ii) developed by independent contractors who have assigned their rights to the Company pursuant to written agreements or (iii) otherwise lawfully acquired by the Company from a third party pursuant to written agreements.

(e) The Company does not jointly own or claim any right, title or interest with any other Person (other than the Company) in any Company Intellectual Property. To the Knowledge of the Company, there has been no unauthorized use or disclosure of any Company Intellectual Property by any current or former officer, director, shareholder, employee, consultant or independent contractor of the Company.

(f) The Company has taken reasonable measures and precautions necessary to protect and maintain the confidentiality of all Trade Secrets in which the Company has any right, title or interest and otherwise to maintain and protect all such Trade Secrets. Without limiting the generality of the foregoing, all current and former employees, consultants and independent contractors of the Company have executed and delivered to the Company a proprietary information and assignment agreement in the form(s) delivered to Parent.

(g) For purposes of this Agreement:

(i) “Company-Owned Intellectual Property” means the Copyrights, Trademarks, Patents and Trade Secrets owned by the Company.

(ii) “Company Products” means each and all of the products of the Company manufactured or distributed (past or present), currently under development, or otherwise currently anticipated to be manufactured or distributed by the Company.

(iii) “Intellectual Property” means all intellectual property, including but not limited to (A) inventions (whether patentable or unpatentable and whether or not reduced to practice), ideas, research and techniques, technical designs, discoveries and specifications, improvements, modifications, adaptations, and derivations thereto, and patents, Patent Applications, models, industrial designs, inventor’s certificates, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (the “Patents”), (B) trademarks (any applications for registration therefor, including any modifications, extensions or renewals thereof), all service marks, logos, trade dress, brand names and trade names, assumed names, corporate names and other indications of origin (whether registered or unregistered) (the “Trademarks”), (C) copyrights (whether registered or unregistered and any applications for registration therefor, including any modifications, extensions or renewals thereof) (the “Copyrights”), (D) trade secrets, know-how and confidential business information and any other information, however documented, that is a trade secret within the meaning of the applicable trade secret protection laws, including without limitation the Uniform Trade Secrets Act (the “Trade Secrets”), (E) internet domain names, and (F) any similar or equivalent intangible assets, properties and rights to any of the foregoing anywhere in the world.

(iv) “Patent Applications” means all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention.

(v) “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (D) all documentation, including user manuals and training materials, relating to any of the foregoing.

(vi) “Shrinkwrap Software” means “off-the-shelf” computer software applications that are generally available to all interested purchasers and licensees on standard terms and conditions.

3.16 Sale of Products; Performance of Services.

(a) Since December 30, 2001, the Company has not received any notice from any Person that a Company Product, system, program, or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Company to any Person:

(i) has not conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract delivered in connection therewith and with all applicable Legal Requirements, except where any nonconformance or noncompliance has been cured or converted; and

(ii) contained any design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial defect that would not adversely affect in any material respect such product, system, program, Company Intellectual Property or other asset (or the operation or performance thereof) or any bug or defect that has since been corrected, remediated or cured;

provided, however, that the Company’s receipt of warranty returns in the Ordinary Course of Business shall not be deemed to constitute notice within this meaning of this Section 3.16(a).

(b) Since December 30, 2001, no customer or other Person has asserted or threatened to assert any claim against the Company (i) under or based upon any warranty provided by or on behalf of the Company, or (ii) under or based upon any other warranty relating to any product, system, program, or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Company or any services performed by the Company, except in any case set forth in (i) or (ii) above where such claim has been resolved and did not have and would not reasonably be expected to have a Material Adverse Effect.

3.17 Environmental Matters.

(a) The Company possesses all Environmental Permits necessary to conduct its businesses and operations as now being conducted, and each such Environmental Permit is in full force and effect; the Company has not received written notification from any Governmental Entity that any such Environmental Permits will be modified, suspended or revoked. The Company is in material compliance with all applicable Environmental Laws and the terms and conditions of all Environmental Permits, and the Company has not received written notification from any Governmental Entity or other Person that alleges that the Company has violated or is, or may be, liable under any Environmental Law. To the Knowledge of the Company, there are no past or pending or threatened Environmental Claims (A) against the Company or (B) against any Person whose liability for any Environmental Claim the Company has retained or assumed, either by Contract or by operation of law, and the Company has not contractually retained or assumed any liabilities or obligations that could reasonably be expected to provide the basis for any Environmental Claim. To the Knowledge of the Company, there have been no Releases of any Hazardous Materials at, from, in, to, on or under any real properties currently or previously owned, leased, or utilized by the Company, its predecessors, or Affiliates that could reasonably be expected to form the basis of any Environmental Claim against the Company. The Company has not, nor to the Knowledge of the Company, has its predecessors or Affiliates, transported or arranged for the transportation, treatment, storage, handling or disposal of any Hazardous Materials to any off-site location that could reasonably be anticipated to result in an Environmental Claim.

(b) There are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment or (iii) asbestos containing material within the leasehold of any site or building utilized by the Company.

(c) There have been no environmental investigations, studies, tests, audits, reviews or other analyses conducted by, on behalf of, or which are in the possession of, the Company which have not been delivered or made available to Parent.

(d) For purposes of this Agreement, the following defined terms shall apply:

(i) “Environmental Claims” means any and all actions, orders, decrees, suits, demands, directives, claims, Liens, investigations, proceedings or notices of violation by any Governmental Entity or other Person alleging responsibility or liability arising out of, based on or related to (1) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law;

(ii) “Environmental Laws” means all laws, rules, regulations, orders, decrees, applicable common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity with applicable authority over such matters relating to pollution or protection of the environment;

(iii) “Environmental Permits” means all permits, licenses, registrations and other authorizations required under applicable Environmental Laws;

(iv) “Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law; and

(v) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment or within any building, structure, facility or fixture.

3.18 Accounts Receivable. Section 3.18 of the Company Disclosure Schedule sets forth an aging of all of the accounts receivable owing to the Company as of January 29, 2005. All such accounts receivable constitute valid and enforceable claims arising from bona fide transactions for goods sold or services performed in the Ordinary Course of Business and, there is no reasonable basis to believe that they will not be fully collectible (net of reserves therefor set forth on the most recent balance sheet of the Company, which reserves are consistent with past practice). There has been no notice of any claims, refusals to pay or other claimed rights of set off against any such accounts receivable. No account debtor is delinquent in its payment by more than sixty (60) days. To the Knowledge of the Company, no account debtor has refused or threatened to refuse to pay its obligations for any reason, no account debtor is insolvent or bankrupt, and no account receivable is pledged to any third party.

3.19 Inventories. The Company’s inventory of goods, including all raw materials, work in progress and finished products, consist of items of merchantable quality and quantity usable or salable in the Ordinary Course of Business, are salable at prevailing market prices not less than the book value amounts thereof, and are not obsolete, damaged, slow-moving or defective (except to the extent of the reserves, if any, for such items reflected on the Company SEC Financial Statements).

3.20 Insurance. True and complete copies of all insurance policies have been delivered or made available to Parent. The Company is not in default in any material respect with respect to any of the provisions contained in any such policies of insurance or has failed to give any notice or pay any premium or present any claim under any such insurance policy, except for such defaults or failures that would not reasonably be expected to have a Material Adverse Effect. The Company has no Knowledge that any of such insurance policies will not be renewed by the insurer upon the scheduled expiry of the policy or will be renewed by the insurer only on the basis that there will be a material increase in the premiums payable in respect of the policy.

3.21 No Restrictions on Business. Except for this Agreement, there is no Contract, judgment, injunction, order or decree binding upon the Company that would have the effect of prohibiting or impairing any business practice of the Company, acquisition of property by the Company or the conduct of business by the Company as currently conducted.

3.22 Absence of Certain Business Practices. Neither the Company nor, to the Knowledge of the Company, any of its Representatives acting on its behalf has, directly or indirectly, (a) within the past five (5) years given any gift or similar benefit to any customer, supplier, competitor or governmental employee or official that, to the Company’s Knowledge, would subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (b) acted in any other unlawful manner with, to, or in connection with the Company’s customers, suppliers, or competitors.

3.23 Suppliers and Customers. Since January 4, 2004, (i) no supplier or customer of the Company has cancelled or otherwise terminated its relationship with the Company except for such cancellations and terminations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (ii) no supplier or customer of the Company has notified the Company of its intention to terminate or materially and adversely modify its relationship with the Company or to cancel or amend any agreement with the Company, (iii) to the Knowledge of the Company, none of the suppliers of the Company is unable to continue to supply the products or services supplied to the Company by such supplier, and (iv) the Company has no direct or indirect ownership interest in any supplier or customer of the Company.

3.24 Government Contracts.

(a) As used herein:

(i) “Government Bid” means any quotation, bid or proposal by the Company that, if accepted or awarded, would lead to a Government Contract.

(ii) “Government Contract” means any Contract (whether performed or not) (i) between the Company and a Governmental Entity or (ii) entered into by the Company as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Entity.

(b) To the Company’s Knowledge (i) neither the Company nor any of its Representatives is or has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by any Governmental Entity; (ii) there is no pending audit or investigation by any Governmental Entity of the Company or any of its Representatives with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid; (iii) neither the Company nor any of its Representatives has initiated any internal investigation or made a voluntary disclosure with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid; and (iv) neither the Company nor any of its Representatives has made any misstatement or omission and there exists no irregularity in connection with any voluntary disclosure that has led or is expected to lead to any of the consequences set forth in the first two sentences of this paragraph or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

(c) There are no disputes between the Company and a Governmental Entity under the Contract Disputes Act or any other federal statute.

(d) Neither the Company nor, to its Knowledge, any of its Representatives is or has been suspended or debarred from doing business with a Governmental Entity or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for U.S. Government contracting. No payment has been made by the Company or, to its Knowledge, any of its Representatives in connection with any Government Contract in violation of applicable procurement laws or regulations or in violation of, or requiring disclosure pursuant to, the Foreign Corrupt Practices Act. With respect to each Government Contract, the Company’s cost accounting and procurement systems and the associated entries reflected in the financial statements of the Company are in compliance in all material respects with all applicable Legal Requirements.

(e) All test and inspection results the Company has provided to the Governmental Entity or to any other Person of any article designed, engineered or manufactured in the Company in connection with a Government Contract were complete and correct in all material respects as of the date so provided. The Company has provided all material test and inspection results to the Governmental Entity or to any other person as required by applicable Legal Requirements and the terms any Government Contract.

3.25 Absence of Indemnifiable Claims, etc. There are no pending or, to the Knowledge of the Company, threatened claims by any director, officer or employee of the Company to indemnification by the Company under applicable Legal Requirements, the Articles of Incorporation or Bylaws of the Company, any insurance policy maintained by the Company or any indemnity agreements or similar Company Listed Contracts.

3.26 Opinion of Financial Advisor. The Company has received the opinion of Douglas, Curtis & Allyn, LLC, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration to be received in the Merger is fair to the Company’s shareholders from a financial point of view, and a complete and correct signed copy of such opinion will be delivered to Parent for informational purposes only promptly after the Company’s receipt thereof.

3.27 Broker Fees. No broker, investment banker, finder or financial advisor or other Person has been retained by, or is authorized to act on behalf of the Company, and is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement (other than Douglas, Curtis & Allyn, LLC, whose brokerage, investment banking, finders and financial advisory fees shall be paid by the Company).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the following statements are true and correct as of the date of this Agreement, except where another date is specified:

4.1 Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to carry on its business as now being conducted.

4.2 Authority; Approvals, etc.

(a) Parent and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate authorizations or approvals on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby or compliance with the provisions hereof, except for (i) compliance with any applicable requirements of the Securities Act and the Exchange Act and (ii) the filing of the Agreement of Merger with the California Secretary of State and appropriate documents with the relevant authorities of other states in which Parent or any of its Subsidiaries is qualified to do business.

4.3 Noncontravention. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions hereof, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Merger Sub under, any provision of (i) the Articles of Incorporation or Bylaws of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) any statute, law, ordinance, rule, regulation, judgment, order or decree, in each case, applicable to Parent or Merger Sub or any of their properties or assets; other than, in the case of clauses (ii) and (iii), any such conflicts, terminations, cancellations, violations, breaches, defaults, rights, results, losses, Liens or entitlements that would not, individually or in the aggregate, have an adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger and the other transactions contemplated hereby.

4.4 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any other business activities and has conducted its operations only as contemplated hereby. Merger Sub has not incurred, directly or indirectly, any material liabilities or obligations except those in connection with its organization or with the negotiation and execution of this Agreement and the performance of the transactions contemplated hereby.

4.5 Parent-Owned Shares of Common Stock. As of the date of this Agreement, Parent, Merger Sub and their respective Affiliates beneficially own no shares of Company Common Stock (other than pursuant to or as a result of the Voting Agreement).

4.6 Broker Fees. No broker, investment banker, finder or financial advisor or other Person has been retained by, or is authorized to act on behalf of Parent or Merger Sub, and is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

4.7 Financing. Parent has and will have at the Effective Time sufficient funds to pay the Merger Consideration and to perform Parent’s obligations under this Agreement.

4.8 Litigation. There is no suit, action, proceeding or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub, the outcome of which, individually or in the aggregate, would have an adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger and the other transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or Merger Sub which, individually or in the aggregate, would have an adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger and the other transactions contemplated hereby.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Company’s Business. Except as otherwise provided in, contemplated by or permitted by this Agreement, or as set forth in Schedule 5.1, or with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) between the date hereof and the Effective Time, the Company shall:

(a) conduct its business only in the Ordinary Course of Business and consistent with past practice;

(b) maintain its books and records in accordance with past practices;

(c) maintain all of its assets in customary repair, order and condition;

(d) use commercially reasonable efforts to preserve its present business organization, retain the services of its present employees and preserve its present relationships with its customers and suppliers;

(e) not alter its capital structure or issue or grant shares (other than pursuant to the exercise of Options), options or other securities (or rights to acquire securities) or make any distributions to its shareholders;

(f) not purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service, or take any action to accelerate any vesting provisions of any such shares or securities;

(g) not increase the level of compensation to any officer, director or employee or enter into any new employment or bonus agreement with any such officer, director or employee, unless (i) pursuant to existing agreements or written plans or, (ii) solely with respect to any non-officer employee whose annual compensation as of the date hereof does not exceed $40,000, in the Ordinary Course of Business and consistent with past practice but in no event shall such percentage increase for any employee made pursuant to this clause (ii) exceed the percentage identified on Schedule 5.1(g);

(h) not amend its Articles of Incorporation or Bylaws or other governance documents;

(i) not effect any merger, consolidation, or business combination or acquire a substantial equity interest in any business, corporation, partnership or other Person;

(j) not adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of the Company or otherwise permit the corporate existence of the Company to be suspended, lapsed or revoked;

(k) not, directly or indirectly, sell, lease, sell and leaseback, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets or any interest therein, other than (i) in the Ordinary Course of Business, (ii) any Liens for taxes not yet due and payable or being contested in good faith and (iii) such mechanics’ and similar Liens, if any, as do not materially detract from the value of any such properties or assets;

(l) not repurchase, prepay or incur any indebtedness or assume, guarantee or endorse any indebtedness of another Person, or make any loans, advances or capital contributions to, or investments in, any other Person;

(m) not make any capital expenditures in excess of $2,500 individually and $20,000 in the aggregate;

(n) not accelerate receivables or delay payables, except in the Ordinary Course of Business;

(o) not enter into, modify, amend or terminate (i) any Company Contract which if so entered into, modified, amended or terminated would (A) have a Material Adverse Effect, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (ii) except in the Ordinary Course of Business, any Company Listed Contract;

(p) not, except as required by GAAP, revalue any of its material assets or make any changes in accounting methods, principles or practices;

(q) not (i) settle, pay or discharge, or admit liability or consent to non-monetary relief in respect of any litigation, investigation, arbitration, proceeding or other claim, liability or obligation arising in the Ordinary Course of Business or otherwise for an amount in excess of $2,500 individually and $20,000 in the aggregate unless compelled by final, non-appealable court order or other binding order of a Governmental Entity or (ii) settle, pay or discharge any claim against the Company with respect to or arising out of the transactions contemplated by this Agreement;

(r) not make any payments to, or otherwise engage in any transaction with, an Affiliate of the Company (other than payments of compensation to directors and officers in the Ordinary Course of Business);

(s) not make or rescind any material election relating to Taxes or settle or compromise any material Tax liability or enter into any closing or other agreement with any Tax authority with respect to any material Tax liability, or file or cause to be filed any material amended Tax return, file or cause to be filed any claim for material refund of Taxes previously paid, or agree to an extension of a statute of limitations with respect to the assessment or determination of Taxes;

(t) not fail to file any material Tax returns when due, fail to cause such Tax returns when filed to be materially true, correct and complete, prepare or fail to file any Tax return in a manner inconsistent with past practices in preparing or filing similar Tax returns in prior periods or, on any such Tax return of the Company, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax returns in prior periods, in each case, except to the extent required by applicable Legal Requirements, or fail to pay any material Taxes when due; or

(u) not propose or authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

5.2 Notification of Certain Matters. The Company shall give prompt notice to Parent of (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to the Effective Time, under any material Company Contract, (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (c) any Material Adverse Effect, or the occurrence of any event or events that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (d) any inaccuracy in any representation or warranty of the Company that would reasonably be expected to cause the condition set forth in Section 7.2(a) not to be satisfied, or (e) the occurrence or existence of any event that constitutes the breach by the Company of any its covenants or agreements contained herein that would reasonably be expected to cause the condition set forth in Section 7.2(b) not to be satisfied. The delivery of notice pursuant to this Section 5.2 shall not limit or otherwise affect the remedies available hereunder to Parent.

5.3 Resignation of Directors. Immediately prior to the Effective Time, the Company shall deliver to Parent evidence of the resignation of all directors of the Company, such resignations to become effective as of the Effective Time.

5.4 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party, except to comply with any fiduciary duties imposed by California law (but only if the Company concurrently notifies Parent of such termination, amendment, modification or waiver). During such period, the Company shall use commercially reasonable efforts to enforce, to the fullest extent permitted under applicable Legal Requirements, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

5.5 401(k) Plan. Prior to the Closing, the Company shall (i) terminate the Company’s 401(k) plan in accordance with the requirements set forth in such plan’s governing document to effectuate the termination of the plan, and (ii) deliver or make available to Parent evidence of the termination of Company’s 401(k) in a form satisfactory in all reasonable respects to Parent and its counsel.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Proxy Statement.

(a) As promptly as practicable following the date of this Agreement, the Company shall prepare and shall file with the SEC a document that will constitute the proxy statement with respect to the Merger relating to the Company Shareholders’ Meeting (together with any amendments thereto, the “Proxy Statement”). Each of the Parties shall use reasonable efforts to cause the Proxy Statement to be approved or otherwise cleared by the SEC as soon as practicable after the date hereof. Parent or the Company, as the case may be, shall furnish all information concerning Parent or the Company as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement. The Company shall promptly notify Parent of the receipt of any comments from the SEC or its staff on the Proxy Statement and of any request from the SEC or its staff for amendments or supplements thereto or for additional information and shall provide to each other promptly copies of all correspondence between Parent, the Company or any of their representatives and advisors and the SEC or its staff. As promptly as practicable after the Proxy Statement has been approved or otherwise cleared by the SEC, it shall be mailed to the shareholders of the Company. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, the Securities Act, and all other applicable rules and regulations.

(b) The Company and Parent shall cooperate in connection with the preparation of the Proxy Statement, including by giving (i) each other and their respective counsel a reasonable opportunity to review and comment on the Proxy Statement, each time before such document (or any amendment thereto) is filed with the SEC, (ii) good faith consideration to any comments made by the other Party and its counsel, (iii) promptly give to the other party and its counsel any comments or other communications, whether written or oral, such party or its counsel may receive from time to time from the SEC with respect to the Proxy Statement, (iv) a reasonable opportunity to participate in the response to those comments by giving (A) the other party and its counsel a reasonable opportunity to review and comment on the SEC comments and proposed response, (B) good faith consideration to any comments made by the other party and its counsel, and (C) the opportunity to participate in any discussions or meetings with the SEC.

(c) The Proxy Statement shall include with respect to the Company and its shareholders, the approval of the Merger and the recommendation of the Company Board to the Company’s shareholders that they vote in favor of approval of this Agreement and the Merger, subject to the Company’s rights under Section 6.5.

(d) No amendment or supplement to the Proxy Statement shall be made without the approval of Parent and the Company, which approval shall not be unreasonably withheld or delayed. Each Party shall advise the other Parties, promptly after it receives notice thereof, of the time when the Proxy Statement has been approved or otherwise cleared by the SEC or any supplement or amendment has been filed or of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(e) None of the information supplied by either the Company or Parent for inclusion or incorporation by reference in the Proxy Statement shall, at the time filed with the SEC or other regulatory agency and, in addition, at the date it or any amendments or supplements thereto are mailed to shareholders of the Company, at the time of the Company Shareholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent, or their respective officers or directors, should be discovered by either the Company or Parent that should be set forth in an amendment or a supplement to the Proxy Statement, the discovering party shall promptly inform the other. All documents filed by the Company or Parent with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

6.2 Company Shareholders’ Meeting.

(a) The Company shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”) for the purpose of obtaining Company Shareholder Approval, regardless of whether the Company Board determines at any time that this Agreement or the Merger is no longer advisable or recommends that the shareholders of the Company reject this Agreement or the Merger or otherwise modifies its recommendation of the Merger, in all cases subject to its rights under Section 6.5. The Company shall cause the Company Shareholders’ Meeting to be held as promptly as practicable following the date of this Agreement. The Company shall, through the Company Board, recommend to its shareholders that they adopt and approve this Agreement and the Merger, and shall include such recommendation in the Proxy Statement, in each case subject to its rights under Section 6.5.

(b) The Company shall use reasonable efforts to hold the Company Shareholders’ Meeting as soon as practicable after the date on which the Proxy Statement is approved or otherwise cleared by the SEC. Except as otherwise contemplated by this Agreement, the Company shall use reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Proxy Statement and shall take all other action necessary or advisable to secure the Company Shareholder Approval. The Company shall take all other action necessary or, in the opinion of the other Parties, advisable to promptly and expeditiously secure any vote or consent of shareholders required by applicable Legal Requirements and the Company’s Articles of Incorporation and Bylaws to effect the Merger.

6.3 Access to Information; Confidentiality.

(a) The Company shall afford to Parent and to the officers, employees, attorneys, accountants and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time or termination of this Agreement, and without undue disruption of its business, to its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall promptly deliver or make available to Parent (a) a copy of each report, schedule, form, statement and other document filed by it or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent will hold, and will cause its respective officers, employees, attorneys, accountants and other representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement, dated as of November 2, 2004, between the Company and Parent (the “Confidentiality Agreement”).

(b) Without limiting the foregoing, the Company shall cooperate with Parent in providing any and all information in the form currently possessed by Parent in order to assist Parent in its determination as to whether to make an election under Section 338 of the Code or to merge or convert the Company into a limited liability company taxed as a partnership after the Closing Date, including, without limitation, the availability of and limitations on the Company’s existing net operating losses and the amount of the “net unrealized built in gain” in the Company’s assets as described in Section 382 of the Code.

(c) The Company shall promptly upon execution of this Agreement request each Person that has heretofore executed a confidentiality or non-disclosure agreement in connection with its consideration of acquiring the Company to return or destroy all materials containing confidential information and copies thereof furnished to such Person by or on behalf of the Company.

6.4 Further Actions; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things that are necessary or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including (a) the taking of commercially reasonable acts necessary to cause the conditions in Article VII to be satisfied, (b) the obtaining of all necessary consents, approvals or waivers from third parties and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

6.5 Acquisition Proposals; Board Recommendation.

(a) As used herein:

(i) “Acquisition Proposal” means any offer, inquiry or proposal (whether or not in writing) (other than an offer or proposal by or on behalf of Parent or its Affiliates) for, or any indication of interest in: (i) a transaction or series of transactions pursuant to which any Person or group of Persons acquires or would acquire beneficial ownership of more than 10% of the outstanding shares of Company Common Stock, whether from the Company or pursuant to a tender offer, exchange offer or otherwise; (ii) a merger, consolidation, business combination, reorganization, share exchange, recapitalization, liquidation, dissolution or similar transaction involving the Company; or (iii) any transaction or series of transactions which would result in any Person (or group of Persons) other than Parent, Merger Sub or any of their Affiliates (any such Person, a “Third Party”) acquiring more than 10% of the assets (on a net book value basis) of the Company immediately prior to such transaction.

(ii) A “Superior Proposal” means any written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50% for purposes of this definition and provided that no Acquisition Proposal shall constitute a Superior Proposal if immediately following the consummation of such Acquisition Proposal, shareholders of the Company would own a majority of the voting power of the survivor or acquiring entity) that a majority of the members of the Company Board determines in good faith (i) (after consultation with its outside financial advisor) that such Acquisition Proposal constitutes, or could reasonably be expected to result in, an Acquisition Proposal that would, if consummated, result in a transaction that is more favorable to the Company’s shareholders from a financial point of view than the Merger, and (ii) (after consultation with its outside legal counsel) that failure to consider such Acquisition Proposal could reasonably be expected to constitute a failure to comply with its fiduciary duties to the Company’s shareholders under California law.

(b) The Company shall promptly terminate, and shall instruct its Representatives to promptly terminate, all existing discussions or negotiations, if any, with any Person conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal. The Company shall promptly demand that each Person which has heretofore executed a confidentiality agreement with or for the benefit of the Company or any of its Representatives with respect to such Person’s consideration of a possible Acquisition Proposal promptly return or destroy (which destruction shall be certified in writing by such Person to the Company) all confidential information heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person.

(c) From the date of this Agreement until the Effective Time, the Company shall not, and shall cause its Representatives to not, directly or indirectly, (i) solicit, initiate or encourage any offer, inquiries or proposals or engage in any agreement, discussion or negotiation other than with Parent with respect to, or that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) engage in negotiations or discussions concerning any Acquisition Proposal, (iii) provide any non-public information to any Person relating to any Acquisition Proposal, or (iv) except as provided in this Section 6.5 and subject to compliance herewith, agree to, approve or recommend any Acquisition Proposal; provided, however, that prior to obtaining the Company Shareholder Approval, the Company and its Representatives may take any actions described in clause (ii) or (iii) of this Section 6.5(c) in respect of a Person that has made an unsolicited Acquisition Proposal if, but only if, (a) such Person has submitted a written Acquisition Proposal, (b) the Company has not violated its obligations under this Section 6.5 and the Company is proceeding in good faith with respect to its obligations under Section 6.2, (c) such Person has entered into a confidentiality agreement with the Company on terms that are no less favorable to the Company than the Confidentiality Agreement, and (d) the Company promptly communicates to Parent (i) the fact that the Company has provided non-public information to such Person in connection with an unsolicited Acquisition Proposal and (ii) the identity of the Person making such Acquisition Proposal.

(d) The Company shall promptly (and in any event, within 24 hours) notify Parent in writing of the Company’s obtaining Knowledge of receipt of any Acquisition Proposal or any proposal, inquiry or request that could reasonably be expected to lead to an Acquisition Proposal. The Company shall promptly (and in any event, within 24 hours) provide Parent written notice of the terms and conditions of any such Acquisition Proposal, inquiry or request and the identity of the Person making the same, and copies of any written materials received from such Person describing such terms and conditions. The Company shall update Parent in respect of material changes in the status or content of any discussions or negotiations regarding any Acquisition Proposal, and shall promptly (and in any event, within 24 hours) inform Parent in writing of any change in any of the price, form of consideration or other meaningful terms of any Acquisition Proposal.

(e) Promptly (and in any event, within 24 hours) upon determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it that the Company Board has so determined, specifying in reasonable detail the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal.

(f) The Company Board has adopted a resolution recommending the adoption of this Agreement by the Company’s shareholders (the “Company Recommendation”) and, except as provided in the next sentence, the Company Board shall not withdraw or modify the Company Recommendation. The Company Board shall be permitted to (i) withdraw or modify in a manner adverse to Parent and Merger Sub (or not to continue to make) the Company Recommendation or (ii) cause the Company to enter into an agreement relating to a Superior Proposal if, but only if in any such case under clause (i) or (ii), (a) a majority of the Company Board has determined in good faith, after consulting with the Company’s outside counsel, that the failure to take such action could reasonably be expected to result in a failure of the Company Board to comply with its fiduciary duties imposed by California law, (b) the Company has given Parent and Merger Sub three (3) Business Days’ prior written notice of its intention to withdraw or modify such recommendation or enter into such agreement, and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board and (c) Parent does not, prior to the expiration of such three (3) Business Day period, make a proposal to adjust the terms and conditions of this Agreement that the Company Board determines in good faith (after consultation with its financial advisors) is at least as favorable as any such Superior Proposal.

(g) Nothing in this Section 6.5 shall prohibit the Company or the Company Board from taking and disclosing to the shareholders of the Company a position with respect to an Acquisition Proposal by a Third Party to the extent the Company determines to be required under Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act; provided, that unless and until this Agreement is terminated in accordance with Section 8.1, nothing in this sentence shall affect the obligations of the Company or the rights of Parent or Merger Sub under any other provision of this Agreement, and the Company shall hold the Company Shareholders’ Meeting even if the Company Board has changed its Company Recommendation.

6.6 Approvals and Consents; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to cooperate with each other and to use commercially reasonable efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, without limitation, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations, submissions of information, applications and filings (including filings with Governmental Entities) and the taking of reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining and maintenance of all necessary consents, approvals, permits, authorizations and other confirmations or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

6.7 Fees and Expenses. All fees, costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

6.8 Public Announcements; Other Communications. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby, except as may be required by applicable Legal Requirement or court process, in which case the Party proposing to issue such press release or public statement shall use reasonable efforts to consult in good faith with the other Party prior to such release, public statements or communications. The Parties agree that the initial press release to be issued with respect to the entering into of this Agreement shall be in a form mutually agreeable to the Parties.

6.9 Indemnification and Insurance.

(a) All rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses relating thereto now existing in favor of the current or former directors, officers, employees and agents of the Company (the “Indemnitees”) as provided in Articles of Incorporation and Bylaws of the Company or any indemnification agreement listed in Section 3.10(b) of the Company Disclosure Schedule shall survive the Merger and shall not, for a period of six years after the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Indemnitees, unless an alteration or modification of such documents is required by applicable Legal Requirements or the Indemnitee affected thereby otherwise consents in writing thereto.

(b) Parent shall cause the Surviving Corporation to either: (i) cause to be obtained and have in effect at the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with respect to officers’ and directors’ liability insurance for acts or omissions occurring prior to the Effective Time (“D&O Insurance”) covering the persons who are currently covered by the Company’s current D&O Insurance on terms (as to coverage and amount) no less advantageous in the aggregate to such persons than under such current D&O Insurance; or (ii) provide and maintain, for a period of six years from and after the Effective Time, D&O Insurance covering such persons on terms (as to coverage and amount) no less advantageous in the aggregate to such persons than under such current D&O Insurance; provided, that Parent and the Surviving Corporation will not be required to pay an annual premium for any D&O Insurance obtained pursuant to this Section 6.9(b) in excess of 200% of the annual premium being paid as of the date hereof, which the Company represents and warrants to be $18,375 (the “Current Premium”); and if the provision and maintenance of D&O Insurance in accordance with this Section 6.9(b) exceeds 200% of the Current Premium, Parent and the Surviving Corporation shall provide the greatest amount of substantially equivalent D&O Insurance obtainable for 200% of the Current Premium.

(c) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, proper provisions shall be made so that such Person assumes the obligations set forth in this Section 6.9.

(d) This Section 6.9, which shall survive the consummation of the Merger at the Effective Time and shall continue for the periods specified herein, is intended to benefit the persons referenced in this Section 6.9, each of whom may enforce the provisions of this Section 6.9 (whether or not parties to this Agreement).

(e) From and after the Effective Time, the obligations set forth in this Section 6.9 shall be the joint and several obligations of Parent and the Surviving Corporation.

6.10 Employees. Following the Effective Time, Parent may cause the Surviving Corporation to terminate the employment of any employees of the Surviving Corporation and, except as set forth in Schedule 6.10, neither Parent nor the Surviving Corporation shall have any obligation to provide severance benefits on or after the Closing Date.

6.11 State Takeover Statutes. Parent, the Company and their respective Board of Directors shall (i) take reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, or the transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or the transaction contemplated by this Agreement, take reasonable action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a) Company Shareholder Approval. Company Shareholder Approval shall have been obtained.

(b) No Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the Merger shall be in effect.

7.2 Conditions to Obligation of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or Material Adverse Effect) as of the Closing, except for such inaccuracies that do not, individually or in the aggregate, constitute a Material Adverse Effect; provided, each representation and warranty contained in Sections 3.1, 3.3, 3.4, 3.5(b) and 3.18 shall be accurate in all material respects. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed any covenants or obligations required to be performed by it under this Agreement at or prior to the Closing Date in all material respects. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Governmental Approvals. Each consent, approval, order, authorization, registration, declaration, filing and notice referred to in Section 3.4(e) of the Company Disclosure Schedule shall have been obtained or delivered, as the case may be.

(d) Contractual Approvals. The Company will have obtained all consents and approvals identified on Section 7.2(d) of the Company Disclosure Schedule, and Parent will have received evidence reasonably satisfactory to it of the receipt of such permits, authorizations, consents, and approvals.

(e) No Material Adverse Effect. The Company shall have not suffered a Material Adverse Effect and, in the case of a Material Adverse Effect within the meaning of subclause (i) or (ii) of clause (1) of the definition thereof, such Material Adverse Effect is continuing.

(f) Dissenting Shares. The aggregate number of Dissenting Shares, if any, shall be no more than 10% of the total issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time.

(g) Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity or by any other Person (i) challenging the acquisition by Parent or Merger Sub of any Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, or seeking to place limitations on the ownership of Company Common Stock (or share of common stock of the Surviving Corporation) by Parent or Merger Sub or seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company or Parent of any portion of any business or of any assets of the Company, Parent or any Affiliate thereof, or to compel the Company, Parent or any Affiliate thereof to divest or hold separate any portion of any business or of any assets of the Company, Parent or any Affiliate thereof, as a result of the Merger or (iii) seeking to prohibit Parent from effectively controlling in any material respect the business or operations of the Company; provided, however, that this Section 7.2(g) and Section 8.1(g) shall not be applicable with respect to any pending or threatened suits, actions or proceedings by Persons other than Governmental Entities except as set forth in Schedule 7.2(g).

7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality) as of the Closing, except for such inaccuracies that do not, individually or in the aggregate, constitute a material adverse effect; provided, that each representation and warranty contained in Sections 4.1 and 4.2 shall be accurate in all material respects. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by the chief executive officer or chief financial officer of Parent and Merger Sub to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed any covenants or obligations required to be performed by them under this Agreement at or prior to the Closing Date in all material respects, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the chief executive officer or chief financial officer of Parent and Merger Sub to such effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by written notice, whether before or after the Company Shareholder Approval shall have been obtained:

(a) by mutual written agreement of Parent and the Company, in each case duly authorized by their respective boards of directors;

(b) by either Parent or the Company, if:

(1) the Merger shall not have been consummated by the five (5) month anniversary of the date hereof (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(1) shall not be available to any Party whose breach of any provision of this Agreement has been the principal cause of the failure of the Merger to occur on or before the End Date.

(2) there shall be any law, rule or regulation that makes consummation of the Merger illegal or otherwise prohibited or any ruling, judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Company or Merger Sub from consummating the Merger is entered and the ruling, judgment, injunction, order or decree shall have become final and nonappealable; or

(3) at the Company Shareholders’ Meeting or any adjournment thereof at which this Agreement has been voted upon, the Company Shareholder Approval shall not have been obtained.

(c) by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 7.3(a) and (b) not to be satisfied, and such condition shall either be incapable of being satisfied by the End Date or is not cured within fifteen (15) Business Days after notice from the Party wishing to terminate;

(d) by Parent, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 7.2(a) and (b) not to be satisfied, and such condition is either incapable of being satisfied by the End Date or is not cured within fifteen (15) Business Days after notice from the party wishing to terminate;

(e) by Parent: (i) if the Company shall have materially and willfully breached any of its obligations under Section 6.2 or Section 6.5 of this Agreement; or (ii) if the Company Board shall (a) amend, withdraw, modify, change, condition or qualify the Company Recommendation in a manner adverse to Parent or Merger Sub, (b) approve or recommend to the shareholders of the Company an Acquisition Proposal, (c) approve or recommend that the shareholders of the Company tender their Company Common Stock in any tender or exchange offer or the Company shall not have sent to its shareholders within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer, (d) fail to include the Company Recommendation in the Proxy Statement, (e) within ten (10) Business Days after the commencement of a tender offer or exchange offer for securities of the Company, fail to publicly recommend against acceptance of such tender offer or exchange offer, (f) take any positive position with regard to an Acquisition Proposal pursuant to Rules 14d-9 and 14e-2 under the Securities Exchange Act of 1934, or (g) approve a resolution or agree to do any of the foregoing;

(f) by the Company, prior to obtaining the Company Shareholder Approval and following receipt of a Superior Proposal, if (i) the Superior Proposal has been made, has not been withdrawn, continues to be a Superior Proposal and the Company has entered into or intends to enter into a definitive agreement for such Superior Proposal, (ii) the Company has fully complied with Section 6.5 in connection with such Superior Proposal and (iii) the Company has paid, and Parent has received, the Termination Fee;

(g) by Parent, in the event of the pendency of any suit, action or proceeding of the type referred to in Section 7.2(g) (“7.2(g) Proceedings”) by (i) any Governmental Entity or (ii) any other Person, except as provided in such Section and provided further that Parent shall not be entitled to exercise its termination right under clause (ii) of this Section 8.1(g) unless (A) a period of forty-five (45) days has elapsed since the first date on which the condition set forth in Schedule 7.2(g) fails to have been satisfied and (B) at the end of such forty-five (45) day period the condition set forth in Schedule 7.2(g) continues to be satisfied; or

(h) by Parent, in the event the Company shall have suffered a Material Adverse Effect within the meaning of subclause (iii) of clause (1) of the definition thereof or within the meaning of subclause (2) of the definition thereof.

The Party desiring to terminate this Agreement pursuant to Sections 8.1(b) through 8.1(g) shall give written notice of such termination to the other Party; provided, that no such termination by the Company shall be effective unless and until the Company shall have paid the Termination Fee, if any, required to be paid by it pursuant to Section 8.2.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, Parent or Merger Sub except (i) with respect to Sections 6.7, 6.8, this Section 8.2 and Article IX, which shall survive termination and (ii) with respect to any liabilities for damages incurred or suffered by a Party as a result of the willful breach by another Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b) Notwithstanding any other provision of this Agreement and without limiting Parent’s other rights, the Company and Parent agree that (i) if this Agreement is terminated pursuant to Section 8.1(e) then the Company shall pay to Parent a fee of $275,000 (the “Termination Fee”) within three (3) Business Days after receipt of notice from Parent that such Termination Fee is due, and (ii) if this Agreement is terminated pursuant to Section 8.1(f) then the Company shall immediately pay to Parent the Termination Fee. All payments shall be made by wire transfer of same day funds to an account designated by Parent

(c) The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement where a fee pursuant to Section 8.2(b) is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 8.2(b) are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the fee owing under Section 8.2(b), and, in order to obtain such payment Parent commences a suit which results in a judgment against the Company for such fee, the Company shall pay to Parent its costs and expenses (including attorney’s fees) in connection with such suit, together with interest on the amount of the fee at a rate equal to the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made hereunder.

8.3 Amendment. This Agreement may be amended by the Parties at any time before or after Company Shareholder Approval and whether before or after adoption of this Agreement by the shareholder of Merger Sub; provided, however, that after any such approval, there shall not be made any amendment that by law, rule or regulation requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.4 Extension; Waiver. At any time prior to the Effective Time, a Party may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) subject to the proviso of Section 8.3, waive compliance by the other Party with any of the agreements or conditions set forth in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement, provision, term or condition of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant hereto shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the Parties which by its express terms contemplates performance, in whole or in part, after the Effective Time.

9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Natel Engineering Company, Inc.
9340 Owensmouth Avenue
Chatsworth, CA 91311-6915
Attention: John W. Lowrey
Facsimile: (818) 734-6530

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP
1901 Avenue of the Stars, 16th floor
Los Angeles, CA 90067
Attention: Linda Michaelson, Esq.
Facsimile: (310) 228-3911

(b)	if to the Company, to:

Hytek Microsystems, Inc.
400 Hot Springs Road
Carson City, Nevada 89706
Attention: Philip S. Bushnell
Facsimile: (775) 884-6015

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attention: Ann Yvonne Walker, Esq.
Robert Ishii, Esq.
Facsimile: (650) 493-6811

9.3 Certain Definitions. For purposes of this Agreement the following definitions shall apply:

(a) An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b) “Business Day” means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in Los Angeles, California.

(c) “Company Contract” means a Contract to which the Company is a party or bound or to which any of its assets or properties is subject.

(d) “Company Stock Option Plans” means the 1991 Stock Plan, the 1991 Director Stock Option Plan, the 2001 Stock Plan, the 2001 Director Stock Option Plan and the 2004 Nonstatutory Stock Plan.

(e) “Contract” means a loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, binding arrangement, binding understanding, binding undertaking, permit, franchise or license, whether oral or written. “Contract” also includes a Government Bid.

(f) “Knowledge” of the Company or Parent, as applicable, means the knowledge, after due inquiry, of any director or executive officer of the Company or Parent, as the case may be.

(g) “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(h) “Liens” mean liens, charges, security interests, claims and other encumbrances of any kind or nature.

(i) “Material Adverse Effect” means (1) any change, development, event, violation, inaccuracy, circumstance or effect (“Effect”) that, individually or in the aggregate, (i) is, or would reasonably be expected to be, materially adverse to the financial condition, net assets, business or results of operations of the Company, (ii) is, or would reasonably be expected to be, materially adverse to the Company’s ability to consummate the Merger and the other transactions contemplated by this Agreement, or (iii) results in (x) if the Closing occurs on or before April 30, 2005, a fifteen percent (15%) or greater decrease in the net worth/shareholders’ equity of the Company as measured since January 1, 2005, or (y) if the Closing occurs on or after May 1, 2005, a twenty percent (20%) or greater decrease in the net worth/shareholders’ equity of the Company as measured since January 1, 2005, or (2) the cancellation of purchase orders having a dollar value, individually or in the aggregate, equal to ten percent (10%) or more of the Company’s backlog at the close of business on January 29, 2005 (as set forth on Schedule 9.3(i)); provided, however, that with respect to subclauses (i) and (ii) of clause(1) none of the following shall be deemed to constitute, nor shall any of the following be taken into account, whether alone or in combination, in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (A) changes in the trading volume or trading prices of the Company’s capital stock; provided that such exclusion shall not apply to any underlying Effect that may have caused such change in trading prices or volumes; (B) Effects generally attributable to the industries in which the Company or its customers participate, but only to the extent that such Effects do not materially disproportionately affect the Company; (C) economic or financial market conditions affecting the United States or global markets generally, but only to the extent that such Effects do not materially disproportionately affect the Company; or (D) changes in applicable law or in U.S. GAAP; and provided, further, that with respect to subclause (i), (ii) and (iii) of clause (1) no Effect arising from or relating to any item disclosed on the Company Disclosure Schedule shall be deemed to constitute, nor shall be taken into account, whether alone or in combination, in determining whether there has been a Material Adverse Effect.

(j) “Option” means an option to purchase Company Common Stock issued to a director, officer, employee or consultant of the Company.

(k) “Ordinary Course of Business” means the Company’s ordinary course of business, consistent with past practice, existing prior to the date of this Agreement.

(l) “Parties” means the Company, Parent and Merger Sub, and each shall be considered a “Party”.

(m) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(n) “Representatives” of a Person means such Person’s officers, directors, employees, attorneys, accountants, advisors, representatives and agents.

(o) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act.

(p) “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

9.4 Index of Defined Terms. Solely for convenience purposes, the following is a list of terms that are defined in this Agreement and the Section number where such definition is contained:

TERM:	SECTION:
Acquisition Proposal	6.5(a)(i)
Affiliate	9.3
Agreement	Preface
Agreement of Merger	1.3
Benefit Plans	3.12(a)
Business Day	9.3
California Secretary of State	1.3
Certificated Shares	2.2(b)
Certificates	2.2(b)
Certifications	3.5(a)
CGCL	Recitals
Closing	1.2
Closing Date	1.2
Code	2.2(f)
Company	Preface
Company Board	2.4
Company Board Approval	3.4(c)
Company Common Stock	2.1(b)
Company Contract	9.3
Company Disclosure Schedule	Article III
Company Financial Statements	3.5(b)
Company Intellectual Property	3.15(a)
Company Listed Contracts	3.9(b)
Company-Owned Intellectual Property	3.15(h)(i)
Company Permits	3.8(c)
Company Products	3.15(h)(ii)
Company Recommendation	6.5(f)
Company Registered Intellectual Property	3.15(a)
Company SEC Documents	3.5(a)
Company SEC Financial Statements	3.5(b)
Company Shareholder Approval	3.4(b)
Company Shareholders’ Meeting	6.2(a)
Company Stock Option Plans	9.3
Confidentiality Agreement	6.3
Contract	9.3
Controlled Group Member	3.10(a)(ii)
Copyrights	3.15(h)(iv)
Current Premium	6.9(b)
D&O Insurance	6.9(b)
Debt Obligations	3.9(a)(viii)

TERM:	SECTION:
Dissenting Shares	2.3
Dissenting Shareholders	2.3
Effective Time	1.3
End Date	8.1(b)(i)
Environmental Claims	3.16(d)(i)
Environmental Laws	3.16(d)(ii)
Environmental Permits	3.16(d)(iii)
Equity Benefit Plans	3.10(a)(i)
ERISA	3.10(a)(ii)
ERISA Benefit Plans	3.10(a)(ii)
Exchange Act	3.3(c)
Exchange Agent	2.2(a)
GAAP	3.5(b)
Governmental Entity	3.4(e)
Governmental Bid	3.20(a)(i)
Governmental Contract	3.20(a)(ii)
Hazardous Materials	3.16(d)(iv)
Indemnitees	6.9(a)
Intellectual Property	3.15(h)(iv)
Knowledge	9.3
Leased Premises	3.14(a)
Legal Requirement	9.3
Licensed Intellectual Property	3.15(a)
Liens	9.3
Material Adverse Effect	9.3
Merger	Recitals
Merger Consideration	2.1(b)
Merger Sub	Preface
Non-ERISA Benefit Plans	3.10(a)(iii)
Off-The-Shelf	3.15(h)(vii)
Option	9.3
Option Payment	2.4
Ordinary Course of Business	9.3
Parent	Preface
Parties	9.3
Patent Applications	3.15(h)(v)
Patents	3.15(h)(iv)
Per Share Price	2.1(b)
Merger Consideration	2.1(b)
Person	9.3
Potential Dissenting Shareholder	2.3
Potential Dissenting Shares	2.3
Proxy Statement	6.1(a)
Public Software	3.15(g)
Release	3.16(d)(v)

TERM:	SECTION:
Representatives	9.3
SEC	3.4(e)
Sarbanes-Oxley Act	9.3
Securities Act	3.3(b)
Shrinkwrap Software	3.15(h)(vii)
Software	3.15(h)(vi)
Subsidiary	9.3
Superior Proposal	6.5(a)(ii)
Surviving Corporation	1.1
Taxes	3.13(a)
Termination Fee	8.2(b)
Third Party	6.5(a)(i)
Trade Secrets	3.15(h)(iv)
Trademarks	3.15(h)(iv)
Voting Agreement	Recitals
WARN Act	3.11(d)

9.5 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

9.6 Facsimile; Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

9.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among all or some of the Parties with respect to the subject matter of this Agreement and (ii) except as provided in the provisions of Section 6.9, are not intended to confer upon any Person other than the Parties any rights or remedies.

9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any Party without the prior written consent of the other Parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective permitted successors and assigns.

9.10 Attorneys’ Fees. In the event of any legal proceeding or action brought by a Party against another Party, the unsuccessful Party must pay to the prevailing Party all costs and expenses, including, without limitation, reasonable attorneys fees, incurred by the successful Party in connection with such proceeding or action, all of which will be included in and as a part of the award rendered in such proceeding or action. For purposes of this Section 9.10, attorneys’ fees include, without limitation, fees incurred in connection with post-judgment and post-award actions.

9.11 Enforcement. The Parties agree that in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, monetary damages, even if available, would be an inadequate remedy. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy in any California State court or any Federal court of the United States of America sitting in the State of California to which they are entitled at law or in equity.

9.12 Indemnification. The Company represents and warrants that Parent shall not incur any liability in connection with the consummation of, or its attempt to consummate, the Merger to any third party with whom the Company or its Representatives have had discussions regarding the disposition of the Company’s stock or assets, and prior to the Closing, the Company shall indemnify, defend and hold harmless Parent and its Affiliates from any claims by or liabilities to such third parties, including any legal or other expenses incurred in connection with the defense of such claims.

9.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

NATEL ENGINEERING COMPANY, INC.,
a California corporation

By:	/s/ Sudesh K. Arora
Name:	Sudesh K. Arora
Its:	President

NATEL MERGER SUB,
a California corporation

By:	/s/ Sudesh K. Arora
Name:	Sudesh K. Arora
Its:	President

HYTEK MICROSYSTEMS, INC., a California corporation

By:	/s/ John F. Cole
Name:	John F. Cole
Its:	President and Chief Executive Officer

ANNEX B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of February 11, 2005, by and among NATEL Engineering Company, Inc., a California corporation (“Parent”), and the undersigned holder of shares, and/or options to purchase shares, of Company Common Stock (as defined below) (“Shareholder”).

RECITALS

A. Parent, Natel Merger Sub, a California corporation (“Merger Sub”), and Hytek Microsystems, Inc., a California corporation (the “Company”) are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) pursuant to which (but subject to its conditions) Merger Sub will merge with and into the Company (the “Merger”).

B. Parent is unwilling to expend the substantial time, effort and expense necessary to implement the Merger unless Shareholder enters into this Agreement.

C. Shareholder believes it is in Shareholder’s best interest as well as the best interest of the Company for Parent to consummate the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Certain Definitions. For purposes of this Agreement:

1.1 “Company Common Stock” shall mean the common stock, no par value per share, of the Company.

1.2 “Expiration Date” shall mean the earliest of: (i) the date upon which the Merger Agreement is validly terminated pursuant to Article 8 thereof; and (ii) the date upon which the Merger becomes effective.

1.3 Shareholder shall be deemed to “Own” or to have acquired “Ownership” of a security if such Shareholder is the record and/or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such security.

1.4 “Person” shall mean any individual, corporation, limited liability company, partnership, trust or other entity, or governmental authority.

1.5 “Subject Securities” shall mean: (i) all Company Common Stock Owned by Shareholder as of the date of this Agreement; and (ii) all additional shares of Company Common Stock over which Shareholder acquires Ownership during the period from the date of this Agreement through the Expiration Date, whether by exercise of an option or otherwise.

1.6 A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers, distributes or disposes of such security or any interest in such security; or (b) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

1.7 “Voting Shares” shall mean all outstanding Subject Securities with respect to which Shareholder has the power to direct voting.

Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2. Transfer of Subject Securities.

2.1 Transferee of Subject Securities to be Bound by this Agreement. Shareholder agrees that during the period from the date of this Agreement through the Expiration Date, Shareholder shall not cause or permit any Transfer of any of the Subject Securities to be effected unless each Person to which any of such Subject Securities, or any interest in any of such Subject Securities, is or may be Transferred shall have: (i) executed a counterpart of this Agreement; and (ii) agreed to hold such Subject Securities (or interest in such Subject Securities) subject to all of the terms and provisions of this Agreement (except (a) as may be specifically required by court order or by operation of law or (b) the Transfer, and all reasonably necessary action with respect to the Transfer, of any of the Subject Securities in connection with the exercise (cashless or otherwise) of options in an amount that is sufficient to satisfy the payment of any transaction costs and any tax liability incurred by Shareholder in connection with that exercise).

2.2 No Proxies with respect to Voting Shares; No Inconsistent Actions. Shareholder agrees that during the period from the date of this Agreement through the Expiration Date, Shareholder shall not (i) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Voting Shares or any interest therein; (ii) deposit any of the Voting Shares or any interest therein into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Voting Shares or any interest therein; or (iii) take any other action that would in any way restrict, limit or interfere with the performance of Shareholder’s obligations hereunder or the transactions contemplated hereby, in each case, to the extent inconsistent with Shareholder’s obligations under this Agreement.

3. Voting of Shares.

3.1 Voting. Shareholder agrees that during the period from the date of this Agreement through the Expiration Date:

(i) at any meeting of shareholders of the Company, however called, and at every adjournment or postponement thereof, Shareholder shall (a) appear at the meeting, or otherwise cause all Voting Shares Owned by Shareholder, to be counted as present thereat for purposes of establishing a quorum, (b) vote or cause all Voting

Shares Owned by Shareholder to be voted in favor of the adoption of the Merger Agreement and (c) vote or cause all Voting Shares Owned by Shareholder to be voted, against (1) any Acquisition Proposal, (2) any amendment of the Company’s Articles of Incorporation or Bylaws or other proposal, action or transaction involving the Company or any of its shareholders, which amendment or other proposal, action or transaction would reasonably be expected to preclude fulfillment of a condition precedent under the Merger Agreement to the Company’s or Parent’s obligation to consummate the Merger and (3) any dissolution, liquidation or winding up of the Company; and

(ii) in the event written consents are solicited or otherwise sought from shareholders of the Company with respect to the approval or adoption of the Merger Agreement or with respect to the approval of the Merger, Shareholder shall cause to be validly executed, with respect to all Voting Shares Owned by Shareholder as of the record date fixed for the consent to the proposed action, a written consent or written consents to such proposed action.

3.2 Grant of Proxy; Appointment of Proxy. Shareholder:

(i) hereby irrevocably grants to, and appoints, Parent and any nominee thereof, its proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Shareholder, to vote all Voting Shares Owned by Shareholder, or grant a consent or approval in respect of such shares, in connection with any meeting of the shareholders of the Company as specified in clauses (i) and (ii) of Section 3.1;

(ii) represents that any proxies heretofore given in respect of the Voting Shares Owned by Shareholder, if any, are not irrevocable, and that such proxies are hereby revoked;

(iii) hereby affirms that this proxy is coupled with an interest and is intended to be irrevocable in accordance with applicable law; and

(iv) hereby affirms that the proxy set forth in this Section 3.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Shareholder under this Agreement.

4. Other Agreements.

4.1 Waiver of Dissenter’s Rights. Shareholder agrees that Shareholder will not exercise any rights to dissent from the Merger or demand payment of Shareholder’s Subject Securities pursuant to Chapter 13 of the CGCL or any other similar provisions of law in connection with the Merger.

4.2 Disclosure. Shareholder hereby authorizes Parent and the Company (which is a third party beneficiary of this provision) to publish and disclose in the Proxy Statement (and all other documents and schedules filed with the SEC in connection with the Merger) the nature of Shareholder’s commitments, arrangements and understandings under this Agreement.

4.3 Options under the Company’s 1991 Directors’ Stock Option Plan. Shareholder hereby agrees that any unexpired and unexercised options under the Company’s 1991 Directors’ Stock Option Plan which he holds immediately prior to the Merger shall be cancelled, and consideration shall be paid therefor, on the terms and subject to the conditions provided in Section 2.4 of the Merger Agreement.

4.4 Further Assurances. At the reasonable request of Parent, Shareholder shall execute and deliver, or cause to be executed and delivered, such additional proxies, consents and other instruments, and shall take such further actions for the purpose of carrying out and furthering the intent of this Agreement.

5. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent as follows:

5.1 Authorization, etc. Shareholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and to perform Shareholder’s obligations hereunder. This Agreement has been validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.2 No Conflicts or Consents. The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Shareholder or by which Shareholder or any of Shareholder’s properties is bound; (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Shareholder is a party or by which Shareholder or any of Shareholder’s properties is bound; or (iii) except for applicable requirements, if any, of the Exchange Act, require any filing by Shareholder with, or any permit, authorization, consent or approval of, any Governmental Entity or other Person, in the case of each of (ii) or (iii) that, individually or in the aggregate, would adversely affect Shareholder’s ability to consummate any of the transactions contemplated hereby.

5.3 Title to Securities. (i) Shareholder holds of record, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances that would adversely affect the ability of Parent and Company to consummate the Merger or the exercise or fulfillment of the rights and obligations of the Company under the Merger Agreement or of the parties to this Agreement (collectively, “Liens”), the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on Exhibit A; (ii) Shareholder holds (free and clear of any Liens) the options and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on Exhibit A; (iii) Shareholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on Exhibit A; and (iv) Shareholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options and other rights specified on Exhibit A. Exhibit A also identifies the social security number of Shareholder and Shareholder’s state of residence. As of the date hereof, neither Shareholder nor any of Shareholder’s properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award that would prevent or materially delay the consummation of the transactions contemplated hereby.

5.4 Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Shareholder from acting in Shareholder’s capacity as a director or officer of the Company (it being understood that this Agreement shall apply to Shareholder solely in Shareholder’s capacity as a shareholder of the Company) or voting in Shareholder’s sole discretion on any matter other than those matters contemplated by Section 3.

6. Representations and Warranties of Parent. Parent hereby represents and warrants to Shareholder as follows:

6.1 Authorization, etc. Parent has all requisite power, authority and legal capacity to execute and deliver this Agreement and to perform Parent’s obligations hereunder. This Agreement has been validly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

7. Miscellaneous.

7.1 Notices . All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent, to:

Natel Engineering Co., Inc.
9340 Owensmouth Avenue
Chatsworth, CA 91311-6915
Attention: John W. Lowrey
Facsimile: (818) 734-6530

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP
1901 Avenue of the Stars, 16th floor
Los Angeles, CA 90067
Attention: Linda Michaelson, Esq.
Facsimile: (310) 228-3911

(b)	if to Shareholder: To the address set forth on Exhibit A hereof.

7.2 Independence of Obligations. The covenants and obligations of Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Shareholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Shareholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Shareholder.

7.3 Specific Performance. Shareholder agrees that in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, monetary damages, even if available, would be an inadequate remedy. Shareholder accordingly agrees that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy in any California State court or any Federal court of the United States of America sitting in the State of California to which Parent is entitled at law or in equity.

7.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Parent and Shareholder shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

7.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

7.6 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6.

7.7 Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.8 Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is commenced, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

7.9 Captions. The captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement

7.10 Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between Parent and Shareholder with respect to the subject matter of this Agreement.

7.11 Non-Exclusivity. The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement, and the obligations and liabilities of Shareholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations.

7.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Shareholder.

7.13 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by Shareholder without the prior written consent of Parent. This Agreement, together with any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by Parent without the prior written consent of Shareholder upon advance written notice to Shareholder. Any assignments in violation of the preceding sentences shall be void. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, Parent and Shareholder and their respective permitted successors and assigns.

7.14 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

7.15 Termination. This Agreement shall automatically terminate on the Expiration Date; provided, however, that the termination of this Agreement shall not relieve Shareholder from any liability for any previous breach of this Agreement.

7.16 No Exercise Requirement. Nothing in this Agreement shall obligate Shareholder to exercise or convert any options or other rights to acquire shares of Company Common Stock that are Owned by Shareholder.

7.17 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

7.18 Construction. For purposes of this Agreement, the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, Parent and Shareholder have caused this Agreement to be executed as of the date first written above.

NATEL ENGINEERING COMPANY, INC.

By:
Name:
Title:

SHAREHOLDER

By:
Name:

Exhibit A

Name of Shareholder: _______________________________________________________________________

Address of Shareholder: _____________________________________________________________________

Shareholder’s Social Security Number: _________________________________________________________

Shareholder’s State of Residence: ______________________________________________________________

Shares Held of Record by Shareholder: __________________________________________________________

Options and Other Rights held by Shareholder: ____________________________________________________

Additional Securities Beneficially Owned by Shareholder: ___________________________________________

ANNEX C

PERSONAL AND CONFIDENTIAL

February 8, 2005

Hytek Board of Directors

Hytek Microsystems, Inc.

400 Hot Springs Road

Carson City, Nevada 89706

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, no par value per share (the “Shares”) of Hytek Microsystems, Inc. (the “Company”), of the $2.00 per Share in cash to be received by such holders pursuant to the terms contained in the draft Agreement and Plan of Merger, dated as of February 8, 2005 (the “Agreement”), among Natel Engineering Company, Inc. (“Natel”), Target Merger Sub, a wholly owned subsidiary of Natel (“Merger Sub”), and the Company.

Douglas, Curtis & Allyn LLC and its affiliates have not acted as a financial advisor to the Company in connection with, nor have we participated in any of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, none of which are contingent upon consummation of the Transaction or upon the conclusion of our opinion, and the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

In connection with this opinion, we have reviewed, among other things, the Agreement; The Company’s Annual Reports on Form 10-KSB; Quarterly reports on Form 10-QSB; and certain internal financial analyses and forecasts for the Company prepared by its management, including certain cost savings and operating synergies projected by management of the Company to result from the Transaction. In that regard, we have assumed with your consent that the internal financial forecasts prepared by management of the Company, including cost savings and operating synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and that such forecasts will be realized in the amounts and time periods contemplated thereby. We also have held discussions with members of senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial conditions and future prospects and risks of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar financial and stock market information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the Company’s microelectronic circuits industry specifically and in other industries generally, and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, Natel or Merger Sub. Our opinion does not address the underlying business decision of the Company to engage in the Transaction. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $2.00 per Share in cash to be received by the holders of Shares pursuant to the terms contained in the draft Agreement dated February 8, 2005 is fair from a financial point of view to such holders.

Yours truly,

/s/ Douglas Curtis & Allyn LLC

Douglas Curtis & Allyn LLC

C - 2

ANNEX D

CALIFORNIA CORPORATIONS CODE

CHAPTER 13

CHAPTER 13. DISSENTERS’ RIGHTS

§ 1300. Rights to Require Purchase-“Dissenting Shares” and “Dissenting Shareholder” Defined.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a shortform merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301. Demand for Purchase.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within ten (10) days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within thirty (30) days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§ 1302. Endorsement of Shares.

Within thirty (30) days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303. Agreed Price-Time for Payment.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within thirty (30) days after the amount thereof has been agreed or within thirty (30) days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304. Dissenter’s Action to Enforce Payment.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305. Appraisers’ Report-Payment-Costs.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within ten (10) days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306. Dissenting Shareholder’s Status as Creditor.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307. Dividends Paid as Credit Against Payment.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308. Continuing Rights and Privileges of Dissenting Shareholders.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309. Termination of Dissenting Shareholder Status.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310. Suspension of Proceedings for Payment Pending Litigation.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311. Exempt Shares.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312. Attacking Validity of Reorganization or Merger.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or shortform merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or shortform merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon ten (10) days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

Preliminary Proxy Material

March 2, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

HYTEK MICROSYSTEMS, INC.

Proxy for Annual Meeting of Shareholders

The undersigned shareholder of Hytek Microsystems, Inc., a California corporation, hereby acknowledges receipt of the 2004 Annual Report to Shareholders and the Notice of Annual Meeting of Shareholders and Proxy Statement for the Annual Meeting of Shareholders of Hytek Microsystems, Inc. to be held on • at •, local time, at the Airport Plaza Hotel, located at 1981 Terminal Way, Reno, Nevada, and hereby appoints John F. Cole and Philip S. Bushnell, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at such meeting, and at any adjournment or adjournments thereof, and to vote all the shares of Common Stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth below:

1.	APPROVAL OF THE TERMS OF THE MERGER CONTAINED IN THE AGREEMENT AND PLAN OF MERGER DATED AS OF FEBRUARY 11, 2005, AMONG NATEL ENGINEERING COMPANY, INC., A CALIFORNIA CORPORATION, NATEL MERGER SUB, A CALIFORNIA CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF NATEL, AND HYTEK

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	ELECTION OF DIRECTORS

☐	FOR all nominees listed below (except as marked below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

To withhold authority to vote for any nominee, strike a line through the name of such nominee.

Ted E. Batchman; Robert J. Boschert; Philip S. Bushnell; Raymond J. Case; John F. Cole; Allen B. Gates; Edward Y. Tang

3.	PROPOSAL TO RATIFY THE APPOINTMENT OF MARK BAILEY & COMPANY LTD. AS THE COMPANY’S INDEPENDENT AUDITORS

☐	FOR	☐	AGAINST	☐	ABSTAIN

(Continued and to be signed on other side)

(Continued from other side)

Either of such proxies and attorneys-in-fact, or their substitutes, as shall be present and shall act at said meeting or any adjournment or adjournments thereof shall have and may exercise all the powers of said proxies and attorneys-in-fact hereunder.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s).

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ABOVE AND IN THE DISCRETION OF THE PROXIES AND ATTORNEYS-IN-FACT UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, AND ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

Dated:______________________________________

___________________________________________
(Signature of Shareholder)

___________________________________________
(Signature of Shareholder)
(This proxy should be marked, dated, signed by the shareholder(s) exactly as the name(s) appear on the stock certificate(s) and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.)